Exhibit 99.1

6308
6308
CP

DRIVEN TO DELIVER

2022 NOTICE OF ANNUAL AND SPECIAL MEETING AND MANAGEMENT PROXY CIRCULAR

2022 MANAGEMENT PROXY CIRCULAR TABLE OF CONTENTS

NOTICE OF 2022 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders

You are invited to our 2022 annual and special meeting of shareholders if you held common shares of Canadian Pacific Railway Limited (CP) at the close of business on February 28, 2022.

When Wednesday, April 27, 2022 9:00 a.m. (Mountain Daylight Time)	Where Virtual meeting via webcast online at https://web.lumiagm.com/471059918

We will cover six items of business:

1.	Receive the audited consolidated financial statements for the year ended December 31, 2021;
2.	Appoint the auditor;
3.	Amend the Management Stock Option Incentive Plan;
4.	Have a say on executive pay at CP;
5.	Have a say on CP’s approach to climate change; and
6.	Elect directors.

We will also consider other business that may properly come before the meeting.

In our continuing effort to reduce environmental impacts and improve sustainability, we have adopted the “notice and access” procedures permitted under applicable Canadian securities laws for distribution of the proxy circular and other related meeting materials to shareholders. Under the notice and access procedures, instead of sending paper copies of the proxy circular and related meeting materials, shareholders who hold shares as of February 28, 2022 will be able to access and review the materials online. Shareholders will receive a package with a notice and instructions of how to access the materials electronically on a website. The notice will also explain how to obtain a paper copy of the meeting materials upon request. For additional information, see Delivery of Meeting Materials and Voting Information on page 104 of the proxy circular.

We look forward to your participation in our virtual meeting on April 27, 2022.

Jeffrey Ellis

Corporate Secretary

Calgary, Alberta

March 14, 2022

About the information in this proxy circular

Note regarding presentation

Our shares are listed for trading on the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE). We are classified as a foreign private issuer pursuant to applicable U.S. securities laws and are therefore exempt from the proxy rules under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act). This document is prepared in compliance with applicable Canadian securities laws and regulations. Additionally, as a foreign private issuer, we are permitted to follow home country practice instead of certain governance requirements set out in the NYSE rules, provided that we disclose any significant differences between our governance practices and those required by NYSE rules on our website at investor.cpr.ca/governance.

Non-GAAP measures

This proxy circular includes certain measures that do not have a standardized meaning and are not defined by generally accepted accounting principles (GAAP) in the United States and, therefore, may not be comparable to similar measures used by other companies. These non-GAAP measures include adjusted operating income, adjusted operating ratio, adjusted diluted earnings per share (adjusted diluted EPS), adjusted return on invested capital (adjusted ROIC), free cash, and adjusted net debt to adjusted EBITDA included in the compensation discussion and analysis beginning on page 34. You can find more information about non-GAAP measures and the definitions of these measures on page 110.

Forward-looking information

This proxy circular contains certain forward-looking information and forward-looking statements (collectively, “forward-looking information”) within the meaning of applicable securities laws relating to our compensation programs, operations, anticipated financial performance, business prospects, planned capital expenditures and strategies, and board and committee composition and roles, among other things. This forward-looking information also includes, but is not limited to, statements about our expectations, beliefs, plans, goals, objectives, assumptions, information and statements about possible future events, conditions and results of operations or performance. Forward-looking information may contain statements with words such as “anticipate”, “believe”, “expect”, “plan” or similar words suggesting future outcomes.

Forward-looking information is based on current assumptions about our business and our strategy as well as economic, political, regulatory, market and environmental conditions affecting them. Although we believe the assumptions reflected in the forward-looking information presented in this proxy circular are reasonable as of the date hereof, there can be no assurance that they may prove to be correct. You should not put undue reliance on forward-looking information, as it is not a guarantee of future performance. Forward-looking information involves many inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information. This includes risks such as: changes in business strategies, general North American and global economic, credit and business conditions, changes in the availability and price of commodities, the effects of competition, industry capacity, shifts in demand, changes in laws and regulations, cost increases, claims and litigation, labour disputes, liabilities arising from derailments and the pandemic created by the outbreak of the novel strain of coronavirus (and the disease known as COVID-19) and its variants, among other things. The foregoing list of risks is not exhaustive.

These and other factors are detailed from time to time in reports we file with securities regulators in Canada and with the U.S. Securities and Exchange Commission (SEC) in the United States. You should refer to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations and Forward- Looking Information in our 2021 annual report on Form 10-K and to our risk factor and forward-looking information disclosure in our annual and interim reports filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

Forward-looking information is based on our current expectations, estimates and projections and it is possible we will not achieve these predictions, forecasts, projections and other forms of forward-looking information. We do not publicly update or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise, unless we are required to by applicable law.

2  CANADIAN PACIFIC

Explanatory notes

On April 21, 2021, the Company’s shareholders approved a five-for-one share split of the Company’s issued and outstanding shares (the share split). On May 13, 2021, the Company’s shareholders of record as of May 5, 2021 received four additional shares for every share held. Ex-distribution trading in the shares on a split-adjusted basis commenced on May 14, 2021. Proportional adjustments were also made to outstanding awards under the Company’s stock-based compensation plans in order to reflect the share split. All shares and notional units have been adjusted to reflect the share split, unless noted otherwise.

On September 15, 2021, CP entered into an Agreement and Plan of Merger (Merger Agreement) with Kansas City Southern (KCS) pursuant to which CP agreed to acquire KCS in a stock and cash transaction. On December 14, 2021, following approval of the transaction by the shareholders of both CP and KCS and satisfaction or waiver of all other conditions under the Merger Agreement, the acquisition of KCS was consummated and all outstanding stock of KCS was deposited into a voting trust and held by a single trustee as trust stock, pending final approval of the U.S. Surface Transportation Board (STB), expected in the fourth quarter of 2022. KCS’s management and Board of Directors will continue to steward KCS while it is in trust, pursuing its independent business plan and growth strategies. The trust is governed by a single trustee who is responsible to act in the interest of CP as the beneficial owner of the shares of KCS. As a result of KCS’s equity being held in trust, CP’s interest in KCS does not have the attributes of a typical equity holder as CP has no power to direct KCS’s activities during the trust period and therefore the trust is considered to be a variable interest entity for accounting purposes. For more information regarding the KCS acquisition, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Notice of Special Meeting and Management Proxy Circular dated November 1, 2021 in respect of the special meeting of shareholders held on December 8, 2021 in connection with the KCS acquisition.

In this document, unless indicated otherwise or the context otherwise requires:

•  “you” and “your” refer to shareholders of Canadian Pacific Railway Limited

•  “we”, “us”, “our”, “CP”, “Company” and “Corporation” refer to Canadian Pacific Railway Limited and, where applicable, its subsidiaries

•  “shares” means common shares of CP

•  “shareholders” means holders of our shares

•  “Board” means the Board of Directors of CP

•  all amounts are in Canadian dollars

•  any 2021 amounts paid in United States dollars (US$) have been converted to Canadian dollars using the Bank of Canada average exchange rate for the year ended December 31, 2021 ($1.2535 = US$1.00)

•  information in this document is as of March 14, 2022 unless otherwise indicated

For more information

You can find more information about CP, including our 2021 annual report, on our website (investor.cpr.ca), on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

You can also ask us for a free copy of the annual report by writing to:

Office of the Corporate Secretary

Canadian Pacific

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

2022 MANAGEMENT PROXY CIRCULAR  3

MESSAGE FROM THE CHAIR OF THE BOARD

Fellow Shareholders,

On behalf of the Board of Directors, I am pleased to invite you to CP’s 2022 annual and special meeting of shareholders at 9:00 a.m. (Mountain Daylight Time) on Wednesday, April 27, 2022. Despite the progress that has been made in respect of the COVID-19 virus, out of an abundance of caution, CP has chosen to hold its 2022 annual and special meeting in a virtual only format this year, which will be conducted via live webcast over the internet at:
https://web.lumiagm.com/471059918. Shareholders will be able to vote on all business brought before the meeting and submit questions for consideration as they would at an in-person shareholders meeting. Shareholders who usually vote by proxy ahead of the meeting will be able to do so in the usual way. More details about voting can be found at page 104 of this proxy circular.

Items at the meeting

At the meeting, you will vote on several items of business, including the election of directors, the “say on pay” non-binding advisory vote on executive compensation and a non-binding advisory vote on our approach to climate change. You will also be voting on replenishing our stock option pool, which we last did in 2011. We have also made a decision this year to change our registered public accounting firm. After 10 years with Deloitte LLP, we will be asking for shareholder approval to use Ernst & Young LLP as our auditors for the 2022 fiscal year. Your Board of Directors encourages you to vote in favour of all of the above resolutions.

A transformative year

Let me start by congratulating our President and CEO Keith Creel and the entire 12,000-strong CP family of railroaders for delivering a transformative year. CP reached a significant milestone when the acquisition of Kansas City Southern (KCS) was consummated and all outstanding shares were placed into a voting trust on December 14, 2021. The Board looks forward to supporting management with its efforts to move ahead with this opportunity to create the only single-line rail network connecting Canada, the U.S. and Mexico, a proposed combination that still requires regulatory approval from the U.S. Surface Transportation Board (STB). CP’s President and CEO, Keith Creel, was named 2021 CEO of the year and 2021 strategist of the year by the Globe and Mail’s Report on Business Magazine. He was also a co-recipient of Railway Age’s 2022 Railroader of the Year Award. Despite the many challenges this year that CP faced from floods and wildfires in Western Canada, the CP team continued to execute the precision scheduled railroading model to provide real, long-term value for customers, shareholders and employees alike.

CP’s 2021 full-year results increased its revenues to $8.0 billion from $7.7 billion in 2020. The operating ratio for the year was 59.9 percent, 57.6 percent on an adjusted basis and our diluted EPS increased to $4.18 from $3.59, while adjusted diluted EPS(1) increased to $3.76, from $3.53 in 2020(2). CP also continued to operate the safest railway in North America for the 16th consecutive year, as measured by Federal Railroad Administration (FRA)-reportable train accident frequency. This past year was also CP’s fifth consecutive year of improvement in personal injury rates; in 2021, FRA-reportable personal injuries declined by 17 percent to an all-time record-low of 0.92.

(1)

Adjusted diluted EPS and Adjusted Operating ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021

(2)

As a result of the five-for-one share split of the Company’s issued and outstanding common shares, which began trading on a post-split basis on May 14, 2021, per share amounts and all outstanding common shares have been retrospectively adjusted.

4  CANADIAN PACIFIC

Sustainability

In 2022, shareholders will also have an opportunity to provide feedback through CP’s first ever, non-binding advisory, “say on climate” vote, in which CP seeks shareholder approval of its approach to climate change as described in this proxy circular. We published our Climate Strategy in July 2021, which includes science-based greenhouse gas (GHG) emissions reduction targets. A copy of our Climate Strategy can be found at sustainability.cpr.ca. This past year, CP also introduced reporting aligned with the recommendations from the Task Force on Climate-related Financial Disclosures (TCFD) and our contributions towards the United Nations Sustainable Development Goals by identifying the goals which are most aligned with our business. CP’s focus on climate disclosure enhancements resulted in CP being named to the CDP A List for the first time and CP’s inclusion on the Dow Jones Sustainability North America Index (DJSI North America) for the second year in a row. CP’s approach to climate change has been meaningfully influenced by the discussions we have had with shareholders over the last number of years. This year’s “say on climate” vote will act as another mechanism by which shareholders can provide their feedback and prompt further dialogue on this important topic.

Governance

In the fourth quarter of 2021 and early 2022, as part of our annual shareholder engagement program, we met with a number of institutional shareholders representing over 35 percent of our outstanding shares. Among other things, we discussed climate change, executive compensation, diversity, corporate culture and the merger with KCS. We also reviewed with our shareholders, the previously announced terms of our amended CEO employment agreement, an agreement that will have him continue to lead CP until at least 2026. We appreciate the opportunity to engage with shareholders and to hear feedback on our performance, on executive compensation and other governance matters. Those engagement sessions helped us to solidify our path forward including changes to our long-term incentive program for management to ensure we are aligning incentives with performance while adapting to the unique circumstances of a transformational opportunity with KCS. More information on our shareholder engagement strategy is at page 20 of this proxy circular.

I encourage you to read about our nine director nominees, starting at page 21 of this proxy circular. Based on our collective director profiles you will see that we continue to be a board that values diversity of experience (including railway industry experience), gender and geography, with our directors coming from Canada and the United States. Upon final approval of our merger with KCS, which we expect to be in the fourth quarter of 2022, we will add four KCS directors to the CP Board.

This past year, the Corporate Governance and Nominating Committee changed its name to the Corporate Governance, Nominating and Social Responsibility Committee. The committee’s mandate now includes reviewing the corporation’s diversity and inclusion initiatives and reviewing reports from the corporation’s three diversity councils (Indigenous Relations, Gender and 2SLGBTQ+, and Racial Diversity). This year, the various committees held workplace educational sessions including on 2SLGBTQ+ issues, racial diversity issues and on Indigenous relations.

Directors Ed Monser and Rebecca MacDonald are stepping down from the Board. Both Ed and Rebecca have made significant contributions to the Board during their tenures and I want to thank each for their work on behalf of shareholders, including Ed’s service as our initial KCS Integration and Acquisition Committee Chair and Rebecca’s service as the Chair of the Corporate Governance, Nominating and Social Responsibility Committee since 2015.

I thank you for your ongoing commitment to CP and look forward to your participation in CP’s virtual shareholder meeting on April 27, 2022. In this proxy circular, you will find important information and instructions about how to participate at the virtual meeting. Please remember to vote your shares by proxy or online during the meeting. If you have any questions or require assistance voting, you can contact our strategic shareholder advisor and solicitation agent, Kingsdale Advisors at 1-866-879-7649 (toll free in North America) or at 416-867-2272 (for collect calls outside of North America and for banks and brokers) or by email at contactus@kingsdaleadvisors.com.

Sincerely,

Isabelle Courville

Board Chair

2022 MANAGEMENT PROXY CIRCULAR  5

MESSAGE FROM THE CHAIR OF THE MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

Fellow Shareholders,

CP’s Board of Directors and management team foster a culture of feedback and we work to reflect that culture with our shareholders by continuing to engage annually with institutional shareholders on topics including compensation and performance. In the fourth quarter of 2021 and early 2022, members of the Board met with institutional shareholders representing over 35 percent of CP’s shares outstanding to solicit feedback as we evolve our compensation practices to align with our changing circumstances.

Shareholder engagement

As we contemplate the KCS integration (subject to STB approval), it is important we consider the appropriate incentives and continue to pay for performance. Isabelle Courville, Chair of the Board, led our 2021 engagement program and I participated in every meeting. The table below is a summary of the feedback we received and actions we have taken:

What we heard	Actions we have taken	Where to learn more

Shareholders want us to secure and retain our industry leading management team

•   Secured Keith Creel’s commitment to CP through 2026 with a contract amendment including an upfront option grant

•   In the future the Board may consider retention tools for other key executives as appropriate

See Employment agreements on page 66 for more details

Shareholders understand our compensation plans need to evolve as we move through KCS integration

•  Replaced Return on Invested Capital (ROIC) with Free Cash Flow and Adjusted Net Debt to Adjusted EBITDA for the three-year performance share unit (PSU) performance period beginning in 2022(1)

•   Stated our intention to return to ROIC once significant headway has been made on the KCS integration

•   Replaced relative Total Shareholder Return (TSR) from Class I railroad ranking to the S&P 500 Industrials index

See New for 2022 PSU awards on page 50 for more details

Shareholders want to ensure the Board is monitoring and measuring the delivery of KCS transaction synergies (upon STB approval)

•   The Board has created a KCS Integration and Acquisition Committee to monitor and measure management’s progress

•   Upon receipt of STB control authorization, the Board is likely to add a performance metric tied to synergies in a future PSU grant

See Committee reports on page 31 for more details

(1)

Adjusted ROIC, Free cash and Adjusted net debt to Adjusted EBITDA are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

6  CANADIAN PACIFIC

CEO compensation changes

Keith Creel is highly regarded both as a railroader and as a leader in North America. Keith and his leadership team, along with the unique CP culture they created, have delivered remarkable results for CP shareholders in the last five years with approximately 150 percent growth in TSR, consistently outperforming the S&P/TSX Composite and the S&P 500 indices. On March 21, 2021, the Board took the critical step to retain Keith as we move through the KCS transaction by making amendments to his executive employment agreement with the intention of him continuing to lead CP until at least 2026. To maximize both retention and shareholder value creation as we embark on CP’s next chapter to create the first single-line rail network connecting North America, the Board implemented the following:

Executive employment agreement amendment	Retention	Shareholder value creation

A special upfront long-term incentive award of stock options to Keith valued at US$8.4 million, granted on March 27, 2021, announced in connection with the KCS merger on March 21, 2021.

Keith’s employment agreement has been amended to self-fund the March 27, 2021 upfront grant. We do not consider this grant to be additional compensation as his long-term incentive annual target has been and will be reduced by US$2.1M in each year of 2022, 2023, 2024 and 2025 to account for the upfront grant (an aggregate of US$8.4 million). While Keith’s annual long-term incentive grant value will be reduced, the composition will continue to align with CP’s executive long-term incentive program of 60 percent PSUs and 40 percent stock options.

If Keith voluntarily resigns or retires prior to January 31, 2026, any PSUs granted after March 1, 2021 will not be deemed “retirement-eligible” and consequently will be forfeited.

The rail industry continues to see significant change at the executive level as other railroads look to recruit key operating talent. As the architect of the historic agreement with KCS, Keith has been an unwavering visionary and a strong proponent of the pro-competitive CP-KCS combination. Keith’s extensive railroad operating knowledge, along with his past acquisition experience, will be instrumental for a successful integration with KCS, ultimately creating value for customers, employees and shareholders. The Board wanted to ensure Keith had a compensation package that would retain him and through him, his leadership team, during this transformational opportunity for CP.

Through shareholder engagements, CP has received strong support for the rationale and structure of the amendments made to Keith’s executive employment agreement. We believe the amendments to Keith’s agreement are in the best interest of shareholders and will work effectively to retain CP’s industry leading CEO for the next several years. The Board determined not to apply incremental performance conditions to the upfront stock option grant. The factors that influenced this decision include: firstly, the time-based retention was the Board’s priority as we move through this critical time in CP’s history and secondly, the stock option award aligns Keith’s interest with those of shareholders as he will only realize value if the share price appreciates beyond the grant price. Lastly, the Board remains highly respectful of the STB’s regulatory review process and did not wish to create incentives that presuppose the STB’s decision-making or could be misconstrued as incenting the wrong behaviours prior to control approval being granted. You can read more about Keith’s compensation and his contract amendment on pages 64 and 66.

2022 Long-term compensation

While the KCS transaction represents a generational milestone for CP, the impacts of KCS closing into voting trust have resulted in a reassessment of how best to align CP’s compensation plans with performance as well as to retain and motivate CP’s talented team of railroaders during this exceptional opportunity. After careful consideration and engagement, the Board approved near-term changes to the 2022 PSU plan design while retaining the current structure of the long-term incentive compensation program. The transaction-related impacts of the KCS acquisition (which include items such as timing uncertainty and purchase accounting implications) make ROIC goal-setting and performance tracking a near-term challenge. For the 2022 PSU award with a performance period ending in 2024, ROIC was replaced by a three-year cumulative free cash flow metric with an adjusted net debt to adjusted EBITDA (earnings before interest, tax, depreciation and amortization)(1) modifier to incentivize deleveraging of the balance sheet following the KCS transaction – something we believe is important to regulators, rating agencies and other key stakeholders.

(1)

Adjusted ROIC, Free cash and Adjusted net debt to Adjusted EBITDA are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

2022 MANAGEMENT PROXY CIRCULAR  7

Shareholders have told us they like ROIC as a long-term performance measure, and we do too. Our intent is to revert to ROIC as a PSU measure once significant headway has been made on the KCS integration. All weightings and payout factor ranges from our 2021 PSU awards will remain the same. We have summarized the changes to 2022 PSU plan design and the rationale supporting the changes in the table below:

Measure	2021 PSU	New for 2022 PSU	Why we are making the change

• Three-year average return on invested capital (ROIC)(1) Net operating profit after tax divided by average invested capital	70%	0%

•   While ROIC has been an excellent incentive for executives on the effective use of capital, transaction-related impacts make goal-setting and measuring ROIC performance a challenge

•   Expect to return to ROIC once significant headway has been made on the KCS integration

• Free Cash Flow(1) Cash from operating activities less cash used in investing activities(1) and • Adjusted Net Debt to Adjusted EBITDA(1) Adjusted net debt divided by Adjusted EBITDA modifier maximum of up to 1.5x	0%	70%	• A well understood measure that is less impacted than ROIC by the KCS transaction • Free cash will be integral to achieving CP’s commitment to rapid deleveraging through the end of 2023

•   Supports deleveraging of the balance sheet following the KCS transaction

•   Deleveraging is important to numerous stakeholders including regulators and credit rating agencies. Deleveraging enables CP to revisit dividend increases, buybacks and other forms of shareholder returns.

• TSR - Compound annual growth rate compared to S&P TSX 60	15%	15%	• No change to Canadian TSR comparator group

• TSR Compound annual growth rate compared to Class I railroads	15%	0%	• With KCS closing into trust in December of 2021, the TSR Class I comparator group has been reduced to four companies which is too small for meaningful evaluation of relative TSR performance

• TSR Compound annual growth rate compared to S&P 500 Industrials	0%	15%	• The S&P 500 Industrials, which is comprised of a range of industrial companies with similar macroeconomic exposures is to replace the TSR Class I comparator group

(1)

Adjusted ROIC, Free cash and Adjusted net debt to Adjusted EBITDA are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

Annual “say on pay” vote

On behalf of the Management Resources and Compensation Committee, I encourage you to take some time to read the compensation discussion and analysis, which starts on page 34, and invite you to vote on our approach to executive compensation at this year’s annual meeting.

We will continue to actively engage with shareholders, and plan to hold a say on pay vote every year. If you have any questions about the changes to our compensation program for 2022, or the compensation decisions we have made for 2021, you can contact me through the office of the Corporate Secretary at CP, or by sending an email to shareholder@cpr.ca. Your comments and feedback are welcome at any time.

Sincerely,

Matthew H. Paull

Chair, Management Resources and Compensation Committee

8  CANADIAN PACIFIC

MESSAGE FROM THE CHAIR OF THE RISK AND SUSTAINABILITY COMMITTEE

Fellow Shareholders,

CP’s commitment to managing risk and operating sustainably remains a key priority. Management has demonstrated strong sustainability performance this past year and continues to embed sustainability through the organization. Examples of our progress on integrating sustainability into the business are described throughout this proxy circular and in particular in the section on environmental and social governance starting at page 98.

Advancing our approach on climate change was of particular focus for the Risk and Sustainability Committee in 2021. The Risk and Sustainability Committee was instrumental in the review and approval of CP’s Climate Strategy and overseeing the establishment of science-based greenhouse gas (GHG) emissions reduction targets to guide CP’s progress on climate action. In addition, CP’s management team has continued to implement innovative solutions to reduce GHG emissions, including investments in the industry-leading Hydrogen Locomotive Program described at page 99 of this proxy circular. The Risk and Sustainability Committee will continue to oversee CP’s climate-related risks and opportunities.

This year, CP is asking shareholders to provide feedback through our first ever advisory “say on climate” vote approving the Company’s approach to climate change as disclosed in this proxy circular. I encourage you to vote in favour of the resolution, which is at page 18 of this proxy circular.(1)

2021 Highlights	Actions we have taken	Where to learn more

Published CP Climate Strategy

✓ CP published its Climate Strategy in July 2021 (which is available at sustainability.cpr.ca(2)). The Climate Strategy outlines CP’s approach to manage potential climate-related impacts across the business. The Climate Strategy is based upon a comprehensive scenario analysis and includes plans to reduce GHG emissions in line with science-based targets. These two targets address 100 percent of CP’s Scope 1 and Scope 2 emissions, and more than half of CP’s Scope 3 emissions. The targets are based on the most current approach available to the transportation sector through the Science Based Target Initiative (SBTi):

•    Locomotive target: reduce Scope 1, 2 and 3 GHG emissions intensity of locomotives in excess of 38 percent by 2030 against a 2019 baseline. This target has been validated by the SBTi.

•    Non-locomotive target: reduce absolute Scope 1 and Scope 2 GHG emissions from non-locomotive operations in excess of 27 percent by 2030 against a 2019 baseline.

page 98

Reported in alignment with the Task Force on Climate-related Financial Disclosures (TCFD)

✓ CP expanded its sustainability disclosure to include reporting aligned with the recommendations of the TCFD. CP has reported on the relevant aspects of governance, strategy, risk management, metrics and targets to help stakeholders understand CP’s climate-related risks and opportunities.

page 101

(1)

For more information regarding the risks associated to achieving CP’s GHG emissions reduction targets and climate goals, see pages 28-29 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	The Climate Strategy is available at sustainability.cpr.ca and is not incorporated by reference into this proxy circular.

2022 MANAGEMENT PROXY CIRCULAR  9

2021 Highlights	Actions we have taken	Where to learn more

Expanded the Hydrogen Locomotive Program

✓ CP made substantial progress implementing its innovative Hydrogen Locomotive Program. CP is working to develop North America’s first hydrogen-powered line-haul freight locomotive by retrofitting a diesel-powered locomotive with a combination of hydrogen fuel cells and battery technology to drive the locomotive’s electric traction motors. In November 2021, CP announced plans to expand the scope of the Hydrogen Locomotive Program to increase the number of locomotive conversions in the project from one to three and to add hydrogen production and fueling facilities. CP conducted a successful movement test on its first hydrogen locomotive in December 2021. As these locomotives become operational, CP will conduct rail service trials and qualification testing to evaluate the technology’s readiness for the freight-rail sector.

page 99

Completed the solar energy farm at Ogden campus

✓ In 2021, CP announced the completion of a solar energy farm installation at its Calgary headquarters. The project is one of the largest private solar farms in Alberta, Canada and generates more power than consumed annually by the main headquarters building. The solar energy farm generates up to five megawatts of electricity while avoiding an estimated 2,600 tonnes of carbon emissions a year, contributing to CP’s 2030 non-locomotive emissions reduction target.

page 100

Released CP’s 2020 corporate sustainability report

✓ In 2021, CP published its biennial corporate sustainability report highlighting the Company’s achievements on its journey to being sustainably driven.

✓ The report provides an overview of CP’s continued progress in three sustainability areas of focus: operating safety, maintaining operational excellence throughout the network, and managing the social impact of CP’s work. Further details can be found at page 103 of this circular.

✓ Our report includes sustainability disclosures prepared in alignment with the Global Reporting Initiative (GRI) Standards – Core option and the Sustainability Accounting Standards Board (SASB) Rail Transportation framework. We also introduced reporting on our contributions towards the United Nations Sustainable Development Goals (SDGs) and identified throughout the report the goals which are most aligned with our business.

page 100

Continued to receive positive ESG ratings and recognition

✓ Named to the CDP A List for Climate Change for the first time in 2021

✓ Placed on the DJSI North America for the second consecutive year

✓ Received an MSCI ESG rating of A for 2021

✓ Named top freight transportation company on Corporate Knights Global 100

✓ Received 2022 Industry Mover Status in S&P Global’s Sustainability Yearbook

✓ Awarded 2021 World Finance Sustainability Award for Transportation industry page 14

I am proud of the achievements this past year as we continue to enhance our commitment to critical environmental, social and governance matters.

If you have any questions about sustainability or our “progress on climate” actions, you can contact me through the Office of the Corporate Secretary at CP, or by sending an email to shareholder@cpr.ca.

Yours Sincerely,

Gordon T. Trafton

Chair, Risk and Sustainability Committee

10  CANADIAN PACIFIC

PROXY HIGHLIGHTS

You have received this management proxy circular (proxy circular) because you owned shares of CP at the close of business on February 28, 2022 and are therefore entitled to participate in our 2022 annual and special meeting of shareholders and vote your shares.

To continue to mitigate the risks associated with COVID-19, CP will hold its 2022 annual and special meeting (the meeting) in a virtual format which will be conducted via live webcast online. Shareholders will not be able to attend the meeting in person. Shareholders will, however, be able to vote on all business brought before the meeting and submit questions for consideration as they would at an in-person shareholders meeting. Shareholders that usually vote by proxy ahead of the meeting will be able to do so in the usual way.

You will be able to participate in the virtual meeting regardless of where you are located. Registered shareholders and duly appointed proxyholders will be able to participate in the meeting, participate in the question-and-answer session, and vote, all in real time, provided they follow the instructions in our proxy circular and are connected to the internet during the meeting. Non-registered (or beneficial) shareholders that have not appointed themselves or another person as their proxyholder will not be able to vote at the meeting, but will be able to participate in the meeting as guests.

In our continuing effort to reduce environmental impacts and improve sustainability, we have once again adopted the “notice and access” procedures permitted under applicable Canadian securities laws. Under the notice and access procedures, we can post electronic versions of the proxy circular and meeting materials online. Instructions for accessing these materials online will be mailed to shareholders in a notice. Shareholders can still obtain paper copies of the proxy circular and meeting materials upon request. For additional information, see Delivery of Meeting Materials and Voting Information beginning on page 104.

Management is soliciting your proxy for the meeting, to be held virtually via live webcast as outlined below.

We are soliciting proxies by mail, in person, by phone or by electronic communications and have retained Kingsdale Advisors (Kingsdale) as our strategic shareholder advisor and proxy solicitation agent in Canada and the United States. The fees paid to Kingsdale relating to their proxy solicitation services will be approximately $99,225. We will also reimburse them for disbursements and out-of-pocket expenses. We will also pay $8 for each shareholder call they make or receive and any other fees we agree to. You can find Kingsdale’s contact information inside the back cover of this proxy circular.

2022 Meeting details

  When

  Wednesday, April 27, 2022

  9:00 a.m. (Mountain

  Daylight Time)

  Where

  Virtual meeting

  via webcast online at

  https://web.lumiagm.com/
  471059918

  Method of Delivery

  Meeting materials are being
  delivered to shareholders
  under the “notice and
  access” provisions of
  applicable Canadian

  securities laws

Business of the meeting	Voting Recommendation	For more information

1. Receive the audited consolidated financial statements for the year ended December 31, 2021

The audited consolidated financial statements are included in our 2021 annual report, available under our corporate profile on SEDAR (www.sedar.com), EDGAR (www.sec.gov) and on our website (investor.cpr.ca).

page 15
2. Appoint the auditor The Board recommends you vote FOR the appointment of Ernst & Young LLP as CP’s new auditors.	FOR	page 15

3. Amendment to Management Stock Option Incentive Plan (MSOIP)

The Board recommends that you vote FOR an amendment to the MSOIP to increase the total number of shares available for issuance under the plan.

	FOR	page 16
4. Have a say on executive pay (advisory vote) We continue to engage with investors with respect to our compensation program. The Board recommends you vote FOR our approach to executive compensation.	FOR	page 17

5. Have a say on CP’s approach to climate change (advisory vote)

We continue to engage stakeholders including our shareholders, on our climate objectives and actions. The Board recommends that you vote FOR our approach to climate change.

	FOR	page 18

6. Elect nine directors

You will be asked to elect nine directors to serve on our Board this year. Each director nominee is qualified, experienced and committed to serving on the Board. The Board recommends you vote FOR each nominee.

	FOR	page 19

2022 MANAGEMENT PROXY CIRCULAR  11

Governance highlights

Our directors must have a mix of core skills and experience. Some the key skills our directors possess are below, along with our key governance policies and practices.

industry knowledge	accounting and financial literacy	senior executive leadership and strategic oversight

Director nominee statistics

•  Average age: 61.7

•  Average tenure: 5.2 years

•  Diversity: 44% women, 56% men (including 11% visible minority)

Key governance policies

and practices

•   Code of business ethics

•   Code of ethics for Chief Executive Officer and senior financial officers

•   Business ethics reporting policy

•   Majority voting policy

•   Disclosure and insider trading policy

•   By-Law No. 2 (Advance notice by-law)

•   Board diversity policy

•   Clawback policy

•   Shareholder engagement program

•   Board orientation and continuing
education for the Board

•  Independent Board assessment process

human resources and executive compensation experience	environmental, health and safety experience	risk management

Our 2022 director nominees

Name	Age	Director since	Position	Independent	Standing committee memberships(1)	2021 meeting attendance	2021 voting results (in favour)	Other public company boards

John Baird	52	May 2015	Chair of the Board, Canfor Corporation & Canfor Pulp Products Inc. Senior Advisor Bennett Jones LLP Former Minister Transport and Infrastructure, Canada		Corporate Governance, Nominating & Social Responsibility Risk and Sustainability	100%	99.40%	3
Isabelle Courville	59	May 2013	Chair, CP		Ex-officio member of all Committees	100%	99.52%	2
Keith Creel	53	May 2015	President and CEO CP		N/A	100%	99.78%	-
Jill Denham	61	Sep 2016	Chair of the Board LifeWorks Inc. Lead Director, Canaccord Genuity		Audit and Finance Management Resources and Compensation	100%	95.62%	3
Edward Hamberger	71	July 2019	Former President and CEO Association of American Railroads		Audit and Finance Risk and Sustainability	100%	99.84%	-
Matthew Paull	70	Jan 2016	Former Senior Executive Vice President and CFO McDonald’s Corporation		Management Resources and Compensation (Chair) Risk and Sustainability	100%	99.43%	1
Jane Peverett	63	Dec 2016	Former President and CEO BC Transmission Corporation		Audit and Finance (Chair) Corporate Governance, Nominating & Social Responsibility	100%	98.78%	3
Andrea Robertson	58	July 2019	President and CEO Shock Trauma Air Rescue Service		Management Resources and Compensation	100%	99.79%	-
Gordon Trafton	68	Jan 2017	Former Senior Vice President Canadian National Railway		Corporate Governance, Nominating & Social Responsibility Risk and Sustainability (Chair)	100%	99.82%	-

You can read more about each nominated director in the profiles beginning on page 23 and the skills matrix on page 94.

(1)	As of December 31, 2021.

12  CANADIAN PACIFIC

PROXY CIRCULAR

PROXY HIGHLIGHTS

Compensation highlights

Our executive compensation program is designed with a view to our commitment to align pay with performance, our business strategy and the interests of our shareholders.

performance targets support our strategy	emphasis on financial, safety, operational measures and customer satisfaction	focus on building shareholder value

Key compensation governance policies and practices

•   Pay for performance philosophy

•   Align with shareholder interests

•   Share ownership requirements

•   Performance-based vesting

•   Caps on incentive plan payouts

•   Independent advice from external consultants for the Management Resources and Compensation Committee and management

•   Shareholder engagement program

•   Executive compensation clawback policy

direct link between pay and performance	majority of executive pay is at risk	executives are CP shareholders

The table below shows how we have aligned our Named Executive Officers’ (NEOs) pay to performance in 2021.

Pay for performance alignment	How we do it
At-risk compensation	90 percent of CEO target compensation is at-risk 80 percent average of other NEO target compensation is at-risk
NEO’s performance assessments and accomplishments	Comprehensive review of NEO accomplishments starting on page 55

Incentive programs are tied to financial, operations, safety results and shareholder value creation:

•125 percent corporate performance factor for annual incentive

•200 percent payout for the 2019 PSUs

Explanation of how our target corporate performance results and relative total shareholder return (TSR) are tied to 2021 annual incentive and 2019 PSU payouts are on pages 46 and 54
Incentive payouts are formulaically determined	Descriptions of how we determine our short-term and long-term incentive awards are provided on pages 45 and 54

You can read more about executive compensation and the decisions made by the Management Resources and Compensation Committee and the Board in the compensation discussion and analysis beginning on page 34.

2022 MANAGEMENT PROXY CIRCULAR  13

  Environmental, Social and Governance highlights

released CP’s first Climate Strategy	completed installation of a solar energy farm at our Calgary headquarters	helped raise over $29 million through the CP Has Heart program to improve heart health since 2014

Key environmental, social and governance policies and practices

•  Released CP’s first Climate Strategy, outlining CP’s approach to managing climate-related impacts across the business and establishing ambitious science-based greenhouse gas (GHG) emissions reduction targets that cover 100 percent of our Scope 1 and 2 emissions.

•   Advanced our Hydrogen Locomotive Program to design and build North America’s first line-haul hydrogen-powered locomotive.

•   Expanded our sustainability disclosure to include reporting aligned with the recommendations from the Task Force on Climate-related Financial Disclosures (TCFD) and identify contributions to the United Nations Sustainable Development Goals (SDGs).

•   Placed the “Every Child Matters” orange locomotive into service on Canada’s first National Day for Truth and Reconciliation.

achieved 16th consecutive year with the lowest train accident frequency rate among Class I railways in North America	mobilized three diversity councils focused on Indigenous, racial and gender diversity	improved locomotive fuel efficiency by 44% from 1990 - 2021

Awards and Recognitions

CP is proud to have received several high-profile awards, rankings and other notable recognitions over the last year, including the following:

CP’s Solar Energy Farm received the 2021 Environmental Award by the Railway Association of Canada	CP was added to the Dow Jones Sustainability North America Index in 2021	CP was named to the CDP A List for Climate Change in 2021	CP was awarded with the 2022 Alberta’s Top Employer award	CP was named to the Global 100 Most Sustainable Corporations in 2022 by Corporate Knights

CP received an MSCI ESG Rating of A	CP was named Military Friendly Gold Top 10 Employer	CP was awarded ISS Prime Status for Corporate ESG Performance	CP received S&P Sustainability Yearbook Industry Mover Award	CP’s locomotive emissions reduction target validated by the Science Based Targets initiative (SBTi)

14  CANADIAN PACIFIC

PART II – BUSINESS OF THE SHAREHOLDER MEETING

You will vote on five items of business at the Meeting (items 2 - 6 below). Except as disclosed in this proxy circular, none of the Company’s directors or officers since the beginning of the last financial year, or the nominated directors or their respective associates or affiliates, have a material interest in any of the items that are being voted on.

1. Receive the financial statements

Our audited consolidated financial statements for the year ended December 31, 2021 and the auditor’s report thereon will be presented at the Meeting.

The audited consolidated financial statements are included in our 2021 annual report which is being distributed to shareholders using the “notice and access” procedures under applicable Canadian securities laws. The annual report is available on our website (investor.cpr.ca/financials), on SEDAR (www.sedar.com) and EDGAR (www.sec.gov) or you can ask our Corporate Secretary to send you a copy.

2. Appointment of auditor

You will vote on appointing Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm (auditor) for the fiscal year ending December 31, 2022. Deloitte LLP (Deloitte) served as CP’s auditor since 2011 and has audited our annual consolidated financial statements for the fiscal year ended December 31, 2021.

The Audit and Finance Committee of the Board conducted a review process to consider the selection of CP’s auditors for the fiscal year ending December 31, 2022. As a result of the various factors considered during the review process, the Audit and Finance Committee recommended to the Board that it was the appropriate time to change our auditor.

As a result of this review and recommendation of the Audit and Finance Committee, effective November 4, 2021, CP requested, upon recommendation and approval of the Audit and Finance Committee and the Board, that Deloitte resign as the Company’s auditor. This request is considered a “dismissal” (within the meaning given to that term in Item 304 of Regulation S-K). Deloitte’s resignation became effective upon the completion of its audit of CP’s financial statements for the fiscal year ended December 31, 2021.

On November 4, 2021, the Audit and Finance Committee approved the engagement of EY as CP’s auditor for the fiscal year ending December 31, 2022. In deciding to engage EY, the Audit and Finance Committee reviewed auditor independence and existing commercial relationships between CP and EY. The Audit and Finance Committee concluded that EY has no commercial relationship with CP that would impair EY’s independence as CP’s auditor. We expect representatives of EY to be present at the meeting, will be available to respond to appropriate questions at the meeting and will have an opportunity to make a statement if they desire to do so.

Deloitte’s independent audit reports on CP’s financial statements as of and for the fiscal years ended December 31, 2021, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2021, 2020 and 2019, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements, and no reportable events occurred as set forth in Item 304(a)(1)(v) of Regulation S-K.

CP requested that Deloitte fully respond to the inquiries of EY and provided Deloitte with a copy of the disclosures required by Item 304(a) of Regulation S-K. In accordance with the requirements of applicable U.S. securities laws, Deloitte furnished a letter

2022 MANAGEMENT PROXY CIRCULAR  15

to the U.S. Securities and Exchange Commission on November 10, 2021 regarding statements made by CP in connection with the Company’s Current Report on Form 8-K filed on November 10, 2021. A copy of such Current Report on Form 8-K is attached as Appendix A to this proxy circular.

The appointment of EY as the Company’s independent registered public accounting firm may be approved by any one or more shareholders voting FOR the proposal.

You may vote FOR or WITHHOLD your vote with respect to the appointment of EY as CP’s independent registered accounting firm.

Deloitte’s audit and non-audit fees are approved by the Audit and Finance Committee. You can read more about the Audit and Finance Committee on pages 32 and 87.

The table below shows the fees we paid to Deloitte in 2021 and 2020 for audit and non-audit services. Representatives of Deloitte will participate at the Meeting and will have an opportunity to make a statement and respond to any questions from shareholders.

For the year ended December 31	2021	2020
Audit fees for audit of our annual financial statements, reviews of quarterly reports and services relating to statutory and regulatory filings or engagements (including attestation services and audit or interim review of financial statements of certain subsidiaries and certain pension and benefits plans, and advice on accounting and/or disclosure matters)	$3,834,200	$3,842,100
Audit-related fees for services related to the audit but not included in the audit fees above, including securities filings	$545,700	$269,500
Tax fees for services relating to tax compliance, tax planning and tax advice	$224,700	$5,800
All other fees	$—	$—
Total	$4,604,600	$4,117,400

The Board recommends you vote FOR the appointment of EY as our auditor.

3. Amendment to Management Stock Option Incentive Plan

The management stock option incentive plan (option plan) is part of CP’s total compensation program for its key employees. It is intended to align the incentives of employees with the creation of value for shareholders over the long term. Details of the terms of the option plan are set out at page 51 of this proxy circular. The Board believes that it is appropriate to increase the number of shares available for issuance under the option plan to ensure that CP maintains a competitive total compensation program.

The Board, upon the recommendation of the Management Resources and Compensation Committee, has approved, subject to the approvals of the TSX and the shareholders at the Meeting, that the option plan be amended to increase the maximum number of shares available for issuance under the option plan, effective at and after April 27, 2022, by 20,000,000 shares.

At the meeting, the shareholders will be asked to consider and if deemed advisable, to approve, with or without variation, an ordinary resolution, the full text of which is set forth herein (the “Stock Option Plan Resolution”), to amend the option plan to increase the total number of shares available for issuance under the option plan by 20,000,000.

Other than the maximum number of shares available for issuance under the option plan, the terms of the option plan will remain unchanged upon the approval of the Stock Option Plan Resolution. Pursuant to applicable provisions of the TSX Company Manual and the terms of the option plan, shareholder approval is required to amend the option plan to increase the maximum number of shares available for issuance upon the exercise of options granted pursuant to the option plan. The TSX has conditionally approved the proposed amendment to the option plan, subject to approval of the Stock Option Plan Resolution by the shareholders and the satisfaction of other customary conditions.

16  CANADIAN PACIFIC

PROXY CIRCULAR

PART II – BUSINESS OF THE SHAREHOLDER MEETING

Shareholders initially approved the stock option plan on September 26, 2001 and have approved amendments on May 5, 2006, May 9, 2008 and May 12, 2011. The total number of shares available for issuance upon the exercise of options granted pursuant to the option plan was last approved by shareholders on May 12, 2011. At that time, the option plan was amended to increase the maximum number of shares reserved for issuance from 15,078,642 to 18,078,642 effective at and after May 12, 2011 (without making any adjustment to give effect to the share split). After giving effect to the share split completed on May 14, 2021, the total number of shares currently authorized for issuance under the option plan is 90,393,210.

Of the 90,393,210 shares currently authorized for issuance under the option plan, as at March 10, 2022, 79,839,911 shares have been issued as a result of the exercise of stock options and 8,045,667 shares are subject to outstanding stock options under the option plan. As of March 10, 2022, there were 2,507,632 shares which remained available for the grant of future stock option awards under the option plan.

The increase of the total number of shares available for issuance under the option plan will result in potential dilution of no more than 2.2% of the total number of issued and outstanding shares as of March 10, 2022.

You can read more about the option plan including information on the total number of shares available for issuance under the option plan as of December 31, 2021 beginning on page 51.

To be effective, the Stock Option Plan Resolution must be approved by a majority of the votes cast by shareholders in respect of the Stock Option Plan Resolution.

You can vote FOR or AGAINST on the following Stock Option Plan Resolution:

“RESOLVED that:

1.

The amendment to the Amended and Restated Management Stock Option Incentive Plan (the “Plan”) of Canadian Pacific Railway Limited (the “Company”), as more particularly described in the management information circular and proxy statement of the Company dated March 14, 2022, to increase by 20,000,000 the maximum number of common shares in the capital of the Company (“Common Shares”) reserved for issuance under the Plan effective at and after April 27, 2022, from 90,393,210 to 110,393,210, is hereby authorized and approved.

2.

Any director or officer of the Company is hereby authorized and directed to execute, whether under the corporate seal of the Company or otherwise, and to deliver all documents or instruments in writing and to do all such other acts and things as may be determined necessary or appropriate to carry out the terms of this resolution.”

The Board recommends you vote FOR the approval of the Stock Option Plan Resolution.

If shareholders do not approve the Stock Option Plan Resolution, the option plan will remain in effect in accordance with its present terms and without an increase to the number of shares available for issuance under the option plan.

4. Have a say on executive pay

You will have an opportunity to vote on executive pay at CP at the Meeting. As this is an advisory vote, the results are non-binding but will give the Board important feedback on our approach to executive compensation.

Last year, at our 2021 annual meeting, we received a 96.65 percent vote FOR on our non-binding advisory resolution on executive compensation. The Management Resources and Compensation Committee (Compensation Committee) continues to work hard to make sure our compensation program pays for performance, aligns with sound principles, supports long-term sustainable value, is clear and transparent and aligns with shareholder interests.

2022 MANAGEMENT PROXY CIRCULAR  17

You can vote FOR or AGAINST the following non-binding resolution on executive pay at CP as described in this proxy circular:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the Company’s approach to the compensation of the named executive officers of Canadian Pacific Railway Limited as disclosed in the Company’s proxy circular (which includes the compensation discussion and analysis, the compensation tables and the discussion accompanying the compensation tables) delivered prior to the 2022 annual and special meeting of shareholders.”

The Board recommends you vote FOR the advisory resolution approving the Company’s approach to executive compensation.

The Board will consider this year’s results, other feedback it receives, as well as best practices in compensation and governance when reviewing our executive compensation in the future.

You can read about executive compensation in the compensation discussion and analysis beginning on page 34.

5. Have a say on our approach to climate change

We are asking shareholders to vote on an advisory “say on climate” resolution approving the Company’s approach to climate change. The Board agreed to hold an advisory “say on climate” vote at the Company’s 2021 Annual and Special Meeting of Shareholders. The 2021 resolution to hold such a vote annually starting in 2022 passed with 85.36 percent support from shareholders.

The Company recognizes that climate change presents both risks and opportunities to its business. The Company released its first Climate Strategy in July 2021(1), outlining CP’s approach to managing climate-related impacts across the business and establishing ambitious science-based greenhouse gas (GHG) emissions reduction targets. An update on the Company’s progress and actions in 2021 on climate change is included in Part V of this proxy circular.

The Climate Strategy outlines our current science-based targets and strategy for reducing our GHG emissions:

•

Reduce Scope 1, 2 and 3 GHG emissions intensity of its locomotives in excess of 38 percent by 2030 against a 2019 baseline. Locomotive operations represent CP’s largest source of emissions. This target has been validated by the Science Based Targets initiative (“SBTi”).

•

CP seeks to support decarbonization across all its operations. Accordingly, CP also seeks to reduce absolute Scope 1 and Scope 2 GHG emissions from non-locomotive operations in excess of 27 percent by 2030 against a 2019 baseline.

The Board is asking shareholders to vote at the Meeting on the following advisory “say on climate” resolution.

“RESOLVED, on an advisory basis and not to diminish the roles and responsibilities of the Board of Directors, that the shareholders of Canadian Pacific Railway Limited (the “Company”) approve the Company’s approach to climate change as disclosed in this proxy circular.”

Although the vote is non-binding, the Risk and Sustainability Committee will review and consider the voting results when evaluating CP’s approach to climate change in the future. CP expects to inform shareholders about the results of that process and any actions CP may take in response.

The Board recommends you vote FOR the advisory resolution approving the Company’s approach to climate change.

You can read about CP’s approach to climate change in Part V of this proxy circular beginning on page 98.

(1)

A copy of the Climate Strategy is available on our website at sustainability.cpr.ca. You may also ask us for a copy of the Climate Strategy by writing to: Office of the Corporate Secretary, Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9. The Climate Strategy and information on our website is not incorporated by reference and is not a part of this proxy circular.

18  CANADIAN PACIFIC

PROXY CIRCULAR

PART II – BUSINESS OF THE SHAREHOLDER MEETING

6. Elect directors

Our governing documents require us to have between five and 20 directors on our Board.

Mr. Edward Monser and Ms. Rebecca MacDonald, who are current directors, have informed the Board that they will not be standing for re-election to the Board at the Meeting. Mr. Monser and Ms. MacDonald will continue to serve as members of the Board until the 2022 Meeting, when their current term as directors will expire.

Directors are elected for a term of one year until the close of our next annual meeting of shareholders, unless a director resigns or is otherwise removed earlier.

About majority voting

Our majority voting policy requires a nominee who does not receive at least a majority of for votes to immediately tender their resignation to the Board.

The Board will review the matter and announce their decision to accept or reject the resignation within 90 days of the Meeting and explain the reasons why. The Board will accept the resignation absent exceptional circumstances.

Each nominated director has expressed his or her willingness to serve on our Board. If before the Meeting, however, we learn that a nominee is unable to serve, the people named on your proxy or voting instruction form may be able to use their discretion to vote for another qualified nominee.

You can vote FOR or WITHHOLD your vote for each nominated director.

You can read more about the proposed Board and each nominated director beginning on page 23.

The Board recommends you vote FOR each nominated director.

Other Business

As of the date of this proxy circular, neither management nor the Board is aware of any other items of business that may properly be brought before the Meeting.

  Shareholder proposals

  If you want to submit a shareholder proposal for our 2023 annual meeting, it must be mailed to the Office of the Corporate
  Secretary, Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9, with a copy via email at
  shareholder@cpr.ca.

  The proposal must be submitted by no later than December 14, 2022. Note that under the Canada Business Corporations
  Act (CBCA), submitting a shareholder proposal does not guarantee that it will be included in the proxy materials.

2022 MANAGEMENT PROXY CIRCULAR  19

Communications and engagement

The Board believes in the importance of having regular and constructive communication with shareholders and other stakeholders to create an open, candid and productive dialogue.

The Board communicates information about the Board, individual directors, executive compensation, and our ESG initiatives and practices including our corporate governance practices through our annual proxy circular. Shareholders can also contact the Board directly with any questions or concerns. Letters or emails should be marked confidential and addressed to the Chair of the Board at the following address:

Chair of the Board

c/o Office of the Corporate Secretary

Canadian Pacific

7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9

Active shareholder engagement program

Since 2016, members of the Board have actively engaged with shareholders, proxy advisors and advocacy groups throughout the year. The meetings may cover a wide range of topics including executive compensation, Board composition and diversity, sustainability, executive retention and succession planning.

Or by email to: shareholder@cpr.ca or ocs@cpr.ca

You can communicate with the Chair of the Board anonymously, but we encourage you to identify yourself so we can acknowledge your communication.

The Board’s approach to shareholder engagement is summarized in the diagram below.

Shareholder engagement

In the fourth quarter of 2021 and early 2022, we met with our top institutional shareholders, representing over 35 percent of public float, to participate in virtual meetings. The meetings were conducted via Zoom and were attended by CP’s Chair of the Board, the Chair of the Risk and Sustainability Committee, the Chair of the Management Resources and Compensation Committee and a representative from CP’s Investor Relations department.

The objective of the meetings was to provide shareholders an update on CP’s Climate Strategy and seek feedback on proposed changes to executive compensation. Other topics of interest raised by shareholders included succession planning, diversity, corporate culture and the KCS transaction.

20  CANADIAN PACIFIC

ABOUT THE NOMINATED DIRECTORS

The Board is elected by shareholders to oversee

management and act in the best interest of the Company.

Key to proper stewardship is assembling a Board that is qualified, experienced, diverse and operates independently of management.

Independence

Eight of the nine nominated directors, including the Chair of the Board and all committee members, are independent. Mr. Creel is not independent because he is CP’s President and Chief Executive Officer.

Qualified and experienced

Our directors must have a mix of core skills and experience. Our director nominees have skills in the following areas:

industry knowledge	accounting and financial literacy	senior executive leadership and strategic oversight

human resources & executive compensation	environment, health & safety	risk management

For our detailed list of each director’s skills and qualifications and to learn more about their individual skills, see the skills matrix on page 94.

Diversity

The Governance Committee considers highly qualified candidates to be directors based on a balance of skills, background, experience and knowledge. The Committee also considers other factors such as age, gender, geographical representation from the regions in which we operate, cultural heritage (including Indigenous peoples and members of visible minorities) and different abilities (including persons with disabilities) of director candidates.

The director nominees have an average age of 61.7 years and an average tenure of 5.2 years. Four of the nine nominees (44%) are women. The Chair of the Board is a woman and at the end of 2021, half of our Board committees were chaired by women. In addition, one of our directors is a visible minority making the majority of the Board members of designated groups as defined in the Employment Equity Act (Canada).

For more information about Board diversity, see page 82. A copy of our Board of Directors Diversity Policy can be found at investor.cpr.ca/governance.

2022 MANAGEMENT PROXY CIRCULAR  21

Serving on other Boards

Canadian Pacific Railway Company is our principal operating entity in Canada and it directly or indirectly owns all of the voting shares of our other subsidiaries. Our directors serve as directors of Canadian Pacific Railway Limited and Canadian Pacific Railway Company (CPRC) and the two Boards meet concurrently. CPRC is a reporting issuer in Canada because of its outstanding public debt securities. None of the nominated directors serve on more than three other public company boards (see page 85 for more information on serving on other boards).

Meeting attendance

We expect directors to attend, in person, via telephone or videoconference, all Board meetings and all of their committee meetings.

Meeting materials are provided to directors in advance. If a director cannot attend a meeting, he or she can provide their comments to the Chair of the Board, committee chair or the Corporate Secretary beforehand and that person will ensure the comments and views are considered at the meeting.

2021 Board and standing committee attendance

Nominee directors attended 100 percent of the formally scheduled Board and standing committee meetings. The independent directors also met in camera without management present at each Board, Audit and Finance Committee and Compensation Committee meeting. Other committees also convened in camera from time to time.

In September 2021, directors approved minor changes to standing committee memberships to allow certain directors to become members of the special committee for the Kansas City Southern acquisition. Ms. Denham moved from the Risk and Sustainability Committee to the Management Resources and Compensation Committee while Ms. Robertson moved from the Risk and Sustainability Committee to the KCS Acquisition and Integration Committee (KCS Integration Committee). In September 2021, Mr. Monser left the Management Resources and Compensation Committee to become Chair of the KCS Integration Committee. Additional members of the KCS Integration Committee as of December 31, 2021 were the Chair of the Board, Mr. Trafton and Mr. Hamberger.

(1)	Ms. Courville is an ex-officio member of all standing Committees and may attend committee meetings at her discretion.
(2)	Ms. Denham moved from the Risk and Sustainability Committee to the Management Resources and Compensation Committee on September 29, 2021.
(3)	Ms. Robertson moved from the Corporate Governance, Nominating and Social Responsibility Committee to the KCS Acquisition and Integration Committee on September 29, 2021.
(4)

Please note that the totals in this chart reflect attendance for all formal Board and committee sessions. The Board and committees also met informally from time to time during the year to discuss various matters of importance.

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PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

         Director Profile Highlights

All of the individuals nominated for election to the Board are current directors and were elected at the last annual and special meeting of shareholders on April 21, 2021.

The nominated directors are qualified and experienced, possessing a broad range of skills that facilitate strong oversight of CP’s management and strategy and have agreed to serve on our Board.

Share Ownership

All directors are CP shareholders and must meet our director share ownership requirements within five years of joining the Board.

Share ownership listed here is as at February 28, 2022 and includes shares directors beneficially own or control, or hold directly or indirectly. Share ownership includes holdings under the Directors’ Deferred Share Unit (DDSU) plan.

See page 93 for full details on share ownership by our directors.

2021 Overall Attendance

The 2022 nominee directors attended all of their board and committee meetings in 2021.

Senior Executive Leadership Experience

All of the nominee directors have senior executive leadership experience.

Professional Affiliations

All of the 2022 nominee directors are members of the Institute of Corporate Directors.

Isabelle Courville Chair
Independent Age: 59 Director since: May 1, 2013 Residence: Rosemère, Québec, Canada 2021 voting results: 99.52% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing, and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

SNC-Lavalin Group Inc. (2017 to present)

•	Chair of Human Resources Committee
•	Member of Governance and Ethics Committee

Veolia Environment S.A. (2015 to present)

•	Chair Research, Innovation and Sustainable Development Committee
•	Member of Accounts and Audit Committee and the Nominations Committee

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance(1)

Board	14 of 14	100%
Audit and Finance	5 of 5	100%
Governance	3 of 3	100%
Compensation	3 of 3	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	President of Hydro-Québec Distribution and Hydro-Québec TransÉnergie (2007 to 2013)
•	20 years of experience in the Canadian telecommunications industry, including President of Bell Canada’s Enterprise Group (2003 to 2006) and President and Chief Executive Officer of Bell Nordiq Group (2002 to 2003)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Laurentian Bank of Canada (2007 to 2019) (Chair of the Board and member of Human Resources and Corporate Governance Committee)
•	Gecina S.A. (2016 to April 2017) (member of Audit Committee)
•	TVA Group (2013 to 2016) (member of Human Resources Committee)

OTHER EXPERIENCE

Other Boards - Current

•	Institute for Governance of Private and Public Organizations (IGOPP) (2016 to present) (member of Human Resources Committee)

Other Boards - Past

•	Institute of Corporate Directors (ICD) (2013 to 2017)

EDUCATION

•	Bachelor’s degree in Engineering Physics, École Polytechnique de Montréal
•	Bachelor’s degree in Civil Law, McGill University
•	Doctorate Honoris Causa, Université de Montréal
•	Fellow of the Institute of Corporate Directors

SHARE OWNERSHIP

Shares: 4,500

DDSUs: 56,719

Meets share ownership requirements

(1)	Ms. Courville is an ex-officio member of all standing committees and may attend committee meetings at her discretion.

2022 MANAGEMENT PROXY CIRCULAR  23

The Hon. John Baird, P.C.
Independent Age: 52 Director since: May 14, 2015 Residence: Toronto, Ontario, Canada 2021 voting results: 99.40% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Osisko Gold Royalties Ltd. (2020 to present)

•	Chair of Governance and Nomination Committee
•	Member of Environmental and Sustainability Committee

Canfor/Canfor Pulp (CPPI) (2016 to present)

•	Chair of the Board

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Governance	3 of 3	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	Senior Advisor at the law firm of Bennett Jones LLP and Eurasia Group (a geopolitical risk consultancy) (2015 to present)
•	Member of the International Advisory Board, Barrick Gold Corporation (2015 to present)

OTHER EXPERIENCE

Other Boards - Current

•	FWD Group Ltd./FWD Ltd. (2015 to present) (member of Audit Committee and Risk Management and Actuarial Committee)
•	PineBridge Investments (2015 to present)

Other experience

•	Served as Canadian Foreign Minister, Minister of Transport and Infrastructure, Minister of the Environment, and President of the Treasury Board during his three terms as a Member of the Canadian Parliament (2006 to 2015)
•	Appointed to the Privy Council in 2006
•	Former Minister of Community and Social Services and Minister of Energy in Ontario provincial legislature
•	Senior Advisor to Community Living Ontario, an organization that supports individuals with developmental disabilities
•	Advisory Board member to Prince’s Charities Canada, the charitable office of His Royal Highness, The Prince of Wales

EDUCATION

•	Honours Bachelor of Arts (Political Studies), Queen’s University

SHARE OWNERSHIP

Shares: 0

DDSUs: 33,603

Meets share ownership requirements

Keith E. Creel
Not Independent Age: 53 Director since: May 14, 2015 Residence: Wellington, Florida, U.S.A. 2021 voting results: 99.78% for

DIRECTOR SKILLS AND QUALIFICATIONS

President and Chief Executive Officer of CP since January 31, 2017. Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%

BUSINESS EXPERIENCE

•	President and Chief Executive Officer of CP (2017 to present)
•	President and Chief Operating Officer of CP (February 2013 to January 2017)
•	Executive Vice-President and Chief Operating Officer of Canadian National Railway Company (CN) (2010 to 2013)
•	Other positions at CN included Executive Vice-President, Operations, Senior Vice-President Eastern Region, Senior Vice-President Western Region, and Vice-President of CN’s Prairie division (2002 to 2010)
•	Superintendent and general manager at Grand Trunk Western Railroad (1999 to 2002)
•	Trainmaster and director of corridor operations at Illinois Central Railway prior to its merger with CN in 1999
•	Began his railroad career in 1992 as an intermodal ramp manager at Burlington Northern Railway in Birmingham, Alabama

INDUSTRY RECOGNITIONS

•	Named “2021 CEO of the Year and Strategist of the Year” by The Globe and Mail’s Report on Business magazine
•	Named “Railroader of the Year” for 2022 & 2021 by Railway Age magazine
•	Named “Railroad Innovator” for 2014 by Progressive Railroading in recognition of his leadership at CP

OTHER EXPERIENCE

Other Boards - Current

•	Member of the Board of TTX Company (a private company) (2014 to present)
•	Representative on American Association of Railroads

Other experience

•	Commissioned officer in the U.S. Army and served in the Persian Gulf War in Saudi Arabia

EDUCATION

•	Bachelor of Science in Marketing, Jacksonville State University
•	Advanced Management Program, Harvard Business School

SHARE OWNERSHIP

Shares: 72,960

DSUs: 162,447

Options: 3,474,287

Meets executive share ownership requirements (see page 37)

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PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

Gillian (Jill) H. Denham
Independent Age: 61 Director since: September 6, 2016 Residence: Toronto, Ontario, Canada 2021 voting results: 95.62% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, executive compensation/human resources, investment management, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Lifeworks Inc. (2008 to present)

•	Chair of the Board

Kinaxis Inc. (2016 to present)

•	Chair of Compensation Committee
•	Member of the Audit Committee and the Nominating and Governance Committee

Canaccord Genuity (2020 to present)

•	Lead Director

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Audit and Finance	6 of 6	100%
Compensation(1)	1 of 1	100%
Risk and Sustainability(1)	2 of 2	100%

BUSINESS EXPERIENCE

•	Vice-Chair, Retail Markets for Canadian Imperial Bank of Commerce (CIBC) (2001 to 2005)
•	Previously held senior positions at CIBC Wood Gundy and CIBC, including: Managing Director, Head of Commercial Banking and E-Commerce
•	President of Merchant Banking/Private Equity and Managing Director, Head responsible for CIBC’s European Operations

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	National Bank of Canada (2010 to 2020)
•	IHS Markit Ltd. (2014 to 2016)
•	Penn West Petroleum Ltd. (2012 to 2016)
•	Calloway Real Estate Investment Trust (2011 to 2012)

OTHER EXPERIENCE

Other Boards - Past

•	Centre for Addiction and Mental Health (CAMH) (2015 to 2019)
•	Ontario Teachers’ Pension Plan (2007 to 2010)

EDUCATION

•	Honours Business Administration (HBA) degree, Ivey Business School, Western University
•	MBA, Harvard Business School

SHARE OWNERSHIP

Shares: 0

DDSUs: 24,499

Meets share ownership requirements

Edward R. Hamberger
Independent Age: 71 Director since: July 15, 2019 Residence: Delray Beach, Florida, U.S.A. 2021 voting results: 99.84% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources transportation industry knowledge, governance, government/regulatory affairs and legal, risk management and strategic oversight.

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Audit and Finance	6 of 6	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	President and Chief Executive Officer, Association of American Railroads (1998 to 2019)
•	Served as Assistant Secretary for governmental affairs at the U.S. Department of Transportation (1987 to 1989)

OTHER EXPERIENCE

Other Boards - Current

•	Transportation Institute, University of Denver (2002 to present)

Other Boards - Past

•	Business Advisory Committee, Kellogg School of Management, Northwestern University (2000 to 2019)
•	TTCI (Chair of the Board) (1998 to 2019)
•	Railinc Corporation (1998 to 2019)
•	Mineta Transportation Institute, San Jose State University (2005 to 2019)
•	Baker Donelson, Management Committee (1989 to 1998)

EDUCATION

•	Juris Doctor, Georgetown University
•	Master of Science, Foreign Service, Georgetown University
•	Bachelor of Science, Foreign Service, Georgetown University

SHARE OWNERSHIP

Shares: 0

DDSUs: 8,587

Has until July 2025 to meet share ownership requirements

(1)	Ms. Denham moved from the Risk and Sustainability Committee to the Management Resources and Compensation Committee on September 29, 2021.

2022 MANAGEMENT PROXY CIRCULAR  25

Matthew H. Paull
Independent Age: 70 Director since: January 26, 2016 Residence: Wilmette, Illinois, U.S.A. 2021 voting results: 99.43% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, executive compensation/human resources, investment management, governance, government/regulatory affairs and legal, risk management and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Air Products & Chemicals Corporation (2013 to Present)

•	Chair of Audit and Finance Committee
•	Member of Corporate Governance and Nominating Committee and Executive Committee

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Compensation (Chair)	3 of 3	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	Senior Executive Vice-President and Chief Financial Officer of McDonald’s Corporation (2001 until his retirement in 2008)
•	Before joining McDonald’s in 1993, was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career and consulted with many leading multinational corporations

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Chipotle Mexican Grill Inc. (2016 to 2020) (member of Compensation Committee)
•	Best Buy Co. (2003 to 2013) (Lead independent director and chair of Finance Committee)
•	WMS Industries Inc. (2012 to 2013)
•	KapStone Paper and Packaging Corporation (2010 to 2018)

OTHER EXPERIENCE

Other Boards - Current

•	Pershing Square Capital Management, L.P. (2008 to present) (member of Advisory Board)

EDUCATION

•	Master’s degree in Accounting, University of Illinois
•	Bachelor’s degree, University of Illinois

SHARE OWNERSHIP

Shares: 15,190

DDSUs: 36,713

Meets share ownership requirements

Jane L. Peverett
Independent Age: 63 Director since: December 13, 2016 Residence: West Vancouver, British Columbia, Canada 2021 voting results: 98.78% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, environment, health & safety, executive compensation/human resources, governance, government/regulatory affairs and legal, risk management and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

CIBC (2009 to present)

•	Chair of the Corporate Governance Committee
•	Member of Audit Committee

Northwest Natural Gas Company (2007 to present)

•	Chair of Audit Committee
•	Member of Governance, Organization and Executive Compensation Committee

Capital Power Corporation (2019 to present)

•	Member of People, Culture and Governance Committee and the Health, Safety and Environment Committee

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Audit and Finance (Chair)	6 of 6	100%
Governance	3 of 3	100%

BUSINESS EXPERIENCE

•	President & Chief Executive Officer of BC Transmission Corporation (electrical transmission) (2005 to 2009)
•	Vice-President, Corporate Services and Chief Financial Officer of BC Transmission Corporation (2003 to 2005)
•	President of Union Gas Limited (a natural gas storage, transmission and distribution company) (2002 to 2003)
•	Other positions at Union Gas Limited: President & Chief Executive Officer (2001 to 2002); Senior Vice-President Sales & Marketing (2000 to 2001) and Chief Financial Officer (1999 to 2000)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Encana Corp. (2003 to 2017)
•	Postmedia Network Canada Corp. (2013 to 2016)
•	Hydro One Limited (2015 to 2018)

OTHER EXPERIENCE

Other Boards - Current

•	CSA Group (2019 to present) (Chair of the Board)
•	British Columbia Institute of Corporate Directors Advisory Board

EDUCATION

•	Bachelor of Commerce degree, McMaster University
•	Master of Business Administration degree, Queen’s University
•	Certified Management Accountant
•	A Fellow of the Society of Management Accountants
•	Holds the ICD.D designation from the Institute of Corporate Directors

SHARE OWNERSHIP

Shares: 0

DDSUs: 25,759

Meets share ownership requirements

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PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

Andrea Robertson
Independent Age: 58 Director since: July 15, 2019 Residence: Calgary, Alberta, Canada 2021 voting results: 99.79% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, and strategic oversight.

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Governance(1)	2 of 2	100%
Compensation	3 of 3	100%

BUSINESS EXPERIENCE

•	President & Chief Executive Officer, Shock Trauma Air Rescue Service (STARS) (2012 to present)
•	President & Chief Operating Officer, STARS (2011 to 2012)

OTHER EXPERIENCE

Other Boards - Current

•	The Calgary Airport Authority (2017 to present)
•	University of Alberta, Faculty of Medicine & Dentistry (2021 to present)

Other Boards - Past

•	Bow Valley College (2015 to 2018)
•	United Way (2007 to 2013)

EDUCATION

•	Executive Leadership, Harvard University
•	ICD.D Rotman School of Business
•	Masters in Health-Care Administration, Central Michigan University
•	Baccalaureate of Nursing, University of Calgary
•	Executive Fellowship, Wharton University

SHARE OWNERSHIP

Shares: 0

DDSUs: 8,563

Has until July 2025 to meet share ownership requirements

Gordon T. Trafton
Independent Age: 68 Director since: January 1, 2017 Residence: Naperville, Illinois, U.S.A. 2021 voting results: 99.82% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	14 of 14	100%
Governance	3 of 3	100%
Risk and Sustainability (Chair)	3 of 3	100%

BUSINESS EXPERIENCE

•	Consultant, Brigadier Consulting (2014 to 2015)
•	Consultant, CP (2013)
•	Special Advisor to the Canadian National Railway (CN) leadership team (2009 to his retirement in 2010)
•	Senior Vice-President Strategic Acquisitions and Integration, CN (2009 to 2010)
•	Senior Vice-President, Southern Region, CN (2003 to 2009)
•	Vice-President, Operations Integration, CN (2001 to 2003)
•	Vice-President, Transportation and IT Services, Illinois Central Railroad (1999 to 2001)
•	Held a number of leadership positions with Illinois Central Railroad and Burlington Northern Railroad

OTHER EXPERIENCE

Other Boards - Current

•	Leeds School of Business Advisory Board, University of Colorado Boulder (2012 to present)
•	Sacred Cow Consulting, Inc., Advisory Board (2020 to present)

EDUCATION

•	Bachelor of Science, Transportation Management from the Leeds School of Business, University of Colorado Boulder

SHARE OWNERSHIP

Shares: 0

DDSUs: 25,550

Meets share ownership requirements

(1)	Ms. Robertson moved from the Corporate Governance, Nominating and Social Responsibility Committee to the KCS Acquisition and Integration Committee on September 29, 2021.

2022 MANAGEMENT PROXY CIRCULAR  27

Other than as disclosed below, none of the nominated directors is, or has been in the last 10 years:

(a)  a director, chief executive officer or chief financial officer of a company that:

•  was subject to a cease trade or similar order or an order that denied the issuer access to any exemptions under securities legislation for over 30 consecutive days, that was issued while the proposed director was acting in that capacity, or

•  was subject to a cease trade or similar order or an order that denied the issuer access to an exemption under securities legislation for over 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in that capacity

(b)  a director or executive officer of a company that, while that proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets,

(c) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets, or

(d)  subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities commission.

Ms. Denham served as a director of Penn West Petroleum Ltd. (now Obsidian Energy Ltd.) from June 2012 to June 2016, which was subject to cease trade orders on its securities following the July 2014 announcement of the review of its accounting practices and restatement of certain of its financial statements. Those cease trade orders ended on September 23, 2014.

Ms. Peverett was a director of Postmedia Network Canada Corp. (Postmedia) from April 2013 to January 2016. On October 5, 2016, Postmedia completed a recapitalization transaction under a court-approved plan of arrangement under the CBCA. Approximately US$268.6 million of debt was exchanged for shares that represented approximately 98% of the outstanding shares of Postmedia at that time. Postmedia repaid, extended and amended the terms of its outstanding debt obligations.

Additional information about current directors not standing for election

On January 28, 2022, Ed Monser, who had served as a director since December 2018, informed the Board that he would not be standing for re-election at the Meeting. On February 17, 2022, Rebecca MacDonald who had served as a director since May 2012, informed CP that she would not be standing for re-election at the Meeting. Both Mr. Monser and Ms. MacDonald will continue to serve as members of the Board until the 2022 Meeting, when their current terms will expire.

28  CANADIAN PACIFIC

PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

2021 Director compensation and changes to director compensation in 2022

The Governance Committee reviews director compensation every two to three years based on the directors’ responsibilities, time commitment and the compensation provided by comparable companies. Each director is paid an annual retainer of US$200,000. Committee chairs receive an additional US$30,000 per year and the Board Chair receives an additional annual retainer of US$195,000(1). No changes were made to the director compensation program in 2021.

In January 2022, the Governance Committee reviewed director compensation levels, including compensation levels for directors at other similarly situated peers. Based on the recommendations from the Board’s compensation consultant, the Governance Committee recommended that the Board increase the annual director retainer from US$200,000 to US$280,000. The annual committee chair retainers for the Compensation Committee and the Audit and Finance Committee were increased from US$30,000 to US$40,000. No changes were made to the additional annual Board Chair retainer or the retainers for other committee chairs.

We paid directors a total of $2,921,886 in 2021 as detailed in the table below. Directors receive a flat fee retainer to cover their ongoing oversight and responsibilities throughout the year and their attendance at Board and committee meetings.

Directors receive 100 percent of their annual retainer in director deferred share units (DDSUs) until they have met their share ownership requirements. After that, directors are required to receive at least 50 percent of their compensation in DDSUs. The total represents the approximate dollar value of DDSUs credited to each director’s DDSU account in 2021, based on the closing fair market value of our shares on the grant date plus the cash portion paid if a director elected to receive a portion of compensation in cash.

As of January 1, 2022, the directors now are required to hold five times the new annual retainer (totaling US$1.4 million) in shares prior to being able to elect to take a portion of their annual retainer in cash (up to 50%) and in shares.

Mr. Creel does not receive director compensation because he is compensated in his role as President and CEO (see pages 55 and 64 for details).

All figures in the chart below are in Canadian dollars.

Name	Share-based awards(1),(3) ($)	All other compensation(2),(3) ($)	Total ($)
John Baird	251,940	1,000	252,940
Isabelle Courville	497,582	1,000	498,582
Jill Denham	251,940	1,000	252,940
Edward Hamberger	250,700	1,253	251,953
Rebecca MacDonald	289,731	1,000	290,731
Edward Monser	250,700	1,253	251,953
Matthew Paull	288,305	1,253	289,558
Jane Peverett	289,731	1,000	290,731
Andrea Robertson	251,940	1,000	252,940
Gordon Trafton	288,305	1,253	289,558

(1)

The value of the share-based awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) using the grant date fair value, which is prescribed by the DDSU Plan.

(2)

Each director was provided with a $1,000 donation, in local currency, to the charity of their choice in December 2021 in gratitude for their year of service. This amount appears under All other compensation.

(3)

All directors were paid in U.S. dollars and the value of their share-based awards, and cash and other payments, as applicable, have been converted to Canadian dollars using the 2021 average exchange rate of $1.2535.

You can read more about our director compensation program beginning on page 88.

(1)	Board Chair compensation for 2021 is an aggregate total of the Director retainer fee of US$200,000 plus the Chair of the Board retainer fee of US$195,000 totaling US$395,000.

2022 MANAGEMENT PROXY CIRCULAR  29

Incentive plan awards

Outstanding share-based awards and option-based awards

The table below shows all vested and unvested equity incentive awards that are outstanding as of December 31, 2021.

On July 21, 2003, the Board suspended any additional grants of options under the director stock option plan and there are no outstanding options under that plan.

Non-employee directors are not granted stock options under the stock option plan.

	Share-based awards
Name	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)(1)
John Baird	-	-	3,051,014
Isabelle Courville	-	-	5,149,923
Jill Denham	-	-	2,224,461
Edward Hamberger	-	-	781,631
Rebecca MacDonald	-	-	6,116,040
Edward Monser	-	-	1,032,355
Matthew Paull	-	-	3,341,679
Jane Peverett	-	-	2,338,823
Andrea Robertson	-	-	777,515
Gordon Trafton	-	-	2,325,620

(1)

Calculated based on the closing price of our shares on December 31, 2021 on the TSX ($90.98), in the case of directors resident in Canada, and on the NYSE (US$71.94) which was converted to Canadian dollars using the year-end exchange rate of $1.2678, in the case of the directors resident in the U.S.

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PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

Board and Committee reports overview

The Board has four standing committees to assist it in fulfilling its duties and responsibilities:

•  Audit and Finance Committee

•  Corporate Governance, Nominating and Social Responsibility Committee (Governance Committee)

•  Management Resources and Compensation Committee (Compensation Committee)

•  Risk and Sustainability Committee

Each committee has terms of reference approved by the Board that set out the committee’s responsibilities. Each committee is satisfied that it has fulfilled all of its responsibilities in 2021. All committee memberships are as of December 31, 2021.

Independence

Each committee is made up solely of independent directors, according to the independence criteria of the NYSE corporate governance rules and applicable Canadian securities laws.

Meeting in camera

Each committee has the opportunity to meet in camera, without management present. In camera sessions are required at the end of each meeting of the Audit and Finance Committee, the Compensation Committee and the Board.

You can read about each director in the profiles beginning on page 23. Copies of the terms of reference for the Board and committees are available on our website (investor.cpr.ca/governance).

Board of Directors 2021

•  The Board had 14 formal meetings this year and numerous informal discussions via conference call and zoom over the course of the year.

•  Our Board of directors approved all quarterly results (as recommended by the Audit and Finance Committee) and our annual results.

•  The Board also approved our 2021 operating and capital budget and multi-year plan.

•  The Board unanimously approved our historic merger with Kansas City Southern. The Board also approved all committee resolutions where applicable as well as capital projects

• The Board recommended a share split on a 5:1 basis. Such change was subsequently approved at the 2021 Annual and Special Shareholders meeting

•  The Board continuously reviewed our response to the COVID-19 pandemic throughout 2021

KCS Acquisition and Integration Committee

In September 2021, the Board established a special committee of the Board of Directors for the purpose of overseeing the acquisition and integration of Kansas City Southern. The members as of December 31, 2021 were as follows:

2021 MEMBERS

Edward Monser (Chair)

Isabelle Courville

Edward Hamberger

Andrea Robertson

Gordon Trafton

The KCS Integration Committee had one formal meeting in 2021 and additional informal meetings to discuss matters before the Committee.

Corporate Governance, Nominating and Social Responsibility Committee

Responsible for monitoring and assessing the functioning of the Board and committees and for developing and implementing good corporate governance practices, identifying qualified director candidates and recommending director nominees for election to the Board. Also has oversight responsibility in respect of major issues of public policy relevant to our business and reviews and assesses initiatives of the Corporation related to social responsibility and diversity and inclusion.

MEMBERS

Rebecca MacDonald (Chair)

John Baird

Isabelle Courville (ex-officio)

Jane Peverett

Gordon Trafton

2021 HIGHLIGHTS

Three formal meetings in 2021 in addition to a number of informal meetings to discuss the matters before the Committee.

Corporate governance

•	Reviewed and updated the terms of reference for the Board and committees
•	Updated committee name
•	Updated committee mandate to review diversity and inclusion initiatives and to review social responsibility initiatives.
•	Reviewed and confirmed the position descriptions for the Board Chair, CEO and committee chairs
•	Reviewed and approved updates to the directors travel expense reimbursement policy
•	Received regular updates on Diversity and Inclusion from management
•	Reviewed compensation for directors, committee chairs and the Board Chair.

Board performance

•	Set Board goals for 2021 relating to strategic planning, Board succession, shareholder engagement, director education and mentorship
•	Engaged external consultant to evaluate the performance of the Board and directors
•	Engaged in a peer review process as part of the director evaluation process

Board composition for 2021

•	Reviewed the director skills matrix to make sure that the current directors have the integrity, skills and experience to meet the Board’s needs
•	Updated the Board on the process for identifying potential new director candidates who meet our needs

Director development

•	Renewed our membership in the Institute of Corporate Directors for all directors

2022 MANAGEMENT PROXY CIRCULAR  31

Audit and Finance Committee

Responsible for fulfilling all public company audit committee legal obligations and assists the Board in fulfilling its oversight responsibilities in relation to the disclosure of financial statements and information derived from them, including the review and integrity of the financial statements, the integrity and quality of our financial reporting and internal controls, our compliance with applicable legal and regulatory requirements, the qualifications, independence, engagement, compensation and performance of the external auditor, and the performance of our internal audit function. The Audit and Finance Committee is also responsible for assisting the Board with oversight of additional matters including financing plans and programs, financial risks and contingent exposures, and the pension plans sponsored by the Company. The Audit and Finance Committee has in camera meetings with the external auditor, internal Audit and the Chief Financial officer at each meeting. In addition, the Audit and Finance Committee holds in camera sessions at each meeting.

The Audit and Finance Committee has been established in accordance with the Exchange Act, NYSE standards and National Instrument 52-110 Audit Committees.

MEMBERS

Jane Peverett (Chair)

Isabelle Courville (ex-officio)

Jill Denham

Edward Hamberger

Edward Monser

All members of the Audit and Finance Committee are ”financially literate” as required by the NYSE and applicable Canadian securities laws. Of the current Audit and Finance Committee members, Ms. Peverett, Mr. Monser and Ms. Courville have been determined to be “audit committee financial experts” as defined by the SEC.

2021 HIGHLIGHTS

Six formal meetings in 2021 in addition to a number of informal meetings to discuss the matters before the Committee.

External auditor

•	Oversaw the pre-approval of audit and non-audit services provided by the external auditor, including a discussion on which non-audit services the external auditor is prohibited from providing
•	Reviewed the performance of the external auditor and recommended to the Board the appointment of the company’s new external auditor for fiscal year 2022
•	Overseeing process to change external auditors from Deloitte LLP to Ernst & Young LLP
•	Reviewed the non-audit review reports of the auditor of our interim financial statements each quarter
•	Received assurance from the external auditor that the annual audit was performed in a manner consistent with accepted standards
•	Met with the external auditor to discuss independence and other required matters under the Public Company Accounting Oversight Board (PCAOB) standards governing communications with audit committees
•	Received the external auditor’s written disclosure required by the PCAOB about its communication regarding independence
•	Reviewed the formal statement from the external auditor confirming its independence and the policies regarding hiring of the external auditor’s employees or former employees
•	Reviewed the external auditor’s annual audit plan
•	Approved the external auditor’s annual compensation
•	Reviewed accounting and disclosures impacts specific to the acquisition of KCS

Risk oversight

•	Reviewed and monitored our material financial disclosure
•	Confirmed our audit committee financial experts
•	Met with the Chief Legal Officer to review all legal and regulatory matters and claims that could have a material impact on our financial position

Financial disclosure review and internal controls

•	Met with management, internal auditor and the external auditor to review the adequacy and effectiveness of the financial reporting process, the internal control procedures and the disclosure controls
•	Reviewed our procedures for receiving and addressing complaints on accounting, internal accounting controls or auditing matters
•	Reviewed and recommended for Board approval the interim financial reports on Form 10-Q and quarterly earnings releases
•	Reviewed management methodologies for critical accounting estimates
•	Reviewed management progress on adoption of future accounting standards
•	Met with management and external auditor to review our annual audited consolidated financial statements and then recommended them to the Board for approval and to be included in our annual report on Form 10-K

Internal audit

•	Reviewed and approved the internal auditor’s annual audit plan
•	Reviewed reports and recommendations on internal audit issues, and monitored how management responded to any issues identified by the internal auditor
•	Received updates from the internal auditor quarterly
•	Reviewed process for receiving, retaining and resolving complaints received on the Company’s alert line
•	Reviewed the effectiveness of select cybersecurity controls
•	Directly oversaw the internal audit function, its performance, activities, organizational structure, leadership and the skills and experience of the group

Pension plans

•	Reviewed 2020 pension plan financial statements and external auditor’s reports
•	Approved appointment of auditor for the defined benefit, defined contribution and secondary pension plans
•	Reviewed pension plan performance for the Canadian defined benefit and the U.S. defined benefit pension plans
•	Reviewed and approved changes to the Statement of Investment Policies and Procedures

On January 25, 2021, the Audit and Finance Committee updated the written policy for pre-approving audit and non-audit services by the external auditor. See page 109 to read more about the policy. In October 2021, the Audit and Finance Committee updated its mandate to clarify its role in appointing, compensating and overseeing the work of the Corporation’s public accounting firm.

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ABOUT THE NOMINATED DIRECTORS

Management Resources and Compensation Committee

Responsible for fulfilling public company compensation committee legal obligations and assisting the Board with the appointment and compensation of executive officers, overseeing our compensation philosophy and programs including incentive and retirement plans, establishing performance objectives and evaluating performance of certain senior officers, reviewing our organizational health and the succession plans for senior officers.

MEMBERS

Matthew Paull (Chair)

Isabelle Courville (ex-officio)

Jill Denham

Rebecca MacDonald

Andrea Robertson

2021 HIGHLIGHTS

Three formal meetings in 2021 in addition to a number of informal meetings to discuss the matters before the Committee.

CEO performance and compensation

•	Reviewed the assessment process and established performance objectives for the year
•	Evaluated the CEO’s performance and recommended his compensation to the Board

Executive compensation

•	Compensation comparator peer group in 2021 remains the same with the exception of KCS which is no longer part of the comparator group with the close of the KCS transaction into voting trust on December 14, 2021
•	In early 2021, reviewed the compensation programs and recommended the Board approve:
•	the 2020 short-term incentive plan payout
•	the 2018 performance share unit (PSU) payout which vested on December 31, 2020
•	the 2018 special retention grant
•	the short-term incentive plan metrics for 2021
•	the 2021 long-term incentive plan grants
•	Assessed CEO and other management retention risks
•	Reviewed CEO and NEO 2021 performance objectives and goals
•	Reviewed the CEO’s assessment of the NEOs and other direct reports of the CEO and recommended their 2021 compensation to the Board
•	Reviewed executive share ownership guidelines and monitored compliance
•	Reviewed progress to promote diversity and inclusion

Succession planning

•	Reviewed the succession plans for the CEO and other management roles, including the process for identifying, developing and retaining executive talent

Risk oversight

•	Continued oversight of comprehensive compensation risk with the review of the executive compensation program, incentive plan design and policies to reward performance and align management interests with shareholders’ interests

You can read about compensation governance on page 38 and executive compensation generally beginning on page 34.

Risk and Sustainability Committee

Responsible for assisting the Board in its oversight responsibilities with respect to our strategic and integrated risk practices, the robustness of our safety and environmental processes and systems and the long-term sustainability model for the conduct of our business.

MEMBERS

Gordon Trafton (Chair)

John Baird

Isabelle Courville (ex-officio)

Edward Hamberger

Matthew Paull

2021 HIGHLIGHTS

Three formal meetings in 2021 including a number of informal meetings to discuss the matters before the Committee.

Oversight of risk and safety

•	Reviewed management’s approach on safety matters, including safety management systems, disability management, technical training and operating practices and rules
•	Reviewed management’s risk structure and its ability to manage and respond to risk
•	Reviewed risk mitigation matters including risk management, casualty management, security and damage prevention
•	Reviewed the Company’s insurance strategy to mitigate and transfer risks
•	Reviewed emergency response processes
•	Reviewed rail technology and innovations and their role in managing risk and enhancing safety
•	Received updates from management on transportation of hazardous materials
•	Reviewed summary of Safety Management Systems (SMS)/Risk Reduction Program in Canada and the U.S.

Oversight of sustainability

•	Committee Chair engaged top shareholders in discussions, including on Environmental, Social and Governance matters
•	Received regular sustainability updates from management
•	Reviewed entry onto the Dow Jones Sustainability Index (DJSI)
•	Reviewed CP alignment to the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD)
•	Reviewed ESG ratings and management’s ESG related plans
•	Reviewed scenario analysis to improve awareness of climate-related risks and opportunities facing CP
•	Reviewed and approved CP’s Climate Strategy including science-based emissions reduction targets to guide decarbonization activities through 2030
•	Received updates from management on CP’s Hydrogen Locomotive Program
•	Received updates on management initiatives to reduce greenhouse gas emissions, including management’s installation of a solar field to power CP’s corporate head office in Calgary, Alberta

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PART III – EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy circular.

Our executive compensation program is designed to pay for performance, to align management interests with our business strategy and the interests of our shareholders, and to engage and retain our executives. This section of our proxy circular provides shareholders with descriptions of our compensation programs and 2021 compensation decisions for our Named Executive Officers (NEOs), listed below.

2021 NAMED EXECUTIVE OFFICERS
Keith E. Creel President and Chief Executive Officer
Nadeem S. Velani Executive Vice-President and Chief Financial Officer
John K. Brooks Executive Vice-President and Chief Marketing Officer
Mark A. Redd Executive Vice-President Operations
Jeffrey J. Ellis Chief Legal Officer and Corporate Secretary

Where to find it

Compensation Discussion & Analysis	34
Our Approach to Executive Compensation	35
Compensation Governance	38
Compensation Programs	43
2021 Executive Compensation	44
Named Executive Officer Profiles	55
Share Performance	63

Executive Compensation Details	64
Summary Compensation Table	64
Incentive Plan Awards	67
Retirement Plans	71
Termination and Change in Control	74
CEO Pay Ratio	76

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PART III – EXECUTIVE COMPENSATION

Our approach to executive compensation

Our executive compensation program supports our operations-focused culture, is linked to the critical metrics that drive the achievement of our strategic plan without taking on undue risk, and is designed to create long-term sustainable value for our shareholders. The key elements of our approach to executive compensation include:

•	competitive market pay practices to attract and retain talent
•	a compensation mix that is incentive-driven with a large proportion of total direct compensation that is variable or “at-risk” to support our pay for performance culture
•	compensation components paying out over multiple performance periods to link to our short and long-term business strategy
•	aligning management’s interests with those of our shareholders through equity-based compensation and share ownership guidelines

We have five key foundations designed to focus us on our goal of being the best railroad company in North America:

The Compensation Committee reviewed and approved changes to our executive compensation programs in 2016 for the 2017 program year in response to shareholder feedback. Since that time we have continued to monitor the effectiveness of our executive compensation programs in supporting our pay for performance philosophy and commitment to create long-term value for our shareholders. Our unwavering commitment to safety is also at the forefront of design considerations as evident in our short-term incentive plan where 20 percent of the target opportunity is based on our performance against rigorous safety goals.

Compensation mix

Attracting and retaining high performing executives is key to our long-term sustainable growth and success. Built into our compensation pay mix is a significant emphasis on incentive-driven pay where the proportion of at-risk pay increases by level. Executives earn more if we perform well, and less when performance is not as strong. A significant component of executive at-risk pay is equity-based compensation, which links directly to the value of our shares, ensuring alignment with the interest of our shareholders. We also require our executives to own CP equity and our share ownership guidelines increase by executive level (see page 37).

2021 total target direct

compensation mix

for our NEOs are

shown in the graph.

For 2021, 90 percent of

our CEO’s total target

direct compensation

and an average of

80 percent for our

other NEOs was at risk.

2022 MANAGEMENT PROXY CIRCULAR  35

Benchmarking

Our comparator group in 2021 remains the same, however with the close of the KCS transaction into voting trust on December 14, 2021, KCS has been removed from the comparator group going forward. Our comparator group consists of companies we compete with for talent. It includes Class I railroad peers as well as 11 capital-intensive Canadian companies. For certain positions within the organization, we apply a heavier weighting to Class I railroad peers; however, we consistently review alignment and compensation practices against our comparator group.

Our 2021 compensation comparator group is as follows:

Class I railroads	Capital Intensive Companies in Canada

BNSF Railway Company	Barrick Gold Corporation	Kinross Gold Corporation

Canadian National Railway Company	BCE Inc.	Rogers Communications Inc.

CSX Corporation	Cenovus Energy Inc.	Suncor Energy Inc.

Kansas City Southern	Enbridge Inc.	TC Energy Corporation

Norfolk Southern Corporation	Fortis Inc.	TELUS Corporation

Union Pacific Corporation	Imperial Oil Limited

Compensation pays out over time

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Executives are CP shareholders

We require executives and senior management employees to own equity in the Company so they have a stake in our future success. Share ownership requirements are set as a multiple of base salary and increases by level. The ownership requirement must be achieved within five years of being appointed to their position and can be met by holding shares or deferred share units (DSUs). Notional shares in the form of performance share units (PSUs), restricted share units (RSUs), and stock options are not considered for ownership requirement. The CEO must maintain the ownership level of six times his base salary for one year after he retires or leaves CP. Once executives have met their initial shareholding requirements, they are required to maintain compliance, which is reported annually to the Compensation Committee.

Executives have the opportunity to participate in the Senior Executives’ DSU Plan (see page 72 for further plan details). DSUs are redeemed for cash after the executive retires or leaves the Company, with (i) Canadian-resident executives being entitled to elect a date of payment between the date that is six months following their departure from the Company and December 15th of the following calendar year, in compliance with Canadian tax rules; and (ii) U.S. resident executives being paid six months after their departure from the Company, in compliance with U.S. tax regulations.

The table below shows the ownership requirement by executive level, applicable to 105 executives and senior management employees in 2021. In support of our commitment to align executive compensation with shareholder interests and market competitive practices, the Board approved a change in share ownership requirement for the Executive Vice-President level from three times to four times annual base salary in 2021.

Executive Level	Ownership requirement (as a multiple of base salary)

Our NEOs are compliant with ownership guidelines:

•  Mr. Creel, Mr. Velani, Mr. Redd and Mr. Ellis have achieved their ownership requirements.

•  Mr. Brooks is expected to meet his ownership requirement within the specified period.

CEO	6x
Executive Vice-President	4x
Senior Vice-President	2x
Vice-President	1.5 to 2x
Senior management	1x

Equity ownership (at February 28, 2022)

Executive	Requirement (as a multiple of salary)	Minimum ownership value ($)(1)	Shares ($)	Deferred share units ($)	Total ownership value ($)(2)	Total ownership (as a multiple of salary)

Keith Creel	6x	9,142,560	8,357,306	14,497,050	22,854,356	15.00x

Nadeem Velani	4x	3,330,624	255,757	3,239,889	3,495,646	4.20x

John Brooks	4x	3,098,312	1,063,168	1,495,529	2,558,697	3.30x

Mark Redd	4x	2,996,728	1,979,420	1,466,240	3,445,660	4.60x

Jeffrey Ellis	2x	1,210,000	516,323	1,466,295	1,982,618	3.28x

(1)	Minimum ownership values for Mr. Creel, Mr. Brooks and Mr. Redd have been converted to Canadian dollars using an exchange rate of 1.2698.
(2)

Total ownership values for Mr. Creel, Mr. Brooks and Mr. Redd are based on US$70.28, the closing price of our shares on the NYSE on February 28, 2022 and have been converted to Canadian dollars using an exchange rate of $1.2698. Values for Mr. Velani and Mr. Ellis are based on $89.25, the closing price of our shares on the TSX on February 28, 2022.

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Compensation governance

Disciplined decision-making process

Executive compensation decisions involve management, the Compensation Committee and the Board. The Compensation Committee also receives advice and support from external consultants from time to time, including their advisor Frederic W. Cook & Co., Inc. (FW Cook). Management receives advice and support from Willis Towers Watson, external consultants.

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Qualified and experienced 2021 Compensation Committee

The Compensation Committee is responsible for our compensation philosophy, strategy and program design. The Compensation Committee consists of five independent directors. The Compensation Committee has the relevant skills, background and experience to carry out its duties. The table below shows the key skills and experience of each member:

(1)	Ms. Denham joined the Compensation Committee on September 29, 2021.
(2)	Mr. Monser ceased to be a member of the Compensation Committee on September 29, 2021.

Compensation Committee members also have specific human resources and compensation-related experience, including:

•	direct responsibility for executive compensation matters
•	membership on human resources committees
•	compensation plan design, administration, compensation decision-making, risk management and understanding the Board’s role in the oversight of these practices
•	understanding the principles and practices related to leadership development, talent management, succession planning and employment contracts
•	engagement with investors on compensation issues
•	financial literacy, oversight of financial analysis related to compensation plan design and practices
•	pension benefit oversight, investment management
•	recruitment of senior executives

The Compensation Committee has no interlocks or insider participation. None of the members were employed by or had any relationship with CP during 2021 requiring disclosure under Item 404 or Item 407(e)(4) of Regulation S-K of the Exchange Act. You can read about the background and experience of each member in the director profiles beginning on page 23.

All of the Compensation Committee members other than Mr. Paull and Ms. Denham are members of the Governance Committee. In addition, Ms. Courville and Ms. Denham are also members of the Audit and Finance Committee, and Ms. Courville, Ms. Denham and Mr. Paull are also members of the Risk and Sustainability Committee. This cross-membership provides directors with a broader perspective of risk oversight and a deeper understanding of our enterprise risks, ultimately strengthening overall risk management.

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Independent advice

The Compensation Committee and management retain separate independent executive compensation advisors to provide advice on compensation-related matters and to avoid any conflicts of interest:

Compensation Committee advisor FW Cook	Management Compensation advisor Willis Towers Watson

•  Compensation Committee retains FW Cook to act as an independent compensation advisor, attending committee meetings (unless otherwise requested by the Committee Chair)

•  the Compensation Committee approves all compensation-related fees and work performed by FW Cook

• management engages Willis Towers Watson to provide market survey data, analysis and advice to management related to compensation matters

The next table below shows the fees paid to FW Cook and Willis Towers Watson in 2020 and 2021 for compensation advisory services.

	2021		2020

	Committee advisor	Management advisor	Committee advisor	Management advisor

Fees	FW Cook(1)	Willis Towers Watson	FW Cook(1)	Willis Towers Watson

Executive compensation-related fees	$226,608	$88,394	$188,473	$67,743

Other fees	$0	$1,525,184	$0	$2,882,009

Total fees	$226,608	$1,613,578	$188,473	$2,949,752

(1)	FW Cook fees have been converted to Canadian dollars using the average exchange rate for 2021 of $1.2535

Fees paid

In 2021, $88,394 was paid to Willis Towers Watson for compensation advisory services provided to management. Fees paid to Willis Towers Watson for all services provided to management, including actuarial and pension consulting, corporate risk and insurance brokering services were $1,613,578. The total executive compensation fees represent 5 percent of the total fees in 2021.

Compensation risk

Effective risk management is integral to achieving our business strategies and to our long-term success. The Board believes that our executive compensation program should not increase our risk profile. The Compensation Committee is responsible for overseeing compensation risk. It reviews the executive compensation program, incentive plan design and our policies and practices to ensure they encourage the right decisions and actions to reward performance and align management interests with shareholder interests.

Incentive plan targets are linked to our corporate objectives and our corporate risk profile. The Compensation Committee believes that our approach to goal setting, establishing performance measures and targets and evaluating performance results helps mitigate risk-taking that could reward poor judgment by executives or have a negative effect on shareholder value.

Regular risk review

The Compensation Committee conducts a comprehensive compensation risk review approximately every two years to ensure that we have identified the compensation risks and have appropriate measures in place to mitigate those risks. An independent consultant assists the Compensation Committee with the review, which includes oversight of:

•	the targets for the short-term incentive plan (STIP) and PSU plan, anticipated payout levels and the risks associated with achieving targeted performance
•	the design of the long-term incentive awards, which reward sustainable financial and operating performance
•	the compensation program, policies and practices to ensure alignment with our enterprise risk management practices

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A detailed risk assessment of our compensation plans, programs and practices was conducted in 2019 by Willis Towers Watson. The Committee reviewed Willis Towers Watson’s findings and agreed that our compensation policies and programs did not encourage excessive risk-taking that could have material adverse effects on CP. A subsequent risk assessment was expected to be completed in 2021, however in light of the Merger Agreement between CP and KCS, and after consultation with Willis Towers Watson, management determined that a risk assessment would be more pertinent to be completed in 2022.

Managing compensation risk

We mitigate risk in three ways:

1. Plan Design

•  we use a mix of fixed and variable (at-risk) compensation and a significant proportion is at-risk pay

•  short and long-term incentive plans have specific performance measures that are closely aligned with the achievement of our business strategy and performance required to achieve results in accordance with guidance provided to the market

•  STIP payout is capped and not guaranteed, and the Compensation Committee has discretion to adjust the amount of the awards

•  the payout for the STIP is designed to reflect the stretch targets for the achievement of exceptional performance

•  the long-term incentive plan has overlapping vesting periods to address longer term risks and maintain executives’ exposure to the risks of their decision-making through unvested share-based awards

2. Policies

•  we promote an ethical culture and everyone is subject to a code of business ethics, and any violations of our code of business ethics can be reported under our business ethics reporting policy

•  we have share ownership requirements for executives and senior management so they have a stake in our future success

•  we have a disclosure and insider trading/reporting policy to protect our interests and ensure high business standards and appropriate conduct

•  our disclosure and insider trading policy contains within it, an anti-hedging policy which prohibits directors, executive officers and employees from buying financial instruments that are designed to hedge or offset a decrease in the market value of equity awards or shares or share based awards

•  our anti-pledging policy prohibits directors and senior officers from holding our shares in a margin account or otherwise pledging the securities as collateral for a loan

•  we also have a policy that prohibits employees from forward selling shares that may be delivered on the future exercise of stock options, or otherwise monetizing their option awards, other than through exercising the options and subsequently selling the shares through a public venue or the Company’s cashless exercise option

•  our clawback policy allows the Board to recoup short and long-term incentive compensation paid to a current or former senior executive if the incentive compensation was calculated on the basis of financial results that were subsequently restated or corrected in whole or in part and/or, the senior executive engaged in gross negligence, fraud or intentional misconduct that caused or contributed to the need for restatement or correction, as admitted by the senior executive or as reasonably determined by the Board, which has sole discretion to determine whether it is in our best interests to pursue reimbursement of all or part of the incentive compensation in these circumstances and the Board's actions would be separate from actions that may be taken by law enforcement agencies, regulators or other authorities

•  DSUs held by the President and CEO, executives, and senior management are not settled for cash until at least six months after leaving the Company

•  our whistleblower policy applies to all employees and prohibits retaliation against anyone who makes a complaint acting in good faith

2022 MANAGEMENT PROXY CIRCULAR  41

3. Mitigation Measures

•  senior executives have a significant portion of their compensation deferred

•  we must achieve a specific threshold of operating income, otherwise no short-term incentive awards are granted

•  financial performance is verified by our external auditor (completion of annual financial statement audit) before the Board makes any decisions about short-term incentives

•  the Compensation Committee adopts principles for adjusting payout under the STIP, and provides them to the Board as part of their review of the Compensation Committee’s recommendations and performance overall

•  the Compensation Committee takes the business landscape and any external factors into account when exercising discretion and determining incentive awards

•  we regularly benchmark executive compensation against our compensation comparator group

•  safety is part of individual performance under the STIP for the President and CEO and executives in operations roles in addition to being a specific STIP measure which applies to all employees

•  all long-term incentive eligible employees are subject to two-year non-compete and non-solicit covenants should they leave CP

•  different performance scenarios are stress-tested and back-tested to understand possible outcomes

•  we review and consider risks associated with retention-related compensation

Key policies

In addition to CP’s code of business ethics and the business ethics reporting policy, a number of other policies act to mitigate compensation risk. You can read more about ethical behaviour at CP and our code of business ethics and other policies beginning on page 91.

Clawbacks

Our clawback policy allows the Board to recoup short- and long-term incentive compensation paid to a current or former senior executive if:

•	the incentive compensation received was calculated based on financial results that were subsequently restated or corrected, in whole or in part; and/or
•

the senior executive engaged in gross negligence, fraud or intentional misconduct that caused or contributed to the need for the restatement or correction, as admitted by the senior executive or as reasonably determined by the Board.

The Board has sole discretion to determine whether it is in our best interests to pursue reimbursement of all or part of the incentive compensation and these actions would be separate from any actions by law enforcement agencies, regulators or other authorities.

Anti-hedging

Our disclosure and insider trading and reporting policy prohibits directors, executive officers and employees from buying financial instruments that are designed to hedge or offset a decrease in the market value of equity awards or shares they hold directly or indirectly.

Anti-pledging

Our anti-pledging policy prohibits directors and executive officers from holding any CP securities in a margin account or otherwise pledging the securities as collateral for a loan.

Non-compete and Non-solicitation

We are mindful of the demand for experienced and talented railroaders, particularly those with backgrounds in precision scheduled railroading. To manage near-term retention risk, our long-term incentive award agreements contain non-compete, non-solicitation and other restrictive clauses, including non-disclosure restrictions.

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Compensation program

Total direct compensation consists of salary, annual short-term incentive and a long-term incentive award. Executives also receive pension benefits and perquisites as part of their overall compensation.

Element	Purpose	Risk mitigating features	Link to business and talent strategies

Salary Fixed cash (see page 44)	• competitive level of fixed pay to reflect scope of responsibilities and market data • reviewed annually	• benchmarked against our comparator group to ensure market competitiveness	• attract and retain talent • no automatic or guaranteed increases to promote a performance culture

Short-term incentive Variable cash bonus (see page 44)	• performance-based incentive to reward achievement of annual corporate and individual objectives to attract and retain highly qualified leaders • established target awards based on level of employee

•  year-end performance is measured against predetermined, approved targets

•  actual payouts are based on the achievement of predetermined corporate and individual objectives

•  payouts range from 0% to a maximum of 200% of target awards

•  motivate high corporate and individual performance

•  performance metrics are aligned to the strategic plan and approved annually

•  align personal objectives with area of responsibility and role in achieving financial, safety and operating results

Deferred compensation Deferred share units (see page 72)

•  encourages share ownership while aligning management interests with growth in shareholder value

•  executives and senior management can elect to receive their short-term incentive and their annual PSU grant in DSUs if they have not yet met their share ownership requirement

•  company provides a 25% match of the deferral amount in DSUs

• deferral limited to the amount required to meet the executive’s share ownership guidelines • helps retain key executive talent • matching DSUs vest after three years

•  sustained alignment of executive and shareholder interests because the value of DSUs is tied directly to our share price

•  cannot be redeemed for cash until a minimum of six months after the executive leaves CP

Long-term incentive Performance share units (see page 50)	• equity-based incentive to align with shareholder interests and focuses on three-year performance • accounts for 60% of an executive’s long-term incentive award • vest after three years	• use predefined market and financial metrics • the number of units that vest is based on a performance modifier that is capped • no guarantee of a minimum payout	• focuses the leadership team on achieving challenging medium-term performance goals • payout based on share price and company performance • attract and retain highly qualified leaders

Long-term incentive Stock options (see page 51)	• equity-based incentive to align with long term performance and growth in share price • accounts for 40% of an executive’s long-term incentive award • vests over four years, term is seven years	• focuses on appreciation in our share price, aligning with shareholder interests • only granted to senior management and executives	• focuses the leadership team on creating sustainable long-term value

Pension Defined contribution and defined benefit pension plans (see page 71)	• pension benefit based on pay, age and service and is competitive with the market • supplemental plan for senior management and executives	• balances risk management of pay packages that have a high percentage of variable pay	• attract and retain highly qualified leaders

Perquisites Flexible spending account (see page 65)	• market competitive benefit to support health and well-being	• capped perquisites for the CEO and executives	• attract and retain highly qualified leaders

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2021 Executive compensation

Salary

We review salaries every year based on the executive’s performance, leadership abilities, responsibilities and experience as well as succession and retention considerations. The Compensation Committee also considers the economic outlook and competitive pay practices of the comparator group before recommending the salary increases for Board approval. The table below outlines base salaries of all NEOs set in U.S. dollars consistent with industry practice.

Executive	2021 (in USD)	percent change from 2020	2020 (in USD)
Keith Creel	1,193,513	0.0%	1,193,513
Nadeem Velani	640,000	6.3%	602,000
John Brooks	580,000	5.2%	551,250
Mark Redd(1)	525,000	17.6%	446,250
Jeffrey Ellis(1)	446,869	12.8%	396,160

(1)	Increases for Mr. Redd and Mr. Ellis were approved to progressively align their tenure, scope of responsibility and performance with the competitive market

Short-term incentive plan (STIP)

The short-term incentive award is an annual incentive that focuses executives on achieving strong financial, safety, operational and customer satisfaction results. The table below summarizes the terms of our current short-term incentive plan.

Purpose	• performance-based incentive to achieve predefined annual corporate and individual performance goals that are tied directly to our strategy and operational objectives
Term	• measure performance over a one-year period
Payout

•  corporate performance is assessed against financial, safety and operational measures

•  individual performance is assessed based on individual performance objectives

•  awards are pro-rated for eligibility in calendar performance year and can range from 0 to 200 percent of base salary

•  cash awards are paid out in February following the performance year

Restrictions

•  must meet minimum level of corporate and individual performance

•  must achieve corporate operating income hurdle for any payout on individual or corporate performance to occur

•  performance modifier for each metric is capped at 2x target for exceptional performance

•  actual award is capped as a maximum of 200 percent of target award to limit payout and excessive risk-taking

The table below outlines the target STIP opportunities for our NEOs:

Our STIP target is based on a
percentage of base salary

and reviewed annually for market
competitiveness.

Our 2021 market review resulted
in STIP adjustments for
Mr. Velani, Mr. Brooks, Mr. Redd
and Mr. Ellis to maintain their
target total direct compensation
positioning relative to the
competitive market.

	STIP target as a percent of base salary
Executive	Minimum	Target	Maximum
Keith Creel	0%	125%	250%
Nadeem Velani	0%	100%	200%
John Brooks	0%	100%	200%
Mark Redd	0%	90%	180%
Jeffrey Ellis	0%	80%	160%

For executives, the STIP target is weighted at 75 percent for corporate results and 25 percent for individual performance, whereas most other employees have greater emphasis placed on individual and departmental goals with their corporate and individual performance weighted at 50 percent each. This supports our view that the annual bonus should be tied to overall corporate performance and the areas of our business that each employee can influence directly.

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We calculate each award by multiplying the executive base salary by their short-term incentive target as well as the corporate and individual performance factors as shown below:

The corporate performance factor consists of financial, operating and safety measures of varying weights that total 100 percent. The year end result of each measure is assessed against predefined targets that are set at the beginning of the year (see page 46 for a complete review of the targets and results for the 2021 STIP).

The individual performance factor is based on the executive’s performance against annual objectives and additional predefined quantitative and qualitative goals that reflect the strategic and operational priorities critical to each executive’s role, including operational management, safety, financial and other objectives such as customer satisfaction.

2021 STIP awards

The table below shows the calculation of the 2021 STIP awarded to each NEO. The salaries of Mr. Creel, Mr. Brooks and

Mr. Redd have been converted to Canadian dollars using an average exchange rate of $1.2535 for 2021.

(1)	Mr. Brooks and Mr. Redd elected to defer a portion of their 2021 STIP award to DSUs.

Assessing individual performance

Individual performance objectives are set at the start of every financial year. The individual performance factor ranges from 0 to 200 percent.

Executive	2021 individual performance factor	The individual performance factor for the CEO cannot exceed the STIP corporate performance factor. This ensures the payout factor for the CEO aligns with CP’s overall performance.
Keith Creel	125%
Nadeem Velani	175%
John Brooks	175%
Mark Redd	175%
Jeffrey Ellis	175%

The Compensation Committee sets the individual performance factor for the CEO. The CEO reviews the performance of his direct reports against their objectives, and recommends their individual performance factors to the Compensation Committee.

See the profiles beginning on page 55 to read about each executive’s individual performance in 2021.

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Assessing corporate performance

In 2021, we demonstrated resiliency and tenacity to deliver strong results in one of the most challenging operating years we have faced. By relying on our precision scheduled railroading operating model and with a dedication to safety, we overcame network outages in British Columbia and extreme cold temperatures to achieve a 4 percent increase in 2021 revenue to $8.0 billion from $7.7 billion in 2020 and a 17 percent decrease year over year in FRA-reportable personal injuries frequency to a record-low 0.92 from the previous record-low of 1.11 in 2020. Our adjusted diluted earnings per share(1) increased to $3.76, from $3.53 in 2020, while our adjusted operating ratio(1) was 57.6 percent, a 50 basis point increase from 57.1 percent.

In spite of the adversity we faced in 2021, we ended the year with a historic milestone in our journey to create the first single-line rail network linking the U.S., Mexico and Canada, with the KCS transaction closing into voting trust on December 14, 2021. This transaction represents tremendous growth opportunities for our Company to continue to create long-term shareholder value by expanding the market reach for CP and KCS customers, providing new competitive transportation options, and supporting the North American economy.

2021 Scorecard results

The table below shows the 2021 scorecard and results. The targets were set with stretch goals to motivate strong performance and create shareholder value as we continue to focus on our multi-year plan and remain a leader in safety.

The Board sets a corporate hurdle for operating income at $2 billion. There is no payout if we do not achieve that corporate hurdle. If we achieve the hurdle but corporate performance is below threshold for all measures, then only the individual performance factor is used to calculate the awards. Corporate results between 50 and 200 percent of target are interpolated.

Performance measure (Weighting)	Why the measure is important	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Reported Result	2021 STIP Result	Score
Financial measures
STIP Operating ratio (35%) Operating expenses divided by total revenues based on an assumed fuel price and foreign exchange rate	Continues our focus on driving down costs while focusing on growth strategy	57.1%	56.8%	56.4%	57.6%(1)	56.3%(2)	200%
STIP Operating income (35%) ($ millions) Total revenues less total operating expenses based on an assumed foreign exchange rate	Highlights the importance of revenue growth to our corporate strategy	3,426	3,517	3,616	3,389(1)	3,461(2)	69%
Safety measures
FRA Train Accident Frequency (10%) Number of FRA-reportable train accidents which meet FRA reporting thresholds per million train miles	CP has long been an industry leader in rail safety and we are more focused on it than ever, committed to protecting our people, our communities, our environment and our customers’ goods	1.10	1.01	0.96	1.10	1.10	50%
FRA Personal Injury Frequency (10%) Number of FRA reportable injuries per 200,000 employee hours	As safety is our top priority, we introduced FRA Personal Injury as an additional safety metric under our STIP beginning 2020	1.15	1.10	1.05	0.92	0.92	200%
Operating measure
Trip Plan Compliance (10%) Calculated as the number of shipments completed on time (less than 12 hours late vs. baseline plan), divided by the total number of shipments completed	Trip plan compliance is a detailed schedule of performance and the core of CP’s product offering. It balances between customer needs and what we are capable of delivering It is critical to the service we provide customers and to our growth strategy	75%	80%	85%	76%	76%	60%
Corporate performance factor							125%

(1)

Adjusted diluted EPS, Adjusted operating income and Adjusted operating ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

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(2)

The Compensation Committee may adjust the results for unusual or non-recurring items that are outside our normal business and do not accurately reflect our ongoing operating results or business trends and affect the comparability of our financial performance year over year. Results used under the STIP could therefore differ from our reported GAAP results. Significant items that were adjusted so that they do not impact, either favourably or unfavourably, the assumptions made when the STIP targets were planned include: foreign exchange rates, fuel price and land sales, all of which were adjusted to reflect the original assumptions made in our 2021 budget. Consequently, operating ratio and operating income were adjusted downwards and upwards, respectively compared to our reported results, increasing the bonus payment.

Compensation committee discretion

The Compensation Committee has developed principles for the use of discretion. Adjustments should not relieve management from the consequences of their decision-making. Adjustments should also neither reward nor penalize management for decisions on discretionary transactions, events outside their control (such as foreign exchange rates and fuel prices that are beyond the assumptions used in the planning process) or transactions outside normal corporate planning and budgeting.

This means that the Compensation Committee can reduce the corporate performance factor for any executive officer, as it deems appropriate, as long as it follows the principles. The Board can also use its discretion to adjust the targets, vesting factors and payouts up or down, following the principles set out by the Compensation Committee. The Compensation Committee did not exercise any discretion for short-term incentive plan and annual long-term incentive plan in 2021.

In 2021, the only use of positive discretion was related to the payout and vesting performance factors of a 2018 special retention grant in which one NEO was impacted (Mark Redd was awarded this grant prior to him becoming an NEO). As previously disclosed in the 2021 proxy, the grant, consisting of PSUs and performance stock options (PSOs), had exceeded the diluted EPS target and missed the revenue target by less than one percent due to COVID-19 impacts on our volumes. After a thorough review and discussion of overall company performance and shareholder return, the Board approved the application of positive discretion. See Outstanding share-based awards and option-based awards on page 67 for more details.(1)

(1)

Although the recommendation to exercise discretion with respect to payout and vesting performance factors were made following the conclusion of the performance period ending December 31, 2020, the July 2018 special retention grants did not vest until July 20, 2021 and were settled based on the average closing price per share on the applicable stock exchange during the immediately preceding 30 days prior to July 20, 2021.

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Long-term incentive plan (LTIP)

Our long-term incentive awards focus executives on medium and longer term performance to create sustainable shareholder value.

The table below summarizes the terms of our current long-term incentive plans.

	Performance share units (60%)	Stock options (40%)

Purpose	• notional share units to align compensation with medium-term financial and market objectives	• equity-based compensation to align executives with long-term performance of our shares and business

Term	• three years	• seven years

Vesting	• the number of units that vest is based on performance over a three-year period • cliff vest at the end of three years to the extent performance vesting conditions are met and Board approval	• vest 25% every year beginning on the first anniversary of the grant date

Payout

•  paid out in cash based on units earned and the average closing share price for the 30 trading days prior to the end of the performance period on the TSX or NYSE

•  may be paid out in shares at the discretion of the CEO

•  accumulates quarterly dividends

•  no guarantee of a minimum payout

•  if performance is exceptional on all measures the Board may approve a payout of up to 249%

• right to buy CP shares at a specified price after vesting • does not attract dividends • only have value if our share price increases above the exercise price

Restrictions	• must achieve threshold performance level on a measure otherwise the payout factor for that measure is zero and a portion of the award is forfeited	• no exercises can be made during a blackout period • financial assistance is not provided to facilitate the purchase of shares under the stock option plan

Assignment	• not permitted other than by operation of law

•  options will continue to vest and expire on the scheduled expiry date if the holder’s employment ends due to permanent disability. If an option holder dies, the options will expire 12 months following the date of death and may be exercised by the holder’s estate.

•  can only be assigned to the holder’s family trust, holding corporation or retirement trust, or a legal representative of a holder’s estate or a person who acquires the holder’s rights by bequest or inheritance

Termination Provisions

Resignation	• all units cancelled	• 30 days to exercise any vested options; unvested options are cancelled

Retirement(1)	• units continue to vest providing the unit holder meets the retirement age and service requirements and has a minimum participation period of six months during a performance period	• options continue to vest and expire on the earlier of five years from retirement or the original expiry date

Termination without Cause	• pro-rated to termination date as long as unit holder has a minimum of six months of service in the performance period	• six months to exercise vested options; unvested options continue to vest for six months following termination date

Termination with Cause	• all units cancelled	• all options cancelled

Change of Control	• pro-rated to change of control date • if unit holder is terminated without cause - pro-rated to termination date	• all options vest immediately(2)

(1)	Retirement notice of six months is required starting in 2021 to allow for business continuity and knowledge transfer.
(2)	Stock options have a double trigger clause requiring a change of control and the option holder to be terminated without cause.

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Stock options and PSUs are approved and granted annually in January immediately after the fourth quarter financial statement blackout period, and after the Compensation Committee has reviewed the year-end financial results.

Grants are also made during the year for special situations such as retention or new hires. Special grants can include PSUs, stock options, RSUs or DSUs. These grants are made following CEO approval on the first Tuesday of the month, when there is no blackout in effect. If the Company is in a blackout period, the grant is made after the blackout has been lifted.

In addition, the CEO, the Chair of the Board and the Chair of the Compensation Committee have authority to grant options to certain employees based on defined parameters, such as the position of the employee and the expected value of the option award. In 2021, the Compensation Committee authorized a pool of 250,000 options for allocation by the CEO, who granted 28,423 options to nine employees for retention and to recognize performance.

2021 Long-term incentive awards

To determine the appropriate value of long-term incentive grants provided to the NEOs, the Compensation Committee considers the practices of our comparator group and internal factors, including executive retention, dilutive impact and long-term value creation.

Long-term incentive awards are typically granted annually to NEOs and eligible employees. In 2021, Mr. Creel received two stock option grants, the first consisting of the regular annual grant on January 29, 2021 and the second, a special upfront grant on March 27, 2021. In respect of the announcement of the merger with KCS on March 21, 2021, CP and Mr. Creel agreed to amend his employment agreement to retain him until at least 2026. These amendments were approved by the Board and were made to secure Mr. Creel’s role in leading the successful integration of CP with KCS as well as retaining his experience and skills to achieve continued success.

The special stock option grant will vest ratably in equal portions over a four year period and will expire seven years from the grant date, consistent with the provisions of our stock option plan. To self-fund this award, Mr. Creel’s employment agreement was amended to reduce the value of his annual long-term incentive plan by US$2.1 million in each year of 2022, 2023, 2024 and 2025 (an aggregate of US$8.4 million).

The table below shows the 2021 long-term incentives awards for the NEOs as of December 31, 2021:

Executive	2021 long-term incentive award (grant value) ($)(1)	Allocation
		Performance share units		Stock options
		($)	(#)	($)	(#)
Keith Creel (2), (3)	22,049,529	7,138,547	84,695	14,910,982	754,530
Nadeem Velani	2,682,113	1,684,658	19,605	997,455	57,790
John Brooks (2)	2,420,435	1,500,279	17,800	920,156	49,835
Mark Redd (2), (4)	2,008,552	1,245,063	14,772	763,489	41,350
Jeffrey Ellis	1,383,789	869,182	10,115	514,607	29,815

(1)	See the Summary compensation table on page 64 for details on how we calculate the grant date fair values of the PSUs and stock options. Both were calculated in accordance with FASB ASC Topic 718.
(2)	The grant value of the awards based on the NYSE trading price has been converted to Canadian dollars using a 2021 average exchange rate of $1.2535.
(3)

Mr. Creel’s 2021 stock option value reflects the annual grant of 237,145 stock options on January 29, 2021 and the special upfront grant of 517,385 stock options received on March 27, 2021, in conjunction with amendments to his executive employment agreement on March 21, 2021.

(4)	Mr. Redd elected to defer a proportion of his 2021 PSU award to DSUs.

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Performance share units (PSUs)

PSUs focus executives on achieving medium-term goals within a three-year performance period. The Board sets performance measures, thresholds and targets at the beginning of the performance period.

2021 PSU awards

As we continue to focus on growth and the effective use of capital investments, the Board has approved increasing the maximum payout opportunity for the PSU measure, Return on Invested Capital (ROIC)(1) from 200 percent to 270 percent. The targets for ROIC have been set with stretch and exceptional goals that are more difficult to achieve than the prior year to motivate strong performance over the next three years. This will result in an overall maximum payout opportunity of 249 percent for the 2021 PSU awards for all eligible employees. The total shareholder return metrics and weightings remain the same.

The performance period for the 2021 PSU awards is January 1, 2021 to December 31, 2023. Performance will be assessed against the measures in the table below.

2021 PSU performance measures	Why the measure is important	Threshold (50%)	Target (100%)	Stretch (200%)	Exceptional (270%)	Weighting
PSU three-year average return on invested capital (ROIC)(1) Net operating profit after tax divided by average invested capital	Focuses executives on the effective use of capital as we grow Ensures shareholders’ capital is employed in a value-accretive manner	15.5%	16.3%	16.7%	17.1%	70%
Total shareholder return (TSR) Measured over three years. The percentile ranking of CP’s TSX Compound Annual Growth Rate (CAGR) relative to the companies that make up the S&P/TSX 60	Compares our TSR on the TSX to the broader S&P/TSX 60 to reflect our progress relative to the Canadian market Aligns long-term incentive compensation with long-term shareholder interests	25th percentile	50th percentile	75th percentile	n/a	15%
Total shareholder return (TSR) Measured over three years. The ordinal ranking of CP’s NYSE CAGR relative to the Class I railroads	Compares our TSR on the NYSE to the publicly traded Class I railroads to ensure we are competitive against our primary competitors. Aligns long-term incentive compensation with long-term shareholder interests	4th	3rd	1st	n/a	15%

(1)	Adjusted ROIC is a non-GAAP measure. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

At the end of the three-year performance period, the starting point for determining relative TSR will be the 10-day average closing share price of our shares on the appropriate index prior to January 1, 2021 and the ending point will be the 10-day average closing share price of our shares on the appropriate index prior to January 1, 2024. TSR is adjusted over the period to reflect dividends paid. Awards will be interpolated if results fall between threshold and exceptional. If results are below the threshold level for any of the performance measures, units for that specific measure will be forfeited.

The table below shows the details of the 2021 annual PSU award, granted on January 29, 2021.

Executive	Grant value ($)(1)	Number of PSUs	Grant price
Keith Creel	7,138,547	84,695	US$67.24 (NYSE)
Nadeem Velani	1,684,658	19,605	$85.93 (TSX)
John Brooks	1,500,279	17,800	US$67.24 (NYSE)
Mark Redd(2)	1,245,063	14,772	US$67.24 (NYSE)
Jeffrey Ellis	869,182	10,115	$85.93 (TSX)

(1)

See the Summary compensation table on page 64 for details on how we calculate the grant date fair values of the PSUs. The grant values of the PSU awards based on the NYSE trading price have been converted to Canadian dollars using a 2021 average exchange rate of $1.2535.

(2)	Mr. Redd elected to defer a proportion of his 2021 PSU award to DSUs.

New for 2022 PSU awards

The close of the KCS transaction into voting trust on December 14, 2021 marks a significant milestone for CP. The impacts of the accelerated timing of the trust closing have made it necessary for us to re-evaluate how to most effectively align our

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compensation plans with performance as well as to retain and motivate our talented railroaders during this transformative time for CP. After careful consideration and review, the Board has decided that because of the KCS transaction it is prudent to make near-term changes to the PSU plan design. To further strengthen the link between pay and performance, the Board has approved two performance metric changes to the 2022 PSU plan design. For the performance period covering January 1, 2022 to December 31, 2024, a three-year cumulative free cash flow metric with an adjusted net debt to adjusted EBITDA (earnings before interest, tax, depreciation and amortization)(1) modifier (maximum of up to 1.5x) to incentivize deleveraging of the balance sheet following the KCS transaction was introduced. This will replace ROIC(1) as the KCS transaction-related impacts such as timing uncertainty and purchase accounting implications make goal setting and measuring ROIC performance challenging. The Board will ensure continued rigour in target setting as the metrics are changing in 2022 from ROIC to free cash flow with an adjusted net debt to adjusted EBITDA modifier.

In addition, our relative TSR on the NYSE will be compared to constituents of the S&P 500 Industrials index. This replaces our current Class I railroad peer group that has been reduced to four companies following the close of KCS into voting trust, which is too small for meaningful evaluation of relative TSR performance. All weightings and payout factor ranges from our 2021 PSU awards will remain the same.

Stock options

Stock options focus executives on long-term performance. The management stock option incentive plan was introduced in October 2001. Stock options granted before 2017 expire 10 years from the date of grant and generally vest 25 percent each year over four years, beginning on the first anniversary of the grant date. Options awarded on or after January 1, 2017 have a seven-year term and vest 25 percent each year beginning on the first anniversary date of the grant. The grant price is the closing price of our shares on the TSX or the NYSE on the applicable grant date. Options only have value for the holder if our current share price increases above the grant price before the expiry of the option.

For all grants, if the expiry date falls within a blackout period, the expiry date will be extended to 10 business days following the last date of the blackout period. If a further blackout period is imposed before the end of the extension, the term will be extended another 10 days after the end of the additional blackout period.

Options may be granted by the Board, the Compensation Committee, the Chief Executive Officer, the Chair of the Board or the Chair of the Compensation Committee, as the case may be, as administrator of the option plan, as determined from time to time (the Administrator), to any officer, employee or consultant of CP or any subsidiary, including a family trust, personal holding corporation and retirement trust (together, Eligible Persons).

The exercise price of shares subject to an option will be determined or ratified by the Administrator and will not be less than the market price of the shares at the date on which an option is granted, calculated as the closing price of a board lot of the shares on the TSX (if the option is granted in Canadian dollars) or on the NYSE (if the option is granted in United States dollars) on (i) the last trading day preceding the grant date, if the option is granted before the close of trading on the grant date or (ii) the grant date, if the option is granted after the close of trading on the grant date. The exercise price may also be as permitted or required by the TSX or NYSE, as applicable.

CP is also entitled to issue share appreciation rights (SARs) pursuant to the terms of the option plan to Eligible Persons at the same time as the grant of an option.

SARs, if granted, will have the following terms (or such other terms as are consistent with the related options):

a.	the number of SARs to be granted shall, in the sole discretion of the Administrator, be:

i.	one SAR for every two optioned shares, or

ii.	one SAR for each optioned share;

b.	the reference price for a SAR will be same as the exercise price of the related option

c.	SARs may be exercise from time to time by an optionholder as follows:

i.	on and after the second anniversary of the grant date, as to 50% of the SARs or any part thereof;

ii.	on and after the third anniversary of the grant date, as to the remaining 50% of the SARs or any part thereof;

(1)

Free cash, Adjusted net debt to Adjusted EBITDA, and Adjusted ROIC are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

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d.	exercise of SARs will result in a reduction in the number of option shares on the basis of one optioned share for each exercised SAR; and

e.	exercise of an option will result in a reduction in the number of SARs on the basis of:

i.	one SAR for each optioned share purchased in excess of 50% of the number of optioned shares, where one SAR was granted for every two optioned shares; and

ii.	one SAR for each optioned share purchased, where one SAR was granted for each optioned share.

f.	The expiry date of a SAR will be ten years after the grant date.

CP did not grant any SARs in 2021 and as of March 10, 2022, CP does not have any SARs outstanding.

2021 Stock option awards

The table below shows the details of the 2021 stock option award grants.

Executive	Grant Date	Grant value ($)(1)	# of options	Grant price
Keith Creel(2)	29-Jan-21	4,378,658	237,145	US$67.24 (NYSE)
	27-Mar-21	10,532,324	517,385	US$71.64 (NYSE)
Nadeem Velani	29-Jan-21	997,455	57,790	$85.93 (TSX)
John Brooks	29-Jan-21	920,156	49,835	US$67.24 (NYSE)
Mark Redd	29-Jan-21	763,489	41,350	US$67.24 (NYSE)
Jeffrey Ellis	29-Jan-21	514,607	29,815	$85.93 (TSX)

(1)

See the Summary compensation table on page 64 for details on how we calculate the grant date fair values of the stock options. The grant value of the stock option awards based on the NYSE trading price have been converted to Canadian dollars using a 2021 average exchange rate of $1.2535.

(2)

As discussed in the 2021 Long-term incentive awards on page 49, Mr. Creel received the regular annual stock option grant and a second, special upfront grant in relation to the announcement of the merger with KCS on March 21, 2021.

About the stock option plan

The table below sets out the limits for issuing options under the plan:

As a percent of the number of shares outstanding
Maximum number of shares that, together with any other share compensation arrangement, may be reserved for issuance to insiders as options	10%
Maximum number of shares that may be issued under the option plan and any other share compensation arrangements to insiders in a one-year period	10%
Maximum number of shares that may be issued under the option plan and any other share compensation arrangements to any insider in a one-year period	5%
As a percent of the number of shares outstanding at the time the shares were reserved
Maximum number of shares that may be reserved for issuance to any person as options	5%

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We measure dilution by determining the number of options available for issuance and the number of options outstanding as a percentage of outstanding shares. Our dilution at the end of 2021 was 1.15 percent. Notwithstanding the limits noted above, the dilution level, measured by the number of options available for issuance as a percentage of outstanding shares continues to be capped, at the discretion of the Board, at 7 percent.

The table below shows the burn rate for the last three fiscal years, calculated by dividing the number of stock options granted in the fiscal year by the weighted average number of outstanding shares for the year.

as at December 31	2019	2020	2021
Number of options granted	1,123,650	1,086,200	1,346,358
Weighted number of shares outstanding	693,859,695	677,193,050	679,709,375
Burn rate	0.16%	0.16%	0.20%

The table below shows the options outstanding and available for grant from the Stock Option Plan as at December 31, 2021.

	Number of options/shares	Percent of outstanding shares
Options outstanding (as at December 31, 2021)	7,392,188	0.80%
Options available to grant (as at December 31, 2021)	3,312,565	0.36%
Shares issued on exercise of options in 2021	711,922	0.08%
Options granted in 2021	1,346,358	0.14%

Since the launch of the stock option plan in October 2001, a total of 90,393,210 shares have been available for issuance under the plan and 79,688,457 shares have been issued through the exercise of options as at December 31, 2021.

Making changes to the stock option plan

The Board can make the following changes to the stock option plan without shareholder approval:

•	changes to clarify information or to correct an error or omission
•	changes of an administrative or a housekeeping nature
•	changes to eligibility to participate in the stock option plan
•	terms, conditions and mechanics of granting stock option awards
•	changes to vesting, exercise, early expiry or cancellation
•	amendments that are designed to comply with the law or regulatory requirements

The Board must receive shareholder approval to make other changes, including the following, among other things:

•	an increase to the maximum number of shares that may be issued under the plan
•	a decrease in the exercise price
•	a grant of options in exchange for, or related to, options being cancelled or surrendered

The Board has made two amendments to the stock option plan since it was introduced in 2001:

•

on February 28, 2012, the stock option plan was amended so that a change of control would not trigger accelerated vesting of options held by a participant, unless the person is terminated without cause or constructively dismissed; and

•

on November 19, 2015, the stock option plan was amended to provide net stock settlement as a method of exercise, which allows an option holder to exercise options without the need for us to sell the securities on the open market, resulting in less dilution.

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Payout of 2019 PSU award

On December 31, 2021, the 2019 PSU grant for the performance period of January 1, 2019 to December 31, 2021 vested and was paid out on February 8, 2022. The NEOs and all other eligible employees received a performance payout factor of 200 percent on the award. The table below shows the difference between the actual payout value and the target grant value for each NEO.

(1)	The grant value for Mr. Creel, Mr. Brooks and Mr. Redd was converted to Canadian dollars using an exchange rate of $1.3269 for 2019.
(2)	Reflects the 30-day average closing share price prior to December 31, 2021 on the TSX ($92.51) and NYSE (US$72.56) when both markets were open.
(3)	The PSU payout value for Mr. Creel, Mr. Brooks and Mr. Redd was converted using a 2021 year-end exchange rate of $1.2678.
(4)

Mr. Redd’s 2019 PSU award reflects his annual grant on February 14, 2019 as well as an additional grant on September 3, 2019 in relation to his appointment to Executive Vice President, Operations. Both 2019 PSU awards had the same performance period, performance measures and payout factor of 200%.

How we calculated the 2019 PSU performance factor

The payout value has been calculated in accordance with the terms of the PSU plan and the 2019 award agreement.

PSU performance measures	Threshold (50%)	Target (100%)	Maximum (200%)	PSU result	Weighting	PSU performance factor

3-Year Average Adjusted Return on Invested Capital(1)	15.3%	16.0%	16.4%	16.5%	70%	200%

TSR to S&P/TSX 60 Index(2)	25th percentile	50th percentile	75th percentile	88th percentile	15%	200%

TSR to Class I railroads(2)	4th	3rd	1st	1st	15%	200%
PSU performance factor						200%

(1)

Adjusted Return on Invested Capital is a non-GAAP measure. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021. Results for Adjusted Return on Invested Capital for PSU purposes have been adjusted in 2021 to remove the impacts of the KCS acquisition in order to more accurately reflect the operating performance of our core business from 2019-2021.

(2)	TSR performance was rated against companies in the respective indices at the beginning and end of performance periods in accordance with the terms of the PSU plan and the 2019 award agreement.

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KEITH E. CREEL  PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Creel has been President and Chief Executive Officer (CEO) since his appointment on January 31, 2017. He joined CP in February 2013 as President and Chief Operating Officer (COO). Prior to joining CP, Mr. Creel had a very successful operating career that began in 1992 at Burlington Northern as a management trainee in operations, which later led to his appointment to EVP and COO at CN in 2010. Mr. Creel obtained a Bachelor of Science in marketing from Jacksonville State University and completed the Advanced Management Program at the Harvard Business School. He served as a commissioned officer in the U.S. Army and is a Persian Gulf War veteran.

At CP, our purpose is to deliver transportation solutions that connect North America to the world. By doing this safely and efficiently, we create long-term, sustainable value for our employees, shareholders and the broader economy. From our multi-year strategic business plans to our daily operations and sales and marketing playbooks, everything we do is driven by, and tested against, our purpose and our values of accountability, diversity and pride.

Accomplishments in 2021

As the COVID-19 pandemic continues to be a unique and challenging situation for all of us, we focus on controlling what we can control. We pursue measures to protect our employees so that we can deliver excellent service to our customers, manage our resources in lockstep with our business, create innovative supply chain solutions, serve the communities we operate in and create compelling value for our shareholders. By leveraging our comprehensive preparedness framework and contingency action plan, we have been able to sustain the safe, efficient and productive railroad operations vital to the economy. We remain focused on our five foundations of providing service, controlling costs, optimizing assets, operating safely and developing people.

Despite the pandemic, we have many successes to celebrate including the historic agreement to combine CP and KCS to create the first U.S.-Mexico-Canada rail network. The combination of the two fastest growing Class I railroads will be subject to STB approval, which will create a network with expanded reach that brings new competitive options to customers, while creating jobs and bringing environmental benefits to the public. We have achieved significant milestones including the STB authorization of CP to use a voting trust for this transaction, and the engagement and support of over 700 customers/shippers. In addition, we received Mexican regulatory approvals, CP shareholders overwhelmingly supported this transformative combination and we successfully closed the CP-KCS transaction into the voting trust, a critical milestone in the journey to make Canadian Pacific Kansas City Limited (CPKC) a reality. The STB’s review is expected to be completed in the fourth quarter of 2022. Furthermore, it was over a year ago that CP officially acquired the Central Maine and Québec Railway (CMQ) and we are proud to share it has been a seamless operational integration which has provided expanded economic opportunities across New Brunswick and Atlantic Canada.

Our operating ratio was 59.9 percent in 2021, a 280 basis point increase from 57.1 percent in 2020. The increase was primarily due to acquisition-related costs associated with the KCS acquisition, the unfavourable impact of changes in fuel prices and lower volumes as measured by RTMs. Adjusted operating ratio(1) was 57.6 percent, a 50 basis point increase from 57.1 percent. The increase is due to the same factors discussed above, except adjusted operating ratio in 2021 excludes the acquisition-related costs. This is a result of the company’s disciplined approach to precision scheduled railroading. Despite challenging macroeconomic conditions, including the COVID-19 pandemic and natural disasters (wildfires and flooding), revenues increased 4 percent to $8.0 billion from $7.7 billion in 2020. Diluted earnings per share (EPS) increased 16.4 percent to $4.18 from $3.59 and adjusted diluted EPS(1) rose 6.5 percent to $3.76 from $3.53.

Our journey to being Sustainably Driven has continued to progress in 2021, with a particular focus on one of our core values: diversity. We recognize that fostering an inclusive environment where all employees feel empowered to strive for and achieve success supports our high-performance culture and is integral to our growth and success as an organization. Mr. Creel continues to champion the work of our Indigenous, racial and gender diversity councils. In 2021, the diversity councils launched a women’s mentorship program, Indigenous liaison network and provided awareness and education opportunities to employees. Our efforts to create a more diverse and inclusive workplace, including our veterans program and work placements for new Canadians, were recognized as CP was named to Canada’s Best Diversity Employers® of 2021 and a top 10 Military Friendly® employer in the United States for 2021.

Our employees’ commitment to the Home Safe program supports mutual respect, partnership and compliance to be vigilant about personal safety and the safety of co-workers. This program facilitates CP remaining an industry leader in train accident statistics for the 16th consecutive year with a FRA-reportable train accident frequency of 1.10 and 2021 saw FRA-reportable

(1)

Adjusted diluted EPS and Adjusted operating ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

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personal injuries down 17 percent from 2020 with a frequency of 0.92, which is tied for second best frequency of all Class I railroads. Operating safely is a constant journey and we are proud to celebrate outstanding employee safety leadership through our annual Safety Awards for Excellence.

We continue to build on our legacy of innovation, leadership and precision scheduled railroading, by taking an industry-leading approach to managing the challenges and addressing the opportunities related to climate change. We released our first Climate Strategy in 2021 outlining the company’s approach to drive innovative climate action and manage climate-related risks through actions across five strategic pillars. To guide implementation of the Climate Strategy, we have established two science-based emissions reduction targets that address 100 percent of CP’s Scope 1 and Scope 2 emissions, and more than half of Scope 3 emissions. Our Climate Strategy and supporting science-based emissions reduction targets have been developed in alignment with the goals of the Paris Agreement and the Pan-Canadian Framework on Clean Growth and Climate Change, which seek to limit global temperature increases to well below 2°C.

As part of our overall approach to transparent Environmental, Social and Governance (ESG) reporting, we participate in leading sustainability disclosure frameworks. In 2021, CP was named to the Dow Jones Sustainability North America Index (DJSI North America) for the second consecutive year. In addition, CP is proud to once again be recognized by CDP, an internationally recognized non-profit organization, for leadership on climate action and transparent reporting. CP was named to the CDP A List for the first time in 2021 for climate-related disclosure. CP was also recognized by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2021 and as one of the 2022 Global 100 Most Sustainable Corporations in the World for our industry leading approach to sustainability.

Mr. Creel has led the strategy and built our momentum to provide a superior level of service, create capacity by optimizing assets (longer train lengths) and leveraging technology to help our customers, the environment and the economy. We increased our terminal network capacity and reduced operating costs. Nearly half of the locomotives in service are equipped with Fuel Trip Optimizer (FTO), which is an on-board software designed for the safe automated movement of freight trains, resulting in improved fuel efficiency and a reduction in overall emissions. As part of CP’s Climate Strategy, our investment in the innovative Hydrogen Locomotive Program reinforces our commitment to sustainable growth and greenhouse gas emission reductions. This aligns with our commitment to customers to create efficiencies in the supply chain and we are proud to have entered into multi-year agreements with Canadian Tire, Canpotex and Loblaws.

We are proud to share Mr. Creel was named the 2021 CEO of the Year and Strategist of the Year by The Globe and Mail’s Report on Business Magazine, which credited Mr. Creel with orchestrating the biggest merger and acquisition deal of 2021. For the second year in a row, Mr. Creel was named Railway Age magazine’s Railroader of the Year, an honour shared in 2022 with KCS President and Chief Executive Officer Patrick J. Ottensmeyer. The magazine described Mr. Creel and Mr. Ottensmeyer as exemplary and visionary leaders who are reconfiguring the North American railway landscape. Mr. Creel was also named to the 2022 All-Canada Executive team by Institutional Investor magazine and awarded Best Investor Relations (IR) by a Senior Management team (large cap) at the 2021 IR Magazine awards.

2021 compensation

The table below shows the compensation awarded to Mr. Creel for 2021. The assessment was reviewed by the Compensation Committee, and approved by the Board.

Compensation (in CAD $‘000)	2021
Fixed
Salary	1,496
At-risk
Short-term incentive	2,338
Long-term incentive
- PSUs	7,139
- Stock options - annual	4,379
- Stock options - upfront	10,532
Total direct compensation	25,884

Note:

All values above are from the Summary Compensation Table on page 64. Total direct compensation includes base salary, actual short-term paid and actual long-term incentive grants.

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2022 compensation

The Compensation Committee, with guidance and advice from FW Cook, conducted a comprehensive review of Mr. Creel’s compensation in conjunction with competitive market information as well as corporate and individual performance. Based on the findings of this review, the Committee increased Mr. Creel’s 2022 total direct compensation by US$900,000 (C$1.12 million).

Realized and realizable pay

The value of Mr. Creel’s incentive compensation is based on our performance over the period and, for the long-term incentive, our share price when the awards vest. The graph below shows the three-year average of Mr. Creel’s granted and realized and realizable pay from 2019 to 2021.

Summary compensation table. Reflects average of salary earned, actual cash bonus and long-term incentives granted as disclosed in the summary compensation table on page 64

Realized and realizable. Reflects average of salary earned, actual cash bonus, the value of long-term incentive awards that have vested or been exercised and the estimated current value of unvested long-term incentive awards granted from 2019 to 2021

•  the value of vested 2019 PSUs paid in February 2022 was calculated using the 30-day average trading price of our shares prior to December 31, 2021 of US$72.56 on the NYSE with a performance multiplier of 2.0 and includes reinvested dividends up to the payment date

•  the value of unvested 2020 and 2021 PSUs are based on the closing price of our shares on December 31, 2021 of US$71.94 on the NYSE with a performance multiplier of 1.0 and includes reinvested dividends

•  the value of unvested/unexercised stock options is based on the closing price of our shares on December 31, 2021 of US$71.94 on the NYSE

•  the values for salary earned and actual cash bonus are as disclosed in the summary compensation table on page 64

•  the value of any realized and realizable PSUs and stock options have been converted into Canadian dollars using the 2021 year-end exchange rate of $1.2678

Pay linked to shareholder value

The table below shows Mr. Creel’s total direct compensation in Canadian dollars in each of the last three years, compared to its realized and realizable value as at December 31, 2021. We also compare the realized and realizable value of $100 awarded in total direct compensation to Mr. Creel in each year to the value of $100 invested in shares on the first trading day of the period, assuming reinvestment of dividends, to show a meaningful comparison of shareholder value.

	Compensation awarded ($)	Realized and realizable value of compensation as at		Value of $100
		December 31, 2021		Keith Creel	Shareholder
(in CAD $‘000)		($)	Period	($)	($)
2019	14,029,129	35,835,646	Jan 1, 2019 to Dec 31, 2021	255	193
2020	16,026,481	20,745,748	Jan 1, 2020 to Dec 31, 2021	129	140
2021(1)	25,883,203	13,215,773	Jan 1, 2021 to Dec 31, 2021	51	104
(1)	Compensation awarded in 2021 is higher than 2019 and 2020 as a result of the special upfront grant of stock options in March 2021 and is expected to normalize in 2022.

Mr. Creel’s compensation awarded values are as disclosed in the summary compensation table. Mr. Creel’s realized and realizable value for salary earned and actual bonus received have been converted to Canadian dollars using the following average exchange rates: $1.3269 for 2019, $1.3415 for 2020 and for $1.2535 for 2021. The value of any realized and realizable long-term incentive is converted into Canadian dollars using the 2021 year-end exchange rate of $1.2678.

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NADEEM S. VELANI   EXECUTIVE VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

Mr. Velani has been Executive Vice-President and Chief Financial Officer since October 17, 2017. Mr. Velani joined CP in March 2013 after spending approximately 15 years with CN where he held a variety of leadership positions in financial planning, sales and marketing, investor relations and the Office of the President and CEO.

Mr. Velani is a key member of the CP senior management team responsible for the long-term strategic direction of the Company. Responsibilities include financial planning, investor relations, reporting and accounting systems, as well as pension, tax, treasury and internal audit functions. Mr. Velani obtained a Bachelor of Economics from Western University and an MBA in Finance/International Business from McGill.

Accomplishments in 2021

Mr. Velani’s commitment to generate sustainable profitable growth is unwavering even during a challenging economic environment. Mr. Velani continues to execute the Company’s strategic multi-year plan and make capital investments creating efficiencies within our business. Capital investments include locomotive modernization and covered hoppers that in combination with our High Efficiency Product (HEP) trains will enable CP to move 40 percent more grain per train. By leveraging the foundations of precision scheduled railroading, we are able to respond quickly and effectively to changing environments enabling us to adjust to the market while continuing to drive long-term shareholder return. Our operating ratio was 59.9 percent in 2021, a 280 basis point increase from 57.1 percent in 2020. The increase was primarily due to acquisition-related costs associated with the KCS acquisition, the unfavourable impact of changes in fuel prices and lower volumes as measured by RTMs. Adjusted operating ratio(1) was 57.6 percent, a 50 basis point increase from 57.1 percent. The increase is due to the same factors discussed above, except adjusted operating ratio in 2021 excludes the acquisition-related costs. Despite challenging macroeconomic conditions, revenues increased by 4 percent to $8.0 billion from $7.7 billion in 2020. Diluted earnings per share (EPS) increased 16.4 percent to $4.18 from $3.59 and adjusted diluted EPS(1) rose 6.5 percent to $3.76 from $3.53.

With strong shareholder support, we have closed KCS into the voting trust effective December 14, 2021. CP issued $6.7 billion of debt in the U.S. and $2.2 billion of debt in Canada to fund, in part, the cash consideration required for the acquisition of KCS, which, subject to receipt of control approval from the STB, would create North America’s first single-line rail network connecting Canada, the U.S. and Mexico. We experienced the largest demand for Canadian debt issuance with very favourable coupon rates.

With Mr. Velani’s leadership, CP was named to the 2021 Dow Jones Sustainability North America Index (DJSI North America) for the second consecutive year. The index comprises sustainability leaders representing the top 20 percent of the largest 600 North American companies evaluated by S&P Global, selected from a record number of participants in 2021. CP’s continued inclusion on the index is the result of a long-term organizational commitment to continuous improvement and reporting sustainability practices. CP’s recent sustainability efforts have focused on improving fuel efficiency, evaluating innovative zero-emissions technology, creating a more sustainable supply chain, establishing a diverse and inclusive workplace and investing in the health and safety of our employees and the communities in which we operate. In addition, CP is proud to be recognized by World Finance’s 2021 Sustainability Awards as a leader in the transportation industry for the second year in a row for strong sustainability performance. Mr. Velani is a member of the advisory board for the Institute for Sustainable Finance (ISF). ISF is the first-ever multi-disciplinary and collaborative hub in Canada that brings together academia, the private sector and government with the singular focus of increasing Canada’s sustainable finance capacity. Its mission is to align mainstream financial markets with Canada’s transition to a prosperous sustainable economy, including long-term environmental sustainability.

As co-chair of CP’s Diversity and Leadership Development Steering Committee, Mr. Velani champions company-wide leadership programs including the women’s leadership network and mentoring program. Mr. Velani was named to the 2022 All-Canada Executive team by Institutional Investor magazine and awarded Best Investor Relations (IR) by a Senior Management team (large cap) at the 2021 IR Magazine awards.

(1)

Adjusted diluted EPS and Adjusted operating ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 94-104 of CP’s Annual Report on Form 10-K for the year ended December 31, 2021.

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2021 compensation

The table below is a summary of the compensation awarded to Mr. Velani for 2021. The assessment was reviewed by the Compensation Committee, and approved by the Board.

Compensation (in CAD $‘000)	2021
Fixed
Salary	807
At-risk
Short-term incentive	1,103
Long-term incentive
- PSUs	1,685
- Stock options	997
Total direct compensation	4,592

Note:

All values above are from the Summary Compensation Table on page 64. Total direct compensation includes base salary, actual short-term paid and actual long-term incentive grants.

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JOHN K. BROOKS  EXECUTIVE VICE-PRESIDENT AND CHIEF MARKETING OFFICER

Mr. Brooks has been Executive Vice-President and Chief Marketing Officer (CMO) since February 14, 2019. Mr. Brooks started his railroading career with Union Pacific and later helped start I&M Rail Link, LLC, which was purchased by the Dakota, Minnesota and Eastern Railroad (DM&E) in 2002. When CP acquired the DM&E in 2007, Mr. Brooks was Vice-President of Marketing.

With more than 27 years in the railroading business, Mr. Brooks has held senior responsibilities in all lines of business, including coal, chemicals, merchandise products, grain and intermodal. Mr. Brooks is responsible for strengthening relationships with existing customers, generating new opportunities for growth, enhancing the value of the Company’s service offerings and developing strategies to optimize CP’s business.

Accomplishments in 2021

Mr. Brooks remains committed to engaging with customers and collaborating to support an effective supply chain. Our Canadian franchise has the shortest length of haul for all the key markets we serve, with access to major ports on the West and East coasts allowing us to provide a superior level of service to our customers, as evidenced by our best ever customer satisfaction scores and net promoter scores.

The proposed historic combination of CP and KCS requires the right set of circumstances, leadership and customer support. Over 700 customers/shippers wrote to provide their support of the CP-KCS transaction recognizing this unique combination will bring together a combined CP-KCS network (subject to STB approval), that has zero overlap, which means not a single shipper will lose options. As a result of the transaction, we will be able to provide new markets, new routes and new alternatives to reach consumers across North America for all lines of business. The supply chain challenges brought on by the pandemic have proven how important capacity, fluidity and competitive shipping options are to provide solutions to a congested supply chain.

Our precision scheduled railroading operating model and disciplined planning and execution allows for faster train speeds and reduced dwell resulting in better asset utilization and reduced costs for CP and our customers. Our 8,500-foot High Efficiency Product (HEP) trains increase capacity and efficiency in the grain supply chain for customers and stakeholders. Our Intermodal business unit with CP’s unique landholdings in Vancouver, Calgary, Toronto, Montreal and Chicago enables us to grow and create solutions for our customers. Inside our Vancouver terminal we created the first-of-its-kind transload facility by partnering with A.P. Moller-Maersk.

Other successes include our domestic intermodal business growth of 10 percent year over year, demand management, and the equipment guarantee program. We are proud to continue our near-century-long commercial relationship with Canadian Tire with a multi-year agreement. In addition, we entered into long-term agreements with Canpotex and Loblaws while Hapag-Lloyd added the port of Saint John, New Brunswick, Canada to the westbound rotation of their service. This aligns with our commitment to sustainability, and these initiatives will help reduce carbon emissions as a result of traffic being diverted to rail instead of trucks. Our values of accountability, diversity and pride drive the CP team to develop and implement solutions that facilitate providing safe, reliable and efficient service.

2021 compensation

The table below is a summary of the compensation awarded to Mr. Brooks for 2021. The assessment was reviewed by the Compensation Committee, and approved by the Board.

Compensation (in CAD $‘000)	2021
Fixed
Salary	723
At-risk
Short-term incentive	1,000
Long-term incentive
- PSUs	1,500
- DSUs	66
- Stock options	920
Total direct compensation	4,209

Note:

All values above are from the Summary Compensation Table on page 64. Total direct compensation includes base salary, actual short-term paid and actual long-term incentive grants.

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MARK A. REDD  EXECUTIVE VICE-PRESIDENT OPERATIONS

Mr. Redd has been Executive Vice-President Operations since September 1, 2019, bringing to his role considerable leadership experience in rail operations and safety excellence. He joined CP in October 2013 as General Manager Operations U.S. West and has held various leadership positions. In February 2017, he became Senior Vice-President Operations Western Region.

Mr. Redd was proudly named CP’s 2016 Railroader of the Year. He leads the 24/7 operations of our network, which includes responsibility for network transportation, operations, mechanical, engineering, procurement, operations technology and labour relations. Mr. Redd began his railroading career at Midsouth Rail in Jackson, Mississippi, and then moved to KCS as a locomotive engineer and then appointed Vice-President Transportation. He is also a former Chairman of the operating board for the Port Terminal Railroad Association in Houston, Texas. Mr. Redd holds a Bachelor and Master of Science in Management from University of Phoenix and Executive MBA from the University of Missouri – Kansas City.

Accomplishments in 2021

We have an obligation to deliver safe and reliable service, which is part of our success platform, and this is accomplished through the strength and character of our incredible team of railroaders. Under Mr. Redd’s leadership, we remained resilient throughout 2021. Even when facing extreme and changing conditions such as natural disasters and the ongoing pandemic, the CP network kept running to deliver for our customers, the economy and the environment. Our unwavering focus on progressing safety excellence continues as CP remains an industry leader in train accident statistics for the 16th consecutive year with a FRA-reportable train accident frequency of 1.10 and 2021 saw FRA-reportable personal injuries down 17 percent from 2020 with a frequency of 0.92, which is tied for second best frequency of all Class I railroads.

With progressively longer, heavier, and faster trains, we increased our terminal network capacity and reduced operating costs. Nearly half of the locomotives in service are equipped with Fuel Trip Optimizer (FTO), which is an on-board software designed for the safe automated movement of freight trains, resulting in improved fuel efficiency and a reduction in overall emissions. As part of CP’s Climate Strategy, our investment in the innovative Hydrogen Locomotive Program reinforces our commitment to sustainable growth and greenhouse gas emission reductions. We also released the new intermodal virtual assistant, PORTAGE, in which drivers can access the virtual assistant to resolve issues quickly. This technology provides an enhanced customer experience while allowing CP employees to focus on providing support for more complex issues, resulting in improved operating efficiencies throughout our network. Under Mr. Redd’s leadership, we continue to grow our network with technology enhancements, including the installation and commissioning of a Train Inspection Portal System. The system is utilized under industry unique regulatory exemptions to inspect train movements by remote inspectors. This technology is also coupled to CP’s industry leading cold wheel technology whereby CP performs air brake inspections to ensure cars are braking effectively. These technologies ensure freight cars with defects are removed from service and promptly repaired for continued safe operation with fewer online failures, increased train velocity and lower overall terminal dwell.

Develop People is one of our five Foundations, and we continue our leadership and development training programs during the pandemic as we are committed to a culture of continuous improvement. Mr. Redd is proud to co-chair our Diversity and Leadership Steering Committee and fosters the development of a diverse and inclusive operations team, mentoring, recognizing employee’s commitment to safety through CP’s annual Safety Awards, and by frequent visits to the field.

2021 compensation

The table below is a summary of the compensation awarded to Mr. Redd for 2021. The assessment was reviewed by the Compensation Committee, and approved by the Board.

Compensation (in CAD $‘000)	2021
Fixed
Salary	646
At-risk
Short-term incentive	814
Long-term incentive
- PSUs	1,426
- DSUs	19
- Stock options	1,011
Total direct compensation	3,916
Note: All values above are from the Summary Compensation Table on page 64. Total direct compensation includes base salary, actual short-term paid and actual long-term incentive grants.

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JEFFREY J. ELLIS  CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

Mr. Ellis has been Chief Legal Officer and Corporate Secretary since November 23, 2015. He is accountable for the overall strategic leadership, and performance of the legal, corporate secretarial, government relations and public affairs functions at CP.

Prior to joining CP in 2015, Mr. Ellis was the U.S. General Counsel at BMO Financial Group. Before joining BMO in 2006, Mr. Ellis was in private practice in Ontario. He holds a BA and MA from the University of Toronto, JD and LLM degrees from Osgoode Hall Law School as well as an MBA from Western University. Mr. Ellis is a member of the bars of New York, Illinois, Ontario and Alberta.

Accomplishments in 2021

Mr. Ellis and his team provide strategic guidance and have accountability for legal services, corporate secretarial matters, communications and government affairs. This year, Mr. Ellis and his team played a key role in negotiating the historic merger agreement between CP and KCS in March 2021. When a rival bid was made for KCS in April 2021, they led efforts to show the STB that the rival bid should not receive regulatory approval. Upon receipt of that decision, Mr. Ellis and his team, helped renegotiate the merger agreement with KCS in September 2021, leading to the acquisition of KCS and closing into the voting trust on December 14, 2021 (the merger remains subject to STB approval).

Throughout 2021, the legal team collaborated with stakeholders to navigate the regulatory requirements necessary to achieve the generational CP-KCS opportunity, which, if approved by the STB, will inject new competition and new capacity into the North American rail network.

As Corporate Secretary, Mr. Ellis’ responsibilities include corporate governance practices, CP’s Code of Business Ethics and providing strategic support to CP’s senior management and the Board of Directors. In 2021, during the ongoing COVID-19 pandemic, he has been pivotal in providing legal guidance along with governmental affairs and communications support on both sides of the Canada-US border as part of the company’s pandemic response.

As chair of CP’s Indigenous Diversity Council, Mr. Ellis helped establish the Indigenous Liaison-Network at CP. This is an important step in reinforcing an inclusive workplace at CP by creating a network of Indigenous employees for cultural support, guidance and mentorship in the workplace. With his leadership, the Indigenous Relations team was also integral in the launch of CP’s Every Child Matters locomotive. This locomotive commemorates the survivors of residential schools in Canada and raises awareness to continue learning about Indigenous peoples and their rich history and culture. Mr. Ellis continues to be an Executive Committee member for Legal Leaders for Diversity and Inclusion and is a Board member of the Railway Association of Canada. In 2021, with Mr. Ellis’ guidance, CP was recognized by Corporate Knights as one of Canada’s Best 50 Corporate Citizens. Corporate Knights annually ranks the country’s largest companies based on corporate environmental, social and governance practices.

2021 compensation

The table below is a summary of the compensation awarded to Mr. Ellis for 2021. The assessment was reviewed by the Compensation Committee, and approved by the Board.

Compensation (in CAD $‘000)	2021
Fixed
Salary	554
At-risk
Short-term incentive	616
Long-term incentive
- PSUs	869
- DSUs	78
- Stock options	515
Total direct compensation	2,632
Note: All values above are from the Summary Compensation Table on page 64. Total direct compensation includes base salary, actual short-term paid and actual long-term incentive grants.

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Share performance

The graph below shows the total shareholder return of $100 invested in CP shares compared to the two major market indices over the last five years ending December 31, 2021 assuming reinvestment of dividends. The graph also shows the total compensation awarded to our NEOs for each of the past five years.

The graph shows CP shares have outperformed the S&P/TSX Composite Index and the S&P 500 index while our NEOs’ total compensation has directly aligned with the increasing value provided to our shareholders in recent years. We have delivered significant shareholder value as our cumulative total return for the five-year period ending December 31, 2021 was 149 percent on the TSX and 165 percent on the NYSE.

The total compensation value for NEOs as disclosed in the summary compensation table is 0.5 percent of our total revenues of $8.0 billion for 2021.

at December 31	2017	2018	2019	2020	2021
CP TSR (C$)	121	129	178	240	249
CP TSR (US$)	129	127	184	253	265
S&P/TSX Composite Index (C$)	109	99	122	129	161
S&P 500 Index (US$)	122	116	153	181	233
TDC ($ thousands)	27,471	22,210	27,352	31,855	41,754

Note:

•	Total direct compensation (TDC) is the total compensation awarded to the NEOs, as reported in the summary compensation table in prior years.
•	We used the following to calculate total direct compensation in the table above:
•	2021 and 2020: Keith Creel, Nadeem Velani, John Brooks, Mark Redd and Jeffrey Ellis
•	2019: Keith Creel, Nadeem Velani, John Brooks, Laird Pitz and Mark Redd
•	2018: Keith Creel, Nadeem Velani, Robert Johnson, Laird Pitz and John Brooks
•	2017: Keith Creel, Nadeem Velani, Robert Johnson, Laird Pitz and Jeffrey Ellis
•

Mr. Creel, Mr. Brooks, Mr. Pitz, Mr. Redd and Mr. Johnson were paid in U.S. dollars and their amounts have been converted using the following average exchange rates: $1.2535 for 2021, $1.3415 for 2020, $1.3269 for 2019, $1.2957 for 2018 and $1.2986 for 2017.

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EXECUTIVE COMPENSATION DETAILS

Summary compensation table

The table below shows annual compensation in Canadian dollars for our five NEOs for the three fiscal years ended December 31, 2021. Mr. Creel, Mr. Brooks and Mr. Redd are paid in U.S. dollars and their compensation has been converted to Canadian dollars using the average exchange rates for the year: $1.2535 for 2021, $1.3415 for 2020 and $1.3269 for 2019. Mr. Velani and Mr. Ellis are paid in Canadian dollars.

Executive and principal position	Year	Salary ($)(1)	Share-based awards ($)(2)	Option-based awards ($)(3)	Non-equity incentive plan compensation - annual incentive plan ($)(4)	Pension Values ($)(5)	All other compensation ($)(6)	Total Compensation ($)

Keith E. Creel	2021	1,496,068	7,138,547	14,910,982	2,337,606	608,541	237,237	26,728,981
President and Chief	2020	1,601,097	6,826,446	4,156,579	3,442,359	546,767	242,948	16,816,196
Executive Officer	2019	1,537,866	5,870,208	3,642,061	2,978,994	566,343	554,930	15,150,402

Nadeem S. Velani	2021	806,821	1,684,658	997,455	1,102,552	248,433	53,715	4,893,634
Executive Vice-President	2020	790,366	1,818,076	1,157,441	1,263,452	226,331	66,336	5,322,002
and Chief Financial Officer	2019	751,099	1,623,980	978,943	1,095,729	214,043	59,250	4,723,044

John K. Brooks	2021	722,525	1,566,074	920,156	999,666	534,527	90,248	4,833,196
Executive Vice-President	2020	735,100	1,548,288	942,743	1,149,741	557,101	83,767	5,016,740
and Chief Marketing Officer	2019	670,235	1,240,804	697,030	829,259	627,542	66,651	4,131,521

Mark A. Redd	2021	645,748	1,444,831	1,010,560	814,384	104,262	89,381	4,109,166
Executive Vice-President	2020	595,081	1,155,272	693,849	827,327	93,038	79,781	3,444,348
Operations	2019	491,307	642,177	355,053	592,539	96,231	214,626	2,391,933

Jeffrey J. Ellis	2021	554,274	947,383	514,607	616,166	143,932	51,938	2,828,300
Chief Legal Officer	2020	520,967	954,825	520,534	638,004	125,011	44,457	2,803,798
and Corporate Secretary	2019	463,071	695,339	438,493	520,787	112,898	54,844	2,285,432

(1)	Salary. Represents salary earned in the year. Mr. Velani’s salary is set in U.S. dollars and was paid in Canadian dollars based on an exchange rate of 1.2627 in 2021.
(2)

Share-based awards. Includes PSUs and DSUs awards, where applicable. PSUs were granted on January 29, 2021. The grant date accounting fair value is $85.93 for grants on the TSX and US$67.24 for grants on the NYSE and are calculated in accordance with FASB ASC Topic 718: Compensation—Stock Compensation. See Item 8, Financial Statements and Supplementary Data, Note 25: Stock-based compensation in our Annual Report on form 10-K filed with the SEC and securities regulatory authorities in Canada on February 23, 2022 for more details.

To calculate the number of PSUs our NEOs receive, we use the Willis Towers Watson binomial lattice model and the 30-day average closing share price on the TSX or the NYSE prior to the grant date.

Willis Towers Watson Expected Life Binomial Valuation

Assumptions	TSX / NYSE

Term	3 years

Vesting Schedule	3 year cliff

Payout Range % (threshold-target-max)	50 - 100 - 270

Risk of Forfeiture	5%

PSU Value (as a % of grant price)	84%

Using this valuation model, the grant date expected fair value on January 29, 2021 was $72.18 on the TSX and US$56.48 on the NYSE, based on the above assumptions.

Mr. Brooks, Mr. Redd and Mr. Ellis’ amounts include the value of DSUs granted on January 29, 2021. See the About deferred compensation section on page 72 for more details.

Mr. Redd’s amount also includes the incremental fair value of $180,830 (US$144,260) to reflect the discretion approved by Board for his July 20, 2018 special PSUs granted when he was not an NEO. See Compensation committee discretion on page 47 for more details. The incremental fair value is calculated in accordance with FASB ASC Topic 718: Compensation - Stock Compensation and reflects the fair value of incremental PSUs allowed to vest due to exercise of positive discretion.

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(3)

Option-based awards. The grant date fair value of stock option awards granted to each NEO has been calculated in accordance with FASB ASC Topic 718: Compensation – Stock Compensation. We used the Black-Scholes option-pricing model (with reference to the shares underlying the options). Stock options awarded as part of the annual program were granted on January 29, 2021. The grant date accounting fair value of the awards shown in the Summary Compensation table with reference to the TSX and NYSE are $17.26 and US$14.73, respectively for the January 29, 2021 grant. See Item 8, Financial Statements and Supplementary Data, Note 25: Stock-based compensation in our Annual Report on Form 10-K filed with the SEC and securities regulatory authorities in Canada on February 23, 2022 for more details.

To calculate the number of options, we use Willis Towers Watson’s expected life binomial methodology and the 30-day average closing share price on the TSX or the NYSE prior to the grant date.

The grant price on January 29, 2021 is $85.93 on the TSX and US$67.24 on the NYSE. Using the binomial valuation model, the grant date expected fair value on January 29, 2021 was $16.33 on the TSX and US$13.45 on the NYSE. The assumptions are below:

	Willis Towers Watson Expected Life Binomial Valuation

Assumptions	NYSE	TSX

Option Term	7 years	7 years

Vesting Schedule	4 year pro-rated	4 year pro-rated

Expected Life	4.75 years	4.75 years

Dividend Yield (1-year historical)	1.02%	1.01%

Volatility (3-year daily)	23.5%	22.3%

Risk-free Rate (yield curve)	1.75 - 2.00%	1.5 - 1.7%

Risk of Forfeiture	5%	5%

Stock Option Value (as a % of grant price)	20%	19%

Mr. Creel’s amount includes a special upfront grant on March 27, 2021 in relation to amendments to his executive employment agreement made on March 21, 2021 to retain him until at least year 2026. The grant date fair value of this grant is US$16.24 on the NYSE and is calculated in accordance with FASB ASC Topic 718: Compensation - Stock Compensation. See 2021 stock option awards on page 52 for more details.

Mr. Redd’s amount also includes the incremental fair value of $247,071 (US$197,105) to reflect the discretion approved by Board for his July 20, 2018 PSOs granted when he was not an NEO. See Compensation committee discretion on page 47 for more details. The incremental fair value is calculated in accordance with FASB ASC Topic 718: Compensation - Stock Compensation and reflects the fair value of incremental options allowed to vest due to exercise of positive discretion as calculated using the Black-Scholes option-pricing model at the modification date.

(4)

Non-equity annual incentive. Cash bonus earned under our short-term incentive plan for 2021 and paid in February 2022. In respect of their short-term incentive compensation, Mr. Brooks and Mr. Redd elected to receive part of their 2021 bonus in DSUs.

(5)

Pension. Mr. Creel, Mr. Velani and Mr. Ellis participate in the Canadian defined contribution plan (DC plan) and in the defined contribution supplemental plan (DC SERP). Mr. Creel and Mr. Redd participate in the U.S. defined contribution plan and the U.S. supplemental executive retirement plan. Mr. Brooks participates in the CP Pension Plan for U.S. Management Employees. Mr. Brooks’ pension values for 2019 and 2020 have been restated to reflect a change in calculation assumptions adopted in 2021. See Retirement plans on page 71 for more details.

(6)

All other compensation. The NEOs receive certain benefits and perquisites which are competitive with our comparator group. The table below shows the breakdown of all other compensation for 2021. The values in the table have been converted to Canadian dollars using the 2021 average exchange rate of $1.2535.

	Perquisites						Other compensation

Executive	Personal use of company aircraft ($)(a)	Auto benefits ($)(b)	Housing allowance ($)(c)	Financial and tax planning ($)(d)	Additional medical ($)(e)	Club benefits ($)(f)	401K match ($)(g)	Employer share purchase plan match ($)(h)	Total ($)

Keith Creel	115,501	28,092	4,514	22,444	655	29,642	6,769	29,620	237,237

Nadeem Velani	-	25,045	-	-	1,495	11,200	-	15,975	53,715

John Brooks	-	38,396	-	12,410	1,860	14,039	9,237	14,306	90,248

Mark Redd	-	39,241	-	12,410	-	14,039	10,905	12,786	89,381

Jeffrey Ellis	-	27,321	947	-	1,495	11,200	-	10,975	51,938

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(a)

Calculated by multiplying the variable cost per air hour by the number of hours used for travel and includes costs for fuel, maintenance, landing fees and other miscellaneous costs. As Mr. Creel is required to travel frequently for business, CP prefers he uses our corporate aircraft within North America to ensure his safety, security and ability to immediately travel across CP’s network. As an executive of a Calgary-based company, enabling the CEO to visit his family in the United States is an important retention tool. Non-corporate use of the corporate aircraft has been limited to family visits.

(b)

Reflects the cost of a company-leased vehicle and reimbursement of related operating costs. A taxable reimbursement of auto benefits is provided for executives with vehicles that meets a CFCR (Combined Fuel Consumption Ratio from the Canadian federal government) of 11.8L per 100KM or less.

(c)

Reflects total costs pro-rated for the days Mr. Creel is in Calgary to provide reasonable accommodation. For Mr. Ellis, the value reflects a housing subsidy that was included in his relocation package, which ended in June 2021.

(d)	Reflects the cost of executive financial counselling provided for Mr. Creel, Mr. Brooks and Mr. Redd. Mr. Velani and Mr. Ellis did not use the company provided service.
(e)

Under the U.S. medical benefits plan, available to all U.S. employees, the majority of the cost of a medical examination is covered by the plan. Only incremental costs for the executive medical are paid for by CP. In Canada, executive medicals are not covered under the group benefit plan.

(f)

Included in the perquisites program available to all senior executives is a value of $11,200 in their respective home currency. Value of CEO’s club membership of $29,642 reflects the Canadian dollar conversion of US$23,647.

(g)	Reflects matching company contributions to the 401k plan for Mr. Creel, Mr. Brooks and Mr. Redd.
(h)

Company contributions to the employee share purchase plan (ESPP). Our NEOs participate in the ESPP on the same terms and using the same formulas as other participants. See page 70 to read more about the ESPP.

Employment agreements

Except for Mr. Creel and Mr. Ellis, employment agreements for executive officers are set out in a standard offer letter template. The letters contain the standard terms as described in the compensation discussion and analysis and include an annual salary, participation in the short and long-term incentive plans as approved annually by the Compensation Committee, participation in the benefit plans or programs generally available to management employees and perquisites. As of the date of this proxy circular, all of our NEOs have a two-year non-compete, non-solicitation agreement tied to their CP employment.

Mr. Creel’s employment agreement includes:

•	reasonable living accommodation in Calgary
•	use of the corporate aircraft for business commuting and family visits within North America
•	non-disclosure, non-solicitation and confidentiality covenants
•	severance provisions as described on page 74
•	reimbursement for club memberships of up to US$25,000 annually
•	reimbursement for financial services of up to US$20,000 annually

On March 21, 2021, in connection with the announcement of the merger with KCS, CP entered into a stock option agreement and amendment to Mr. Creel’s executive employment agreement with the intent to retain him until at least year 2026. If Mr. Creel voluntarily resigns or retires prior to January 31, 2026 any PSUs granted after March 1, 2021 will not be deemed retirement-eligible as previously provided in the PSU plan and his prior employment agreement. The 517,385 options granted to Mr. Creel in connection with these amendments to his executive employment agreement will expire on March 27, 2028 and will be subject to the terms and conditions of the Plan. In consideration of the Award, CP and Mr. Creel agreed to amend his current employment agreement to reduce the value of the annual long-term incentive plan award Mr. Creel is entitled to receive by US$2.1 million in each year of 2022, 2023, 2024 and 2025 (an aggregate of $8.4 million). For details of the stock options granted on March 27, 2021, see page 52.

Mr. Ellis’ employment agreement includes a severance package for a termination without cause as described on page 74 and a non-compete, non-solicitation agreement.

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Incentive plan awards

Outstanding share-based awards and option-based awards

The table below shows all vested and unvested equity incentive awards that were outstanding as of December 31, 2021. See Long-term incentive plan beginning on page 49 for more information about our stock option and share-based awards.

		Option-based awards(1)					Share-based awards(2)

Executive	Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($) (1)	Grant type	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)

Keith Creel (3)	31-Jan-14	199,500	33.77	31-Jan-24	11,413,395
	24-Jul-14	239,700	42.06	24-Jul-24	11,726,124
	22-Jan-16	276,250	23.36	22-Jan-26	17,014,161
	20-Jan-17	42,355	30.20	20-Jan-24	2,241,341
	1-Feb-17	93,810	30.23	1-Feb-24	4,960,667
	1-Feb-17	886,125	30.23	1-Feb-24	46,858,235
	22-Jan-18	215,740	37.17	22-Jan-25	9,510,123
	25-Jan-19	271,010	41.06	25-Jan-26	10,609,950
	31-Jan-20	287,160	53.16	31-Jan-27	6,837,074
	29-Jan-21	237,145	67.24	29-Jan-28	1,413,066
	27-Mar-21	517,385	71.64	27-Mar-28	196,782
	6-Feb-13					DSU			14,785,061
	14-Feb-19					PSU			20,708,836
	31-Jan-20					PSU	97,200	8,865,218
	29-Jan-21					PSU	85,217	7,772,251
Total		3,266,180			122,780,918		182,417	16,637,469	35,493,897

Nadeem Velani	23-Jan-15	1,000	43.76	23-Jan-25	47,220
	22-Jan-16	14,635	33.15	22-Jan-26	846,342
	22-Jan-18	66,300	46.33	22-Jan-25	2,960,295
	25-Jan-19	81,565	54.30	25-Jan-26	2,991,804
	31-Jan-20	87,275	70.31	31-Jan-27	1,803,974
	29-Jan-21	57,790	85.93	29-Jan-28	291,840
	26-Feb-14					DSU			313,080
	19-Feb-15					DSU			158,400
	24-Feb-17					DSU			287,385
	22-Feb-19					DSU	1,375	125,078	500,311
	31-Jan-20					DSU	21,010	1,911,551
	14-Feb-19					PSU			5,503,966
	31-Jan-20					PSU	5,250	477,667
	29-Jan-21					PSU	19,727	1,794,722
Total		308,565			8,941,475		47,362	4,309,018	6,763,142
John Brooks	23-Jan-15	12,530	35.18	23-Jan-25	583,952
	22-Jan-16	21,700	23.36	22-Jan-26	1,336,497
	20-Jan-17	13,050	30.20	20-Jan-24	690,580
	22-Jan-18	20,975	37.17	22-Jan-25	924,607
	25-Jan-19	37,420	41.06	25-Jan-26	1,464,980
	14-Feb-19	14,845	40.40	14-Feb-26	593,598
	31-Jan-20	65,130	53.16	31-Jan-27	1,550,699
	29-Jan-21	49,835	67.24	29-Jan-28	296,950
	6-Sep-12					DSU			468,351
	22-Feb-19					DSU	843	76,849	307,397
	29-Jan-21					DSU	785	71,635	286,541
	14-Feb-19					PSU			4,221,951
	31-Jan-20					PSU	22,046	2,010,697
	29-Jan-21					PSU	17,910	1,633,462
Total		235,485			7,441,863		41,584	3,792,643	5,284,240

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		Option-based awards(1)					Share-based awards(2)

Executive	Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($) (1)	Grant type	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)

Mark Redd (4)	1-Apr-14	6,900	33.23	1-Apr-24	398,475
	23-Jan-15	6,280	35.18	23-Jan-25	292,675
	20-Jan-17	4,665	30.20	20-Jan-24	246,862
	22-Jan-18	20,075	37.17	22-Jan-25	884,934
	20-Jul-18	19,800	38.99	20-Jul-25	827,125
	25-Jan-19	19,980	41.06	25-Jan-26	782,210
	3-Sep-19	6,485	46.95	3-Sep-26	205,460
	31-Jan-20	47,935	53.16	31-Jan-27	1,141,298
	29-Jan-21	41,350	67.24	29-Jan-28	246,391
	19-Feb-15					DSU			203,119
	22-Feb-19					DSU	715	65,189	260,758
	31-Jan-20					DSU	4,279	390,298	81,188
	29-Jan-21					DSU	1,712	156,160	82,475
	14-Feb-19					PSU			1,527,089
	3-Sep-19					PSU			519,437
	31-Jan-20					PSU	12,170	1,110,005
	29-Jan-21					PSU	13,377	1,220,049
Total		173,470			5,025,430		32,253	2,941,701	2,674,066

Jeffrey Ellis	22-Jan-16	6,485	33.15	22-Jan-26	375,028
	20-Jan-17	17,150	40.30	20-Jan-24	869,162
	22-Jan-18	21,255	46.33	22-Jan-25	949,036
	25-Jan-19	36,535	54.30	25-Jan-26	1,340,104
	31-Jan-20	39,250	70.31	31-Jan-27	811,298
	29-Jan-21	29,815	85.93	29-Jan-28	150,566
	22-Jan-16					DSU			174,058
	31-Jan-20					DSU	1,980	180,198	720,794
	29-Jan-21					DSU	916	83,310	333,241
	14-Feb-19					PSU			2,465,754
	31-Jan-20					PSU	11,811	1,074,521
	29-Jan-21					PSU	10,178	925,968
Total		150,490			4,495,194		24,885	2,263,997	3,693,847

(1)

Option-based awards. Regular options granted before 2017 vest 25 percent each year for four years beginning on the first anniversary of the grant date and expire 10 years from the grant date. Grants made in 2017 and onwards expire seven years from the grant date. All exercise prices for grants received prior to 2015 are in Canadian dollars. With respect to Mr. Creel, Mr. Brooks and Mr. Redd, exercise prices for option awards that were granted in 2015 and later are in U.S. dollars. All of Mr. Velani’s and Mr. Ellis’ exercise prices are in Canadian dollars.

Value of unexercised in-the-money options. For stock options granted to NEOs in Canadian dollars, the value of unexercised in-the-money options at 2021 year-end is based on $90.98, the closing share price on the TSX on December 31, 2021. For NEOs with U.S. dollar stock option grants, the value of unexercised in-the-money options at 2021 year-end is based on US$71.94, the closing share price on the NYSE on December 31, 2021.

(2)

Share-based awards. Values include reinvested dividends. The PSU values are based on a payout at target (100 percent) for the 2020 and 2021 grants. For Mr. Velani and Mr. Ellis, the value of unvested PSUs and DSUs is based on $90.98, the closing share price on the TSX on December 31, 2021. For Mr. Creel, Mr. Brooks and Mr. Redd, the value of unvested PSUs or DSUs is based on US$71.94 our closing share price on the NYSE on December 31, 2021, converted into Canadian dollars using a year-end exchange rate of $1.2678.

Vested and unvested DSU awards are deferred and cannot be redeemed until the NEO leaves the Company.

(3)

Mr. Creel was awarded an upfront PSO grant on February 1, 2017 when he became CEO on January 31, 2017. These PSOs vested on February 1, 2022 based on our five-year total shareholder return (TSR) relative to two equally weighted measures: the S&P/TSX Capped Industrial Index and the S&P 1500 Road and Rail Index. The threshold for vesting is for CP’s TSR being at or above the 60th percentile relative to each index at the end of the performance period on January 31, 2022. CP’s TSR performance relative to the S&P/TSX Capped Industrial and S&P 1500 Road and Rail indices both exceeded the 60th percentile, vesting 100 percent of the grant.

On March 27, 2021, Mr. Creel was awarded a special stock option grant in conjunction with amendments to his executive employment agreement made on March 21, 2021. See 2021 Stock option awards on page 52 for more details.

(4)

As disclosed in CP’s 2021 proxy, prior to becoming an NEO, Mr. Redd was one of a number of key senior leaders who received a retention grant on July 20, 2018, consisting of PSOs and PSUs. The vesting of the grant was based on the achievement of revenue and diluted earnings per share (EPS) targets on December 31, 2020. To provide an equitable outcome for all award participants, the Board approved the application of positive discretion for the PSOs to vest at 75 percent (without discretion would vest at 50 percent) and the PSUs paid out at 125 percent (without discretion would payout at 100 percent) based upon the EPS target having been exceeded. The share price hurdle for the PSUs was exceeded, enabling the PSUs to payout at the approved 125 percent. As a result, Mr. Redd’s 19,800 PSOs vested and became exercisable on July 20, 2021. Mr. Redd’s 8,677 PSUs (including re-invested dividends) with 125 percent discretion applied based on the 30-day closing share price prior to the vest date on the NYSE and the 2021 average exchange rate of 1.2535 resulted in a Canadian dollar equivalent payout of $1,043,687. This value exceeds the estimated payout of $951,781 disclosed in the 2021 proxy as the market value of CP shares have appreciated since the time of the estimate.

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Incentive plan awards – value vested or earned during the year

The table below shows the amount of incentive compensation that vested or was earned in 2021.

Executive	Option-based awards - value vested during the year ($)(1)	Share-based awards - value vested during the year ($)(2)	Non-equity incentive plan compensation - value earned during the year ($)

Keith Creel	9,131,870	20,708,836	2,337,606

Nadeem Velani	1,993,507	5,503,966	1,102,552

John Brooks	1,158,116	4,221,951	999,666

Mark Redd	1,714,153	3,102,120	814,384

Jeffrey Ellis	988,176	2,465,754	616,166

(1)

Option-based awards—value vested during the year. Includes the aggregate dollar value that would have been realized if the options were exercised on the date of vest. It is calculated as the difference between the closing price (on each of the stock option vest dates in 2021) and the exercise price, converted to Canadian dollars where applicable using the exchange rate on the vest date.

(2)

Share-based awards—value vested during the year. Includes DSUs that have vested during the year and are valued as of the vest date and converted to Canadian dollars where applicable, as well as the 2019 PSU value which vested at 200 percent on December 31, 2021. The 2019 PSU value realized on December 31, 2021 for Mr. Creel, Mr. Brooks and Mr. Redd have been converted to Canadian dollars using the year-end exchange rate of $1.2678. See Payout of 2019 PSU award on page 54 for more details. In addition to the 2019 PSUs, Mr. Redd’s value reflects his 2018 special retention PSUs which vested on July 20, 2021 at 125 percent. See Outstanding share-based awards and option-based awards on page 67 for more details.

Option exercises and vested stock awards

The table below shows the options exercised and sold by the NEOs in 2021.

Executive	Number of options exercised and sold	Option exercise price ($)	Value realized ($)(1)
Nadeem Velani	18,220	40.30	786,826
	6,695	43.76	266,930
Jeffrey Ellis	7,750	40.30	445,541
	4,000	33.15	248,228

(1)	Based on the market price of shares less the option exercise price on the date of exercise.

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Equity compensation plan information

The table below shows the securities authorized for issuance under equity compensation plans at December 31, 2021. These include the issuance of securities upon exercise of options outstanding under the stock option plan and the director stock option plan.

The table also shows the remaining number of shares available for issuance and includes 1,700,000 shares under the director stock option plan. On July 21, 2003, the Board suspended any additional grants of options under the director stock option plan and there are no outstanding options under that plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	7,392,188	53.36	5,012,565

Equity compensation plans not approved by security holders	-	-	-

Total	7,392,188	53.36	5,012,565

See page 51 to read more about the stock option plan. You can also read about the two equity compensation plans in our audited consolidated financial statements for the year ended December 31, 2021, available on our website (investor.cpr.ca/financials), and on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

Employee Share Purchase Plan (ESPP)

CP’s ESPP is available to all employees and provides the opportunity to purchase shares on the open market through payroll deductions which aligns employees’ interests with those of shareholders. Employees may contribute between one percent and ten percent of their base salary to the ESPP every pay period. CP provides a 33 percent match on the first six percent of non-unionized and specified unionized employees’ contributions which vest at the end of the four consecutive quarters. Employees must remain participants of the ESPP at the time of vesting in order to receive the CP match.

In 2021, approximately 60 percent of our employees participated in the ESPP.

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Retirement plans

Canadian pension plans

Mr. Creel, Mr. Velani and Mr. Ellis participated in our DC plan in 2021.

Participants contribute between 4 and 6 percent of their earnings depending on their age and years of service, and the Company contributes between 4 and 8 percent of earnings on a participant’s base salary and annual bonus. For executives, CP contributes an additional 6 percent contribution on base salary and annual bonus. Total contributions are limited to the maximum allowed under the Income Tax Act (Canada) ($29,210 for 2021).

Defined contribution plan

Executive	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Keith Creel	2,801,563	587,106	3,661,737
Nadeem Velani	1,108,415	248,433	1,632,195
Jeffrey Ellis	633,286	143,932	910,273

Mr. Creel, Mr. Velani and Mr. Ellis also participate in the DC SERP, a non-registered plan that provides notional contributions in excess of the Income Tax Act (Canada) limits for the DC Plan at the same employer contribution in the DC Plan. Company contributions vest after two years of employment. Employees do not contribute to the DC SERP.

U.S. retirement plans

Our U.S. retirement program has five elements:

•	a qualified defined benefit pension plan (closed plan) which provides annual benefit accruals funded by employer contributions determined from Internal Revenue Service (IRS) rules;
•	a non-qualified defined benefit pension plan (closed plan) for certain employees whose compensation exceeds the U.S. Internal Revenue Code limit (US$230,000 for 2021);
•	a voluntary qualified 401(k) plan with employer match;
•	a qualified defined contribution plan which provides automatic employer contributions; and
•	a non-qualified defined contribution plan for certain employees whose compensation exceeds the U.S. Internal Revenue Code limit (US$290,000 for 2021).

CP pension plan for U.S. management employees (closed plan)

CP sponsors a defined benefit pension plan comprised of a Basic Defined Benefit Pension Plan (Basic DB Plan) and a Supplemental Pension for earnings in excess of the IRS compensation limits in the Basic DB Plan, which provides retirement benefits in excess of the benefits payable from the Basic DB Plan. The benefit is based on age, service and a percentage of final average compensation.

The pension formula uses the final average monthly earnings and calculates a benefit of 0.5 percent up to the Tier 1 Railroad Retirement Board limit and 1.25 percent in excess of that limit, and multiplies that by the years of service to a maximum of 30 years. An unreduced pension is available for all employees under the Basic DB Plan and the Supplemental Pension Plan as early as age 62 with 30 years of service with the normal retirement benefit payable at age 65.

The table below summarizes Mr. Brooks’ participation in the Basic DB Plan and Supplemental Pension Plan in 2021. The values in the table have been converted to Canadian dollars using the 2021 average exchange rate of $1.2535.

	Years of credited service		Annual benefits payable		Opening present value of defined benefit obligation ($)	Compensatory change ($)	Non-compensatory change ($)	Closing present value of defined benefit obligation ($)
Executive	At December 31, 2021	At age 65	At year end ($)	At age 65 ($)
John Brooks	13.17	27.25	194,504	402,448	3,048,768	534,527	(420,711)	3,162,584

The present value of the defined benefit obligation is based on the assumptions and methods used for financial statement reporting. In previous years, it was assumed that Mr. Brooks’ accrued benefit would be paid at age 65. The present value was determined using a discount rate of 2.71 percent and mortality adjusted actuarial assumptions.

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401(k) plan

Individuals can make pre-tax or post-tax (Roth) contributions to the 401(k) plan subject to limitations imposed by the IRS in the U.S. The Company provides a matching contribution of 50 percent on the first six percent of eligible earnings. All contributions vest immediately.

U.S. salaried retirement income plan

The U.S. Salaried Retirement Income Plan is employer-funded with an annual contribution amount equal to 3.5 percent of eligible earnings, which include base salary and annual bonus. These earnings are subject to compensation limitations imposed by the IRS in the U.S. These amounts are included in the summary compensation table under All other compensation.

Supplemental defined contribution plan (U.S. DC SERP)

The U.S. DC SERP is an unfunded, non-qualified defined contribution plan that provides an additional company contribution equal to six percent of eligible earnings without regard to the limitations imposed by the IRS. In the U.S., eligible earnings include base salary and annual bonus. In addition, for earnings in excess of the limitations imposed by the U.S. Internal Revenue Code, an additional 3.5 percent contribution is made. Company contributions cliff vest at the end of three years.

Mr. Creel and Mr. Redd participated in the U.S. DC SERP in 2021. The table below shows the U.S. Salaried Retirement Income Plan and U.S. DC SERP account information as at December 31, 2021 and values have been converted to Canadian dollars using the 2021 average exchange rate of $1.2535.

Executive	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Keith Creel	1,227,046	21,435	1,303,392
Mark Redd	415,177	104,262	557,017

About deferred compensation

Executive officers and members of senior management who have not met their share ownership requirement can choose to defer all or a portion of their short-term incentive or PSU grant as DSUs.

The short-term incentive DSUs are granted in the year the bonus is actually paid and may receive a 25 percent match. The deferred amount, including the match, cannot exceed the amount needed to meet the ownership requirement. The amount is converted to bonus DSUs using the average market price of a CP common share for the 10 trading days immediately before December 31 of the applicable performance year. The matching units vest after three years.

Eligible executives can elect to defer a portion of their PSU grant prior to start of the performance period. These performance DSUs are subject to the same performance and vesting conditions as the corresponding PSU grant. To align with the granting practice of the PSU plan, the elected amount converted to performance DSUs is based on the market closing price of a CP common share for the 30 trading days prior to the grant date. The performance DSUs may receive a 25 percent match upon vesting, three years from the grant date.

To defer any compensation, elections must be made by June 30th of the calendar year prior to the new fiscal year. Matching DSUs cannot exceed 20 percent of the executives’ total ownership requirement.

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The table below shows the number of DSUs outstanding and their value based on our closing share price on December 31, 2021.

Executive	Unvested DSUs (#)	Vested DSUs (#)	Total Units (#)	Value as at December 31, 2021 ($)(1)
Keith Creel	0	162,107	162,107	14,785,061
Nadeem Velani	22,385	13,840	36,225	3,295,805
John Brooks	1,628	11,647	13,275	1,210,773
Mark Redd	6,706	6,881	13,587	1,239,187
Jeffrey Ellis	2,896	13,498	16,394	1,491,601

(1)

We valued the outstanding DSUs using $90.98, our closing share price on the TSX on December 31, 2021 for Mr. Velani and Mr. Ellis, and US$71.94, our closing share price on the NYSE and converted to Canadian dollars using a year-end exchange rate of $1.2678 for Mr. Creel, Mr. Brooks and Mr. Redd.

DSUs are redeemed for cash after the executive retires or leaves the Company, with: (i) Canadian-resident executives being entitled to elect a date of payment between the date that is six months following their departure from the Company and December 15th of the following calendar year, in compliance with Canadian tax rules; and (ii) U.S. resident executives being paid six months after their departure from the Company, in compliance with U.S. tax regulations. We used the average market price of a share for the 10-trading days immediately before the payment date to calculate the amount, which the participant receives in a lump sum less withholding taxes.

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Termination and change in control

Termination of employment

We have policies to cover different kinds of termination of employment.

Mr. Creel is covered under the terms of his employment agreement effective January 31, 2017, as amended December 18, 2018 and March 21, 2021, that includes non-competition, non-solicitation and confidentiality restrictions. Mr. Ellis has a severance agreement for termination without cause. Mr. Velani, Mr. Brooks and Mr. Redd are subject to the same terms as all other employees for resignation, retirement, termination with cause, termination without cause and change in control. Mr. Velani, Mr. Brooks, Mr. Redd and Mr. Ellis have signed non-competition, non-solicitation agreements in 2019, 2020 and 2021 that also had confidentiality restrictions.

	Resignation	Retirement	Termination with cause	Termination without cause	Change in control
Severance	None	None	None	Mr. Creel: 24 months of base salary Mr. Ellis: 12 months of salary Other NEOs: pursuant to applicable law	None
Short-term incentive	Forfeited	Award for current year is pro-rated to retirement date	Forfeited	Equal to the target award for severance period for Mr. Creel Other NEOs: award for current year is pro-rated to termination date as per plan	None
DSUs	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested units vest early if the holder is terminated following change in control
Performance share units	Forfeited

Award continues to vest based on performance factors and executive is entitled to receive the full value as long as they have worked for six months of the performance period, otherwise the award is forfeited

			Forfeited	Pro-rated based on active service within the performance period and based on actual performance at the end of the performance period	Only vest if the executive is terminated following a change in control PSUs vest at target, pro-rated based on active service within the performance period
Stock options	Vested options are exercisable for 30 days or until the expiry date, whichever comes first Unvested options are forfeited Performance stock options are forfeited	Options continue to vest Award expires five years after the retirement date or the normal expiry date, whichever is earlier Performance stock options are forfeited	Forfeited	Vested options are exercisable for six months following termination as well as any options that vest during the six-month period Performance stock options are forfeited	Options only vest early if the option holder is terminated following the change in control Performance stock options are forfeited
Pension	No additional value	No additional value	No additional value	No additional value	No additional value
ESPP shares	Unvested shares are forfeited	Unvested shares vest	Unvested shares are forfeited	Unvested shares vest	Unvested shares vest
Benefits	End on last day worked	Post-retirement life insurance of $50,000 and a health spending account based on years of service (same for all employees)	End on termination date	End on last day worked	None
Perquisites	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited

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The table below shows the estimated incremental amounts that would be paid to Mr. Creel and Mr. Ellis, if their employment had been terminated without cause on December 31, 2021. There is no extra tax gross-up provision for any termination benefit.

Name	Severance period (# of months)	Base pay ($)	Short-term incentive ($)	Additional retirement benefits ($)	Other benefits(1) ($)	Value of vesting of options and equity-based awards(2) ($)	Payable on termination without cause ($)
Keith Creel	24	3,026,270	3,782,838	—	36,474	15,642,663	22,488,245
Jeffrey Ellis	12	560,150	448,120	—	24,630	1,837,786	2,870,686
Total		3,586,420	4,230,958	—	61,104	17,480,449	25,358,931

(1)

Reflects the value of accelerated vesting of shares purchased under the ESPP for Mr. Creel and Mr. Ellis. Also includes the cost of group benefits for Mr. Ellis for the severance period as per his employment agreement.

(2)

Reflects the value of stock options and equity-based awards vesting within six months following termination in accordance with our stock option plan, and the pro-rated value as of the termination date of PSU awards. Mr. Creel’s calculation is based on US$71.94, our closing share price on the NYSE on December 31, 2021, converted to Canadian dollars using a year-end exchange rate of $1.2678. Mr. Ellis’ calculation is based on $90.98, our closing share price on the TSX on December 31, 2021.

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CEO pay ratio

CP is proactively providing transparency and public disclosure related to CEO pay as compared to the median employee. Our proxy is governed under Canadian Securities Administrators (CSA) regulations and is not required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K to disclose information about the ratio of the annual total compensation of our median employee and the annual total compensation (pay ratio) of Mr. Creel, our President and CEO. In support of the Board’s commitment to progressive disclosure practices we have determined and are disclosing the CEO pay ratio for the past three fiscal years, 2021, 2020 and 2019 in the table below.

For December 31	2021(1)	2020	2019
CEO pay ratio	223:1	145:1	130:1
Without 2021 one-time stock option grant	135:1

(1)

The year-over-year increase in the CEO pay ratio is, in large part, attributable to the special upfront stock option grant awarded to Mr. Creel on March 27 and does not take into account the corresponding reduction to Mr. Creel’s future annual long-term incentive plan compensation. Without including this one-time upfront stock option grant in the CEO pay ratio calculation, the 2021 pay ratio would be 135:1, which is aligned with the pay ratios of the prior two years. This supplemental ratio is not intended to replace the above ratio calculated in accordance with SEC rules, but is provided to normalize for Mr. Creel’s one-time special compensation award, which we do not believe is helpful in evaluating compensation for comparative purposes.

As further disclosed in the 2021 long-term incentive awards on page 49, the upfront stock option will reduce the value of Mr. Creel’s annual long-term incentive plan by US$2.1 million in each year of 2022, 2023, 2024 and 2025 (an aggregate of US$8.4 million) pursuant to the amendments to his executive employment agreement.

To identify our median employee, we conducted an analysis of the total compensation of our employee population in Canada and the United States (U.S.), other than our CEO, who were employed by CP on December 31 for each of the years disclosed. We have determined that using the taxable income reported on the T4 box 14 employment income and W-2 box 1 income for employees in Canada and the U.S., provides a reasonable and consistent estimate for evaluating annual total compensation. The median employee annual total compensation for 2021, 2020, 2019 is $119,656, $116,353 and $116,173, respectively. In accordance with applicable U.S. disclosure rules, we calculated 2021, 2020 and 2019 annual total compensation for our median employees using the same methodology that we use to determine our NEOs’ annual total compensation in the Summary compensation table on page 64.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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CP is one of Canada’s oldest and most recognizable companies. We were founded in 1881 to connect Canada. We take pride in our historic legacy, our role as a business leader, and our reputation for honesty, integrity and the faithful performance of our undertakings and obligations.

Our ability to maintain this reputation depends on our actions and the choices we make every day. We believe that good corporate governance practices are essential to effective management and the protection of CP’s investors, employees and other stakeholders.

Where to find it

Serving as a Director	91
Integrity	91
Share Ownership	92
Attendance	94
Skills and Development	94
Director Engagement by Management	97

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GOVERNANCE AT CP

CP has a strong governance culture and we have adopted many leading policies and practices. As a U.S. and Canadian listed company, our corporate governance practices comply with or exceed the practices outlined by the Canadian Securities Administrators (CSA) in National Policy 58-201 Corporate Governance Guidelines and the TSX, the SEC and the NYSE.

We regularly review our policies and practices and make changes as appropriate, so we stay at the forefront of good governance as standards and guidelines continue to evolve in Canada and the United States.

The Board and the Governance Committee are responsible for developing our approach to corporate governance. This includes annual reviews of the corporate governance principles and guidelines which were established by the Board, as well as the terms of reference for the Board and each of the four Board standing committees.

CP’s corporate governance principles and guidelines are available on our website at investor.cpr.ca/governance.

About the Board

The Board has ultimate authority to make decisions about CP, other than on matters that are specifically reserved for shareholders.

The Board is responsible for overseeing CP’s business, providing overall guidance and direction to management, our long-term strategic direction, succession plans for senior officers, risk oversight and ensuring that the long-term interests of shareholders are served.

Our governing documents state that the Board must have a minimum of five and a maximum of 20 directors. Shareholders elect directors for a term of one year at our annual meeting. The Board may also appoint directors between shareholder meetings if an increase in board size is warranted (subject to certain restrictions under the CBCA) or to fill a vacancy.

Key governance documents

The Board has approved its terms of reference as well as those for each committee and the written position descriptions for the independent Board Chair, the committee chairs and CEO, and reviews them annually. These documents are available on our website at investor.cpr.ca/governance.

The Board is dedicated to maintaining the highest standards of corporate governance and nurturing a culture of strong business ethics and governance throughout the organization. It operates independently to ensure proper stewardship and sound decision-making. The Board is qualified with the right mix of relevant skills and experience, including transportation industry knowledge, financial and accounting literacy, strategic planning, human resources, executive compensation and risk management – all of which are critical to understanding and addressing the business challenges facing CP. The Board is also diverse by gender, age, cultural heritage and ethnicity and geography to generate different perspectives and opinions for healthy discussion and debate. For the 2021 year, our Board was composed of five women and six men, one of whom is from a visible minority community. In 2021, six of our directors were Canadians and five were Americans. The Canadian directors reside in British Columbia, Alberta, Ontario and Québec. The American directors reside in Missouri, Illinois and Florida. One of the directors, the President and CEO, is a military veteran.

2021 Board composition at a glance

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The Board has terms of reference to assist it in exercising its powers and fulfilling its duties. Each Board committee also has terms of reference to assist it in carrying out its duties and responsibilities. The Board’s terms of reference are included at part VIII to this proxy circular. The committees’ terms of reference can be found on our website at investor.cpr.ca/governance.

Structure

The Board represents the interests of the Company, shareholders and other stakeholders and has four standing committees to assist it in fulfilling its duties and responsibilities. This year the Board also established a special committee to deal with the KCS acquisition and integration. For more information regarding the KCS acquisition and integration committee, see page 31.

Each committee is made up of only independent directors.

Committee membership is reviewed annually after directors are elected at the annual shareholder meeting and on an as-needed basis through the year. For additional information on what our committees did in 2021, see the committee reports beginning on page 31.

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The table below sets out committee membership as at December 31, 2021:

Mr. Creel is not a member of any Board committees because he is President and CEO and therefore not independent.

During the course of regularly scheduled board meetings, directors will usually participate in the meetings of the other committees on which they do not sit. Regularly scheduled committee meetings take place sequentially during the same days as Board meetings. Meetings are scheduled in this way to allow for attendance by all directors, including those who are not committee members. In addition to regularly scheduled meetings, the Board and the Board’s committees hold additional meetings as may be required to fulfill their mandates.

In 2021, the Board held meetings in January, February, March, April, May, July, August, September and October. The Board also held a number of informal discussions throughout the year.

Independence

The Board has adopted standards for director independence based on the criteria of the NYSE, SEC and CSA.

The Board reviews director independence continually and annually using director questionnaires as well as by reviewing updated biographical information, meeting with directors individually, and conducting a comprehensive assessment of all business and other relationships and interests of each director with respect to CP and our subsidiaries. In 2021, the Board confirmed that each director, except for Mr. Creel, is independent in accordance with the standards for independence established by the NYSE and the CSA. Mr. Creel is not independent because of his position as President and CEO.

The Board has also confirmed that each member of the Audit and Finance Committee meets the additional independence standards for audit committee members under Section 10A(m)(3) and Rule 10A-3(b)(1) of the Exchange Act, and Section 1.5 of National Instrument 52-110 Audit Committees. All members of the Board of Directors and by extension, all members of the Audit Committee are financially literate. In addition, three of the five members of the currently constituted Audit Committee meet the definition of audit committee financial expert, as defined by the SEC. Further, one director, Mr. Paull, who is not a current member of the Audit Committee, is also a “financial expert” by virtue of his past employment as CFO of a large public issuer.

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Independent Board Chair

The Board Chair and President and Chief Executive Officer are separate roles at CP. Our current Chair of the Board, Isabelle Courville, is an independent director and has served as our Chair since May 7, 2019. Ms. Courville has been a director of CP since May 1, 2013.

The Chair of the Board presides at Board meetings and our shareholder meetings. The Chair also serves as an advisor to the CEO and other members of senior management.

We have a formal written mandate that sets out the key responsibilities of the Chair of the Board, which includes, among other things:

A copy of the position description is available on our website at investor.cpr.ca/governance.

In camera and executive sessions

The independent members of the Board meet in camera, in executive sessions without management and non-independent members of the Board present. The in camera sessions were held with each Board meeting, and had a total of 14 such meetings in 2021. Additionally, at each regularly scheduled meeting, the Board holds two in camera executive sessions - one that includes the President and CEO and one with only independent directors. The Audit and Finance Committee and the Compensation Committee include at least one in camera executive session of independent directors at the beginning and/or end of each meeting. The Governance Committee also meets in camera in executive sessions from time to time. At each in camera executive session, the Chair of the Board or the Chair of the applicable committee presides over the session.

Independent advice

According to their terms of reference, the Board and each committee can each retain additional independent financial, legal, compensation and other advisors. In 2021, the Board and its various standing committees retained independent advisors on matters related to Board assessment and director compensation. The Board also retained additional legal and banking advisors with respect to the KCS Merger Agreement.

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Diversity

Diversity is one of CP’s corporate values, together with accountability and pride. Diversity and inclusion is a priority focus area for CP. We believe our different backgrounds, experiences and perspectives lead to innovation and creativity. Our diversity and inclusion team, with support from senior leadership, is responsible for developing programs and initiatives to achieve our diversity commitments. We are continually working on programs and opportunities to ensure we are attracting, retaining and developing the best people and skill sets for CP. We are doing this by working collaboratively with our employees, communities along our rail network and with partner organizations. CP is also committed to making a material improvement through its Diversity Commitment in the representation of women, Black, Indigenous and people of colour (BIPOC) throughout all levels of the organization, including in management, and has adopted a written diversity and inclusion policy for our employees. CP’s diversity and inclusion policy sets out CP’s commitment to identifying, hiring and promoting members of “designated groups” (being women, Indigenous peoples, persons with disabilities and members of visible minorities, within the meaning set forth in the Employment Equity Act (Canada)) to positions throughout the organization.

In addition to an employee diversity and inclusion policy, CP’s Board of Directors has also adopted a written Board diversity policy in 2020.

Board diversity at CP

We are committed to diversity as a key CP foundation.

At the end of 2021, women represented 50 percent of our independent directors and chaired two of four of our Board committees – the Audit and Finance Committee and the Corporate Governance, Nominating and Social Responsibility Committee. A third committee, Risk and Sustainability, is chaired by a man who is a visible minority.

You can find a copy of our Board diversity policy on our website (investor.cpr.ca/governance).

In 2020, we published CP’s Diversity Commitment. Our commitment includes a focus on recruiting employees who are Black, Indigenous people, and people of colour as well as women at all levels and in all professions through targeted outreach and partnerships. Additionally, we will grow and develop employees from these groups and make material improvements in our representation of women and BIPOC to more senior roles. This commitment reaffirms the efforts we have made and will continue to make in our journey to becoming a more diverse and inclusive company—a company with which our employees and those with whom we do business continue to be proud to be associated.

Board diversity

CP is a founding member of the Diversity Council of Canada, an organization dedicated to advancing diversity on Canadian Boards. Equity, diversity and inclusion (EDI) is one of the top business challenges facing companies around the world. Diversity Council of Canada members are thought leaders in respect to EDI for women, including visible minorities, Indigenous peoples, persons with disabilities and members of the 2SLGBTQ+ community who are emerging leaders, executives or board directors.

Under our Board diversity policy, recommendation of directors for nomination or appointment to the Board will be made based on balance of skills, background, experience and knowledge, taking into account diversity considerations, such as gender, age, geographical representation from the regions in which we operate, cultural heritage (including Indigenous peoples and members of visible minorities) and different abilities (including persons with disabilities). We will strive to use, to their fullest potential, CP’s network of relationships in addition to third-party organizations that help identify diverse candidates joining the Board. We will periodically review recruitment and selection protocols to ensure diversity remains an important component of our Board. In 2022, provided that the STB provides final approval to our merger with KCS, which we expect to be in the fourth quarter, we will add to our complement with four directors who will leave the KCS board to join our Board.

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The Corporate Governance, Nominating and Social Responsibility Committee periodically reviews the Board’s diversity policy periodically to assess the Company’s progress against the policy’s objectives in order to ensure that it is being effectively implemented. The Corporate Governance, Nominating and Social Responsibility Committee periodically reviews recruitment and selection protocols to ensure diversity remains an important component of our Board. This review will enable the Governance Committee to assess the effectiveness of the Board diversity policy.

We are proud of the current level of representation of members of designated groups on our Board and believe the Governance Committee and the Board are successfully addressing diversity. While the Board diversity policy does not establish fixed targets regarding the representation of members of designated groups, our 2021 Board composition included five women (including the Chair of the Board and half of our committee chairs). While we have no Board members who are of Indigenous descent or members who are disabled, Gordon Trafton, who is the current chair of our Risk and Sustainability Committee, is a member of a visible minority group. Accordingly, of the directors on December 31, 2021, six of the 11 were members of designated groups. See page 94 for an overview of the Board’s skills and experience. The Board is also geographically diverse, being composed of six Canadians and five Americans. In addition, one of our directors, the President and CEO, is a military veteran. The representation of designated groups on the Board is shown below:

Directors in 2021	Number	Percentage (%)

Women	5	45

Indigenous peoples	0	0

Visible minorities	1	9

Persons with disabilities	0	0

Leadership diversity

Diversity is one of our values and we continue to work collaboratively with our employees, communities along our network and partner organizations in Canada and the U.S. to progress and support CP’s commitment toward a more representative and inclusive workplace. Further, in an effort to increase the transparency associated with our focus on diversity, the Company took the following steps in 2021: we launched three diversity councils (as detailed herein) and continued to participate in various mandatory and voluntary workforce disclosures such as our Sustainability Report, the Human Capital Management summary as presented in CP’s 2021 Annual Report, and the DJSI.

Our diversity and employment equity initiatives encourage the advancement of women, Indigenous peoples, visible minorities and others with diverse backgrounds throughout the organization. This program is designed to remove barriers at all levels of the workplace that can impede or prevent the inclusion of qualified individuals from designated groups from being considered for positions. These initiatives are comprehensive and meet the requirements under the Employment Equity Act (Canada) and the Equal Employment Opportunity Commission (U.S.).

Recent recognitions

CP was recognized by Canada’s Top 100 Employers as one of Alberta’s Top 75 Employers for 2022 as well as one of Canada’s Best Diversity Employers in 2020 and 2021. CP was also named a top 10 Military Friendly® employer in the United States for 2020, 2021 and again in 2022. Military Friendly® is the standard that measures an organization’s commitment, effort and success in creating a sustainable and meaningful benefit for the military community that includes people in active duty, reserve, guard, veterans and military spouses. CP encourages veterans to pursue a career in the railway industry. In 2021, 11.2 percent of CP’s total hires were military service members.

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Our employee diversity and inclusion policy does not establish any specific quotas or targets regarding the representation of designated groups in senior management positions, including executive officers (as that term is defined in applicable Canadian and U.S. securities laws) as we are making significant progress on our various diversity initiatives described above. The number of employees from diverse groups at the rank of general manager and up has increased year over year from 30.4 percent in 2020 to 35.6 percent in 2021.

Currently, among our executive officers, we have one woman and one man who is a member of a visible minority group. We do not have any executive officers who identify as Indigenous or as a person with disability. Among our 22 company officers (which includes all Vice-Presidents and higher), we have three men who are members of a visible minority group, one man who identifies as a member of an Indigenous community, and three women.(1)

In addition, we continue to identify and develop women and members of other designated groups for higher level positions. At the rank of general manager and higher, women now represent 20.8 percent of this employee group; members of visible minorities represent 13.9 percent of this group, persons with disabilities represent 6.9 percent of this group and persons who identify as members of the Indigenous community represent 1.0 percent of this group.

Diversity Councils

In 2020, CP established three Diversity Councils: Racial Diversity Council, Gender and 2SLGBTQ+ Diversity Council and Indigenous Diversity Council. Each of these councils is led by a senior leader of the Company acting as the Council chair. Each council represents a diverse group of employees from various levels of the Company and across our property in the U.S. and Canada. Their intent is to work with leadership to ensure we consider diversity and inclusion when making decisions, provide feedback on corporate direction, originate innovative ideas for promoting diversity and inclusion and supporting initiatives that relate to each council’s area of focus.

At the launch of our Diversity Councils, we held Diversity and Education Sessions with all of our Senior Leaders, all council members and other leaders and employees. The intent of these sessions was to ground leaders in the basic understanding of diversity and inclusion, changing workforce demographics, the business case for diversity and inclusion and fostering discussion about unconscious biases and encouraging leaders to become more inclusive. During 2021, some of our key initiatives resulting from the collaborations with the Councils include:

•	Diversity and Inclusion Survey to create a baseline and help guide some of our initiatives;
•	Mentorship Program for Women; a program open to all non-union women (early to mid-year career) to be mentored by more senior level women leaders in order to develop future leaders;
•	Indigenous Liaison Network Program; designed to foster an inclusive work environment for Indigenous employees by offering support from, and connection with, other Indigenous employees at CP;
•	Council Conversations; a platform of live virtual discussions where all employees are welcome to attend to discuss topics of diversity and inclusion;
•	Education sessions to drive awareness on diversity and inclusion topics in the form on virtual events and guest speakers; and
•	Recognition and observance of International Women’s Day, Black History Month, National Indigenous Peoples Day, Truth and Reconciliation Day and Pride Month.

Meet CP’s Diversity Council Chairs
Gender and 2SLGBTQ+ Diversity		Indigenous Diversity		Racial Diversity

	Joan Hardy Vice-President Sales & Marketing, Grain and Fertilizer		Jeff Ellis Chief Legal Officer and Corporate Secretary		Tracy Miller Senior Vice-President Operations, Southern & Eastern Regions

(1)	As of February 28, 2022. The term “member of a visible minority” is part of the definition of ‘designated groups’ in the Employment Equity Act (Canada).

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Our Executive Leadership team, including Ms. Hardy, Mr. Ellis and Mr. Miller continue to lead our efforts to increase diversity at the executive level and throughout the organization. With the increasing number of women, visible minorities and people with disabilities in management, we are confident that our diversity and inclusion policy, our Diversity Commitment, the diversity and employment equity program and our succession planning efforts will lead to more diversity in executive positions. We are also introducing new programs and tools to strengthen leadership and accountability, improve retention and outreach, and support the recruitment of individuals from designated groups.

Indigenous Affiliations

CP is a patron member of the Canadian Council for Aboriginal Business and a committed member of the Progressive Aboriginal Relations program, which provides Indigenous communities with assurance that its member companies are good business partners, Indigenous-friendly employers and committed to prosperity in Indigenous communities.

CP is also proud to support Indigenous Youth through partnership with Indspire. In 2021, CP actively participated in Indspire’s Soaring Youth Event and recently donated $25,000 to support its Building Brighter Futures scholarship program.

On September 30, 2021, Orange Shirt Day and Canada’s first National Day for Truth and Reconciliation, CP proudly placed into service the “Every Child Matters” orange locomotive to commemorate the victims and honour the survivors of residential schools in Canada. The locomotive raises awareness as it operates across CP’s network. CP partnered with the Orange Shirt Society (OSS) to develop the special livery for this locomotive, which proudly displays the OSS logo. OSS is a non-profit organization that supports Indian Residential School Reconciliation and creates awareness of the individual, family and community inter-generational impacts of Indian Residential Schools. CP is proud to support the efforts of the OSS to create meaningful discussion about the effects of residential schools and the legacy they have left behind. More information on this initiative can be found at cpr.ca/en/community/every-child-matters-locomotive.

www.orangeshirtday.org

CP is proud to have partnerships with various organizations including Women Building Futures, the Women’s Executive Network, the League of Railway Women, Pride at Work, Catalyst and The Women’s Leadership Network (WLN), an internal support network for female employees at CP. WLN events bring together women and men at all levels of management within CP to hear guest speakers, participate in panel discussions and participate in networking opportunities in a collaborative and inclusive environment.

You can read more about leadership development and succession planning on page 86 and our diversity initiatives on our website at sustainability.cpr.ca.

Serving on other Boards

Members of our Board must be able to commit the necessary time and energy to fulfill their duties and responsibilities to the Board and the committees on which they serve.

When we recruit new director candidates, we make sure potential candidates understand the scope of responsibilities and the time commitment required, and we review the other boards they sit on as part of the vetting process.

We consider an outside board to be any board of directors of a public company other than Canadian Pacific Railway Limited or Canadian Pacific Railway Company, our wholly owned subsidiary.

Overboarding

The Board considers a director to be ‘overboarded’ if the time commitments required by sitting on other company boards affect their ability to meet their commitments to the CP Board. It also considers the guidelines of proxy advisory firms in

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Canada and the United States. CP’s current policy is that chief executive officers or other senior executives of public companies sit on no more than two public company Boards. For non-executive directors, the Board requires directors to hold no more than five public company directorships in total (including CP).

The Board considers overboarding on a case-by-case basis:

•	the Chair of the Board and chair of the Governance Committee review potential overboarding before a director can accept another public company directorship; and
•

the Governance Committee reviews the public company directorships of all potential directors, and reviews every director’s Board memberships as part of the nomination process every year. None of our nominated directors are considered to be overboarded.

Audit and Finance Committee members

A member of the Audit and Finance Committee cannot serve on the audit committees of more than three public companies (including CP), unless the Board determines it will not affect the director’s ability to be an effective member of CP’s Audit and Finance Committee. None of the members of our Audit and Finance Committee currently serve on more than three public company audit committees.

Interlocks

Mr. Monser and Mr. Paull serve as directors on the board of Air Products & Chemicals Inc. The Board and the Governance Committee are aware of the interlocking nature of these positions and have satisfied themselves that this does not pose any concerns over the independence of these directors because Air Products & Chemicals Inc. is not a competitor of CP. As Mr. Monser will not be standing for re-election at the Meeting, there will be no interlocks amongst director nominees beginning April 27, 2022.

Key responsibilities

Strategic planning

The Board oversees the development, execution and fulfillment of our strategic goals, which are set out in a multi-year strategic plan.

The Board sets aside one meeting each year, typically in the fall, for a strategic planning session with management. The strategic planning meeting also includes, in many cases, site visits or engaging with industry speakers. Management develops the strategic plan, which includes their proposed strategy, plans and objectives to support continuous improvement in our operating performance.

The Board reviews the strategic plan and discusses various aspects of the strategy, plans and objectives, including key issues, assumptions, risks and opportunities. The Board also considers our key priorities and the overall risk impact of the strategic plan, and reviews and approves the financial objectives including significant allocations of capital, before approving the strategic plan.

The Board oversees the implementation of the strategic plan and monitors our performance against our objectives and receives updates from management at each regular meeting of the Board.

Leadership development and succession planning

The Compensation Committee and the Board are involved in the succession planning process.

This involves reviewing the depth and diversity of succession pools for the CEO, CFO, senior operations executive and other key leadership roles, including contingency plans in case there is an unexpected turn of events. It also includes reviewing leadership and development strategies, succession plans and development programs for senior talent.

The Board provides opportunities for directors to get to know employees who have been identified as succession candidates. These employees make presentations to the Board and are invited to functions where they can interact with the directors more informally.

The Compensation Committee reviews, reports on and, where appropriate, provides recommendations to the Board on incentive compensation plans, performance objectives for senior officers and succession planning.

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Risk oversight

The Board, with the assistance of the Risk and Sustainability Committee and its other committees, has overall responsibility for risk oversight.

This includes overseeing risks specifically related to our business operations, health, safety, security and the environment, including those risks relating to the implementation of business plans and opportunities, rail plans and disaster planning. This also includes reviewing and discussing key issues, assumptions, risks, opportunities and strategies related to the development and implementation of our operations.

All four standing committees have a role in risk oversight, as set out below:

Unwavering commitment to safety

CP has long been an industry leader in rail safety and we have been steadfast in our commitment to the health, safety and security of our employees and the communities we serve.

The Risk and Sustainability Committee is responsible for overseeing safety-related matters.

Committee	Risk oversight responsibility	Specific risk oversight

Audit and Finance	Oversees financial risks and contingent exposure that may have a material impact on the Company.	Monitors risks that may have a material effect on financial disclosure, including internal controls over financial reporting, Sarbanes-Oxley Act compliance and disclosure controls and procedures. Monitors our whistleblower regime. Receives periodic updates on matters related to cybersecurity.

Compensation	Oversees risks related to our compensation, succession and human resources strategies with the goal of preventing excessive or undue risk-taking.	Oversees risks relating to compensation, talent management, succession, and the Company’s health, morale and employee attitudes.

Governance	Monitors the oversight of corporate governance risk and Board composition.

Oversees compliance with corporate governance requirements, legal and regulatory requirements and best practices.

Oversees the process to determine the competencies and personal qualities required for new directors to add value to CP.

Risk and Sustainability	Oversees strategic and integrated risk practices, the robustness of safety and environmental processes and systems and the long-term sustainability model for the conduct of our business.

Reviews our strategic policies, practices and procedures, and management’s identification of our strategic risks and implementation of appropriate strategies to manage or mitigate such risks.

Reviews the Company’s program to obtain appropriate insurance to mitigate or transfer risks.

Reviews and monitors the Company’s cyber risk exposures and management’s implementation of appropriate strategies to manage such risks.

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Director compensation for 2021

Our director compensation program shares the same objective as our executive compensation program: to attract and retain qualified directors and to align the interests of directors and shareholders.

Flat fee retainer

We pay directors a flat fee retainer, which reflects the director’s ongoing oversight and responsibilities throughout the year and attendance at Board and committee meetings.

Directors receive 100 percent of their annual retainer in Director Deferred Share Units (DDSUs) until they have met their share ownership requirements. After that they must receive at least 50 percent of their retainer in DDSUs, and can receive the balance in cash. Directors must make their election before the beginning of each calendar year.

Directors must meet their share ownership requirements within five years of joining the Board, and must hold their DDSUs for one year after they retire from the Board.

The table below shows the flat fee retainers for 2021. In 2021, Canadian directors’ fees were converted to Canadian dollars and the number of DDSUs received was based on the trading price of our shares on the TSX. U.S. directors were paid in U.S. dollars and the number of DDSUs they received was based on the trading price of our shares on the NYSE.

Aligning director and shareholder interests

Directors receive their annual

retainer in deferred share units so they have an ongoing stake in our future success, aligning their interests with those of our shareholders.

About DDSUs

DDSUs are granted to directors under the director deferred share unit plan. Only non-employee directors participate in the plan.

A DDSU is a bookkeeping entry that has the same value as one CP common share. DDSUs earn additional units as dividend equivalents at the same rate as dividends paid on our shares. DDSUs vest immediately. The DDSU Plan was amended in April 2020 to allow for directors to elect to receive DDSUs in cash after leaving the Board instead of waiting for a six- or 12-month month period. These changes to the DDSU plans are subject to tax rules in the country of the director’s residence and in the case of U.S. directors, this election is only possible on DDSUs awarded after April 2020. Additional non-material changes to the DDSU Plan were made in October 2021.

2021 Annual Director Compensation	Annual Retainer
Compensation – All Directors	US$200,000
Additional retainer – All Committee Chairs	US$30,000
Additional retainer – Board Chair	US$195,000
We reimburse directors for travel and out-of pocket expenses related to attending their Board and committee meetings and other business on behalf of CP.

Mr. Creel does not receive any director compensation because he is compensated in his role as President and CEO.

Amendments to director compensation for 2022

In January 2022, the Chair of the Governance Committee presented a report from the Board’s independent compensation consultant which reviewed the current independent director compensation program. The compensation for independent directors has not been increased since 2014 and was last modified in January 2018 to harmonize retainers between U.S. and Canadian directors with no increase in pay. Effective January 1, 2022 the Board, upon the advice of its independent compensation consultant, elected to increase director compensation to an annual retainer of US$280,000 with committee Chair retainers for the Chairs of the Compensation Committee and the Audit and Finance Committee increasing from US$30,000 to US$40,000 per annum. No changes were made to the Board Chair retainer or the Governance and Risk and Sustainability Committee Chair retainers. As of January 1, 2022 directors are required to hold five times in shares the new annual retainer of US$280,000 or US$1.4 million worth of DDSUs prior to being permitted to make an election to receive up to 50 percent of their director retainer in cash. The Governance Committee may engage an independent consultant with respect to director compensation. The overall changes to director compensation for 2022 will bring the Corporation’s annual director retainers in line with its Class I railroad peers.

2022 Annual Director Compensation	Annual Retainer
Compensation – All Directors	US$280,000
Additional retainer – Risk Chair, Governance Committee Chair	US$30,000
Additional retainer – Audit Committee Chair, Compensation Committee Chair	US$40,000
Additional retainer – Board Chair	US$195,000

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Benchmarking

Except in respect of the removal of KCS in connection with the KCS acquisition, we did not make any changes to our comparator group in 2021. The comparator group was extensively reviewed and updated in 2018. Our comparator group consists of companies we compete with for talent. It includes six Class I railroad peers as well as 11 capital-intensive Canadian companies. For certain positions within the organization, we apply a heavier weighting to Class I railroad peers; however, we consistently review alignment and compensation practices against the whole group. The 2021 compensation comparator group can be seen on page 36.

Independent advice

The Governance Committee makes its own decisions, which may reflect factors and considerations other than the information and recommendations provided by its external consultant. During 2021, the Governance Committee retained an independent compensation consultant with respect to director compensation. The Governance Committee did not make changes to its Compensation in 2021. The Board in consultation with its independent advisor, FW Cook, determined that it would be appropriate to increase director compensation given the increased responsibilities of the Board, the additional work with respect to the KCS acquisition and the period of time (eight years) since the Board had increased its compensation.

Board assessment and evaluation process

The Governance Committee discusses goals related to corporate governance, strategic planning, Board succession, shareholder engagement and director education and provides recommendations to the Board on these matters. The Board has a comprehensive annual Board assessment and evaluation process that includes a review of individual directors (including peer reviews), review of each of the Board’s committee mandates, committee chairs, the Board Chair and the overall functioning of the Board. The Governance Committee oversees the assessment and may retain an independent advisor to facilitate the process. In late 2021 and early 2022, an independent advisor assisted with the Board’s evaluation process and met with directors as well as senior management who interact with the Board regularly. Peer reviews were also part of the evaluation process. The advisor then met with the Governance Committee and Chair of the Board to discuss the responses and findings.

Board succession

The Board has gone through significant refreshment over the past 10 years, initially to support the turnaround of the Company and more recently to support our growth strategy. The current Board represents a mix of railroading experience, finance, energy, financial services, transportation, regulatory experience, heavy industry, corporate leadership, not for profit sector and other Board experience.

Term limits and retirement

The Board does not have term limits and eliminated the mandatory retirement age for directors in November 2013. The Board has decided instead to retain the discretion to review the tenure of a committee Chair after five years and review a director’s tenure at age 75.

Currently, the average age of our directors is just under 62 and average tenure is just over five years with most of the directors having served on our Board from two to five years.

The Board balances the need for experienced directors who are familiar with our business, with new directors who bring fresh perspectives and well-considered questions that allow the Board to assess management and its recommendations.

Majority voting policy

Our corporate governance principles and guidelines outline the majority voting policy that requires a nominee who does not receive at least a majority for votes in an uncontested election to immediately offer their resignation to the Board.

The Board will review the matter and announce their decision within 90 days of the certification of the shareholder vote. The Board will accept the resignation other than in exceptional circumstances.

You can read about majority voting in our corporate governance principles and guidelines on our website (investor.cpr.ca/governance).

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The Board uses a comprehensive assessment process for evaluating the performance, skills and contribution of each director annually, and does an ongoing assessment of the outside activities of each director to ensure that each director continues to meet the standards and requirements of the Board. The Board believes that this is the preferable route to Board refreshment. As part of the Board diversity policy, the Board also takes into account diversity considerations such as gender, age, geographical representation from the regions in which we operate, cultural heritage (including Aboriginal peoples and members of visible minorities) and different abilities (including persons with disabilities).

Board Chair

The Board Chair is appointed on an annual basis after the election of directors at the annual shareholders meeting. A recommendation to the independent members of the Board is made by the Governance Committee, taking into account factors such as the current needs of CP, the tenure of the current Board Chair, the results of the past year’s director assessments and consultations with the independent directors. The Board Chair will recuse herself from discussions relating to her appointment and the appointment is overseen by the Chair of the Governance Committee. In 2021, the Governance Committee went through this process in identifying Isabelle Courville as the Chair and recommending her appointment, which the Board accepted. 2021 was Ms. Courville’s second year serving as Board Chair.

Nominating directors

The Governance Committee reviews the composition of the Board every year to ensure it is diverse, including with respect to representing designated groups and that it best represents the skills and experience to provide strong stewardship. It uses a skills matrix to monitor the Board’s skills and expertise and to identify any gaps.

The Board has determined that its composition for the 2022 annual and special meeting will be nine directors. During 2022, the composition will increase with the upcoming inclusion of four new directors from KCS (provided regulatory approval is given by the STB). When assessing director nominees, the Board takes several criteria into consideration including:

•	the necessary competencies and skills the Board should possess
•	the competencies, skills and personal and other diverse qualities of existing directors
•	the competencies, skills and personal and other diverse qualities we seek in new directors in light of opportunities and risks we face
•	the size of the Board to facilitate effective decision-making; and
•	the board diversity policy, including considering women and applicants from visible minority, disability and Indigenous peoples.

The Governance Committee identifies potential nominees based on the above criteria, and proposes director candidates to be nominated for election or appointment to the Board. The Governance Committee may use an external search firm or consultant to supplement the process and also considers any recommendations from shareholders. Consistent with the Board Diversity Policy, the Board considers candidates reflecting the Board’s diversity criteria, including gender diversity, representation of visible minorities, Indigenous peoples, and persons with disabilities.

See page 94 for the skills matrix of the current Board.

Advance notice of director nominations

At our annual meeting of shareholders on May 14, 2015, shareholders confirmed By-Law No. 2 (Advance Notice By-Law), which sets out the framework for advance notice of nominations of directors by shareholders.

If a shareholder plans to nominate someone for election, other than under a shareholder proposal, nominations must comply with the procedures set out in the Advance Notice By-Law, which includes sending us a notice in writing by March 28, 2022 with the information required about each proposed nominee. A copy of the Advance Notice By-Law was filed on SEDAR and EDGAR on Form 6-K on March 13, 2015, and is posted on our website at investor.cpr.ca/governance.

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SERVING AS A DIRECTOR

We expect our directors to act ethically and responsibly, and always in the best interests of CP.

Integrity

CP has a culture of ethical business conduct, high business standards, integrity and respect – and that starts with the Board.

Code of business ethics and business ethics reporting policy

Our code of business ethics (the Code) sets out our expectations for conduct. It covers confidentiality, protecting our assets, avoiding conflicts of interest, fair dealing with third parties, compliance with applicable laws, rules and regulations, as well as reporting any illegal or unethical behaviour, among other things. The Code applies to everyone at CP and our subsidiaries: directors, officers, employees (unionized and non-unionized) and contractors who do work for us.

Directors, officers and non-union employees must sign an acknowledgment every year that they have read, understood and agree to comply with the Code. Unionized employees are provided with a copy of the Code every three years. Unionized employees were mailed a copy of the Code in late 2019 and will receive the Code again in late 2022. Directors must also confirm annually that they have complied with the Code. The Code is part of the terms and conditions of employment for non-union employees, and contractors must agree to follow principles of standards of business conduct consistent with those set out in our Code as part of the terms of engagement.

Monitoring compliance and updating the Code

The Governance Committee is responsible for monitoring compliance with the Code, reviewing it periodically and recommending changes as appropriate, and promptly disclosing any aspects of the Code that have been waived. The Audit and Finance Committee ensures compliance with the Code. For 2020/21, we modernized our code of ethics training process to enhance employee understanding of the Code.

We also have a supplemental code of ethics for the CEO and other senior financial officers (including the CFO, the Vice-President of Financial Planning and Accounting and the Assistant Vice-President and Controller) which sets out our long-standing principles of conduct for these senior roles. We also have a business ethics reporting policy that outlines the processes CP has established for CP personnel and others to report concerns regarding conduct within CP, including questionable management and/or corporate practices, the potential violation of any applicable law, or a potential violation of the Code.

The latest version of the Code and the business ethics reporting policy is posted on our website (investor.cpr.ca/governance). Only the Board or Governance Committee (Audit and Finance Committee in the case of the CEO and senior financial officers) can waive an aspect of the Code. Any waivers are posted on our website. No waivers were requested or granted in 2021.

Insider trading and disclosure policies

Our disclosure and insider trading/reporting policy reflects our commitment to providing timely, factual and accurate communications to the investing public and includes guidelines on how we interact with analysts and the public to avoid selective disclosure. Our disclosure and insider trading/reporting policy is updated annually or more frequently if required and is compliant with applicable U.S. and Canadian regulatory requirements.

We also have a Disclosure Policy Committee, which is made up of our CFO, Chief Legal Officer and Senior Vice-President and Chief Risk Officer. The Disclosure Policy Committee reports to the Board. The Disclosure Policy Committee is responsible for overseeing and monitoring disclosure matters generally and implementing additional policies as appropriate. It also reviews all of the Company’s main disclosure documents, which are also approved by one or more Board committees, as applicable, before they are submitted to the Board for its review and approval. The Disclosure Policy Committee, under the direction of the CEO and EVP and CFO, also oversees our disclosure controls and procedures and provides quarterly reports to the Audit and Finance Committee. A copy of our disclosure and insider trading/reporting policy is posted on our website at investor.cpr.ca/governance.

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Related party transactions

Directors, officers and employees are required to report any related party transactions in accordance with CP policies. CP considers its related party transactions obligation seriously and reviews related party transactions for all employees at the level of General Manager and above. Our accounting and legal departments work together to review any related party transactions reported by officers and employees. Our internal audit department validates the work done.

In 2021, there were no transactions between CP and a related person as described in Item 404 of Regulation S-K, although the Board evaluated the transaction described below involving CP’s CEO Mr. Creel, under CP’s policies.

CP has a long-standing vendor relationship with Sage Valley Golf Club (“Sage Valley”), a private national membership golf club outside of Augusta, Georgia, which has hosted CP customers annually since 2015 during the week each year the Masters Golf Tournament is held in Augusta. In August 2020, Mr. Creel made a personal investment in a partnership (representing a 1/6th interest) that purchased Sage Valley from its retiring founder to preserve the legacy and purpose of the course in perpetuity. In 2020 and 2021, CP made direct and indirect payments to Sage Valley of approximately US$130,000 and US$210,000 respectively, in fees during Masters Week and in connection with other customer events. The Board has reviewed CP’s relationship with Sage Valley in light of Mr. Creel’s investment in accordance with its policies and has determined that using Sage Valley as a venue for corporate CP events is consistent with such policies and that CP may continue to use Sage Valley for future events. Mr. Creel has voluntarily paid CP for the proportionate share of the fees paid by CP that could be allocated to him in the future even though Mr. Creel has not received any proceeds from his investment to date. In addition, Mr. Creel has agreed to pay CP for his proportionate share of any future fees should it decide to use Sage Valley for any event so long as he is CEO.

The Board reviews related party transactions when it does its annual review of director independence. Any director who has a material interest in a transaction or agreement involving CP must disclose the interest to the CEO and the Chair of the Board immediately, and does not participate in any discussions or votes on the matter.

Share ownership

We require our independent directors to hold equity in CP so they have a stake in our future success and their interests are aligned with those of our shareholders. Prior to January 1, 2022 independent directors were required to hold five times their annual retainer or US$1,000,000 ($1,267,800 at December 31, 2021 based on an exchange rate of $1.2678) in shares or DDSUs within five years of joining the Board. The Chair of the Board was required to hold in shares or DDSUs five times his or her annual retainer or US$1,975,000 ($2,503,905 at December 31, 2021 based on an exchange rate of $1.2678) in shares or DDSUs within five years of his or her appointment as Board Chair.

As of January 1, 2022, all of our independent directors must now hold five times their annual retainer or US$1.4 million in common shares or DDSUs ($1,777,720 as of February 28, 2022 based on an exchange rate of 1.2698) within five years of joining the Board. The Chair of the Board is required to hold five times his or her annual retainer in shares or DDSUs or US$2,375,000 ($3,015,775 as of February 28, 2022 based on an exchange rate of 1.2698) within five years of his or her appointment as Board Chair.

Any shares a director owns directly or indirectly outside of their director compensation also count towards their ownership requirement.

Director share ownership

Seventy-five percent of our independent director nominees have reached their required ownership levels. Our newest directors joined the board in July 2019, and are expected to reach ownership targets by July 2025.

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The table below sets out each independent director’s share ownership for the last two years and the total value of their holdings at the end of 2021 calculated as described below.

Director	Year		Shares (#)	DDSUs (#)	Total shares and DDSUs (#)	Total value of shares and DDSUs(1) ($)	Current holdings (as a multiple of the ownership requirement)(2) (x)	Minimum requirement(3) ($)	Amount needed to meet the ownership requirement(4) ($)	Meets ownership requirement
John Baird	2021		-	33,535	33,535	3,051,014	2.41	1,267,800		Yes
	2020	(5)	-	30,495	30,495	2,692,891	2.12
	Change		-	3,040	3,040	358,123	0.29
Isabelle Courville	2021		4,500	56,605	61,105	5,559,333	2.22	2,503,905		Yes
	2020	(5)	4,500	50,680	55,180	4,872,725	1.94
	Change		-	5,925	5,925	686,608	0.28
Jill Denham	2021		-	24,450	24,450	2,224,461	1.75	1,267,800		Yes
	2020	(5)	-	21,485	21,485	1,897,254	1.49
	Change		-	2,965	2,965	327,207	0.26
Edward Hamberger	2021		-	8,570	8,570	781,631	0.62	1,267,800	996,089	No - to be met by July 2025
	2020	(5)	-	5,735	5,735	506,292	0.40
	Change		-	2,835	2,835	275,339	0.22
Rebecca MacDonald	2021		-	67,224	67,224	6,116,040	4.82	1,267,800		Not standing for re-election
	2020	(5)		63,490	63,490	5,606,547	4.40
	Change		-	3,734	3,734	509,493	0.42
Edward Monser	2021		-	11,319	11,319	1,032,355	0.81	1,267,800	745,365	Not standing for re-election
	2020	(5)	-	8,460	8,460	746,858	0.59
	Change		-	2,859	2,859	285,497	0.22
Matthew Paull	2021		15,190	36,639	51,829	4,727,092	3.73	1,267,800		Yes
	2020	(5)	15,000	33,155	48,155	4,251,178	3.33
	Change		190	3,484	3,674	475,914	0.40
Jane Peverett	2021		-	25,707	25,707	2,338,823	1.84	1,267,800		Yes
	2020	(5)	-	22,320	22,320	1,970,990	1.55
	Change		-	3,387	3,387	367,833	0.29
Andrea Robertson	2021		-	8,546	8,546	777,515	0.61	1,267,800	1,000,205	No - to be met by July 2025
	2020	(5)	-	5,715	5,715	504,669	0.40
	Change		-	2,831	2,831	272,846	0.21
Gordon Trafton	2021		-	25,499	25,499	2,325,650	1.83	1,267,800		Yes
	2020	(5)	-	22,110	22,110	1,951,896	1.53
	Change		-	3,389	3,389	373,754	0.30

(1)	We use our closing share price to value their shareholdings:
•	for 2020, we used the closing price of our shares on December 31, 2020 on the TSX ($88.31) and the NYSE (US$69.34), which was converted to Canadian dollars using the year-end exchange rate of $1.2732.
•	for 2021, we used the closing price of our shares on December 31, 2021 on the TSX ($90.98) and the NYSE (US$71.94), which was converted to Canadian dollars using the year-end exchange rate of $1.2678.
(2)	We use our closing share price to value their DDSUs:
•	for 2020, we used the closing price of our shares on December 31, 2020 on the TSX ($88.31) and the NYSE (US$69.34), which was converted to Canadian dollars using the year-end exchange rate of $1.2732.
•	for 2021, we used the closing price of our shares on December 31, 2021 on the TSX ($90.98) and the NYSE (US$71.94), which was converted to Canadian dollars using the year-end exchange rate of $1.2678.
(3)	In 2021, the Chair of the Board and Directors must hold five times their annual retainer of $2,503,905 and $1,267,800 respectively (at December 31, 2021 based on an exchange rate of $1.2678).
(4)	In 2022, the Chair of the Board and Directors must hold five times their annual retainer of $3,015,775 and $1,777,720 respectively (at February 28, 2022 based on an exchange rate of $1.2698).
(5)	The 2020 Shares and DDSUs have been adjusted to reflect CP’s five-for-one share split effective May 14, 2021.

See page 37 for details about Mr. Creel’s ownership level which is calculated to February 28, 2022.

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Attendance

Each director is expected to attend every Board meeting, each of their committee meetings and the annual meeting of shareholders. CP’s directors attended 100 percent of our Board and committee meetings for 2021. You can find the 2021 attendance record for each nominated director on page 22. All directors are invited to and typically attend meetings of the other committees. Committee meetings are scheduled sequentially to allow attendance from other directors.

Skills and development

Skills matrix for 2022 director nominees

The Governance Committee was provided with a skills matrix to monitor the Board’s skills and expertise and to identify any gaps. The Board also reviewed the skills matrix to determine its director nominees for the 2022 annual and special meeting. Below is the skills matrix for our director nominees.

All members of the Audit and Finance Committee completed a financial literacy and financial expertise questionnaire and all members of the Audit Committee and the Board are financially literate. On the basis of the responses, the Audit and Finance Committee and Board determined which members of the Audit and Finance Committee have the experience to be designated as “audit committee financial experts” as defined by the SEC. Directors designated as “audit committee financial experts” have also agreed to be so designated.

Skills and qualifications	John Baird	Isabelle Courville	Keith Creel	Jill Denham	Edward Hamberger	Matthew Paull	Jane Peverett	Andrea Robertson	Gordon Trafton
Accounting/Financial Literacy – all directors are financially literate, based on the definitions of financial literacy for members of the Audit and Finance Committee under securities laws	●	●	●	●	●	●	●	●	●
Accounting/Financial Expertise – based on the SEC's definition of "audit committee financial expert" for current members of the Audit and Finance Committee		●					●		
Environment, health and safety – experience in oversight of environmental, health and safety matters, corporate responsibility or sustainable development	●	●	●		●		●	●	●
Executive compensation/Human resources – experience in oversight of compensation design and decision-making; experience with talent management, leadership development, succession planning and executive recruitment		●	●	●	●	●	●	●	●
Transportation industry knowledge – experience in, or knowledge of, the transportation industry, including strategic context and business issues facing the transportation industry	●	●	●		●			●	●
Investment management – experience in overseeing complex financial transactions, real estate and investment management				●		●			
Governance – experience in, or understanding of, governance practices in a public company; experience leading a culture of accountability and transparency	●	●	●	●	●	●	●	●	●
Government/Regulatory affairs and legal – experience in government affairs, public policy, government relations, or law and compliance in complex regulatory regimes	●	●	●	●	●	●	●	●	●
Risk management – experience in, or understanding of, risk assessments and systems and mitigation measures to oversee the management of risk	●	●	●	●	●	●	●	●	●
Sales and marketing – experience as a senior executive in a product, service or distribution company or experience in supply chain management		●	●	●					●
Senior executive leadership – broad business experience as a senior executive or director of a public company or other major organization	●	●	●	●	●	●	●	●	●
Strategic oversight – experience driving strategic direction and leading growth	●	●	●	●	●	●	●	●	●

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Director development

The Board believes in the importance of orientation for new directors and continuing education for all directors to provide a strong foundation for informed decision-making. One of its priorities is making sure that all directors understand the business of CP and the railway industry.

Orientation

We provide orientation for director candidates and those who are newly elected or appointed to the Board.

Director candidates receive background information on the role of the Board and committees, the nature of the rail industry and our business and operations. We also provide copies of the Board and committee schedules to give a broad understanding of the scope of responsibilities and commitments as a CP director. All current directors are members of the Institute of Corporate Directors (Canada).

New directors attend a formal orientation session at one of our operations facilities for a detailed program on the fundamentals of railway operations. They also have an opportunity to interact with management, particularly in areas that relate specifically to the committees the new director serves on. During our last orientation session which took place in June 2019, director nominees were provided a comprehensive tour of CP’s Calgary E. Hunter Harrison Campus which included visits to both CP’s conductor and training simulator as well as CP’s operations centre. Directors also met with senior management personnel, were provided an overview of director and officer responsibilities and were provided with hands-on training for CP’s electronic board portal.

Continuing education

Our continuing education program consists of site visits and education sessions. We also provide directors with key governance documents, policies and procedures. In addition, Board education sessions keep directors up to date with the necessary information to carry out their duties.

Site visits – COVID-19 was declared a worldwide pandemic by the World Health Organization in March 2020. Due to its capacity to transmit from person-to-person, CP exercised tremendous caution and awareness of the potential continuing impacts of the pandemic and limited in-person site visits in 2021.

Education sessions – Directors participate in a variety of education sessions about CP and the railway industry. Other participants include management and external advisors who make presentations on topical issues in preparation for key business decisions during strategic planning meetings and in response to director requests. During 2021, CP explored alternative ways in continuing with education sessions through virtual platforms, to conform with social distancing restrictions as they related to COVID-19. The table below lists the education sessions that we provided to our directors in 2021. The majority of education sessions in 2021 were virtual.

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Director education sessions for 2021

Category	Topic	Presented/Hosted by	Attended by

Audit/Finance	Canadian Securities Administrators (CSA) National Instrument 52-112 Updates	CP Financial Planning & Accounting	All directors

	Detroit River Tunnel Partnership Acquisition Accounting Overview	CP Financial Planning & Accounting	All directors

	SEC Modernization of Form 10-K and Disclosure Updates	CP Financial Planning & Accounting	All directors

	Hedge Accounting Overview	CP Financial Planning & Accounting	All directors

	Critical Accounting Estimates Update	CP Financial Planning & Accounting	All directors

	Accounting—New Standards Update	CP Financial Planning & Accounting	All directors

	KCS Acquisition Accounting Considerations & Finance Statement Impacts Overview	CP Financial Planning & Accounting	All directors

	Cybersecurity Risk Update	CP Internal Audit	All directors

ESG	Sustainability Updates	CP Environment and Risk	All directors

	Climate Strategy Updates	CP Environment and Risk	All directors

	Hazardous Materials & Sustainability Update	CP Environment and Risk	All directors

	Hydrogen Locomotive Strategy & Developments	CP Engineering Mechanical & Procurement	All directors

	Physical Risks of Climate Change	CP Senior Management	All directors

	Diversity and Inclusion Updates	CP Human Resources, CP Diversity Council Committee Chairs	All directors

Investor Relations	Investor Engagement	CP Investor Services	I. Courville, M. Paull, G. Trafton

Legal/Government Affairs	Canadian Pacific U.S. Government Affairs Strategy and developments	CP Government Affairs	All directors

	“Washington Outlook” Speaker Presentation	Ian Jefferies, President & CEO, The Association of American Railroads (AAR)	All directors

	“Navigating an Age of Disruption” Speaker Presentation	Bruce Mehlman, founding partner of Mehlman Castagnetti Rosen & Thomas	All directors

	Overview of Director Duties	Bennett Jones LLP, Blakes LLP, Sullivan & Cromwell LLP	All directors

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Director engagement by management

The Board receives a report from the CEO, CFO, Chief Risk Officer, Chief Marketing Officer and Chief Legal Officer at each of its Board meetings. Management updates the Board on CP’s operations, marketing, finance, legal and risk matters. These sessions allow the Board to interact with management on a continuing basis and to ask questions and/or seek further clarification and education on the Company’s operations, business, strategy, finance and risk. The Board also receives regular reports and presentations from the senior executives about the regulatory and business environment. Members of management are also invited to attend Board meetings from time to time to present on various issues.

Board members receive periodic updates on business matters, quarterly analyst reports, a daily media scan which covers important news, a monthly update on industry ESG developments, developments about CP and the rail industry in general and subscriptions to key rail industry publications. We also encourage directors to attend external events that are relevant to their role on the Board and pay the cost of director attendance at these sessions.

In addition, at every scheduled in-person Board meeting, the Board members have the opportunity to meet with the CEO and other senior executives in an informal setting, learn more about CP’s business and strategic direction and strengthen the collegial working relationship between management and the Board.

Key governance documents

CP’s key governance documents are maintained on the Board’s electronic portal. The key governance documents are reviewed regularly and, if necessary, updated and include copies of the Board and committee terms of reference, our Board Chair and committee Chair mandates, an organizational chart outlining our structure and subsidiaries, a current list of directors and officers, information about directors’ and officers’ liability insurance, our corporate governance principles and guidelines, the Code, our business ethics reporting policy and code of ethics for CEO and senior financial officers. In addition, CP committee terms of reference, position descriptions, corporate governance principles and guidelines, the Code of Ethics and the business ethics reporting policy are found online at investor.cpr.ca/governance.

Standard procedures

CP provides the Board with access to a centralized electronic Board portal that assists the Board in managing board responsibilities in a timely, efficient manner and secure environment. CP utilizes this system to easily manage the following:

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PART V – ENVIRONMENTAL, SOCIAL AND GOVERNANCE

The Company is committed to reporting annually to shareholders on the Company’s approach and progress in response to climate change. As described below, CP released its first Climate Strategy in 2021, outlining our approach to managing climate-related impacts across the business and establishing ambitious science-based greenhouse gas (GHG) emissions reduction targets. The Company continues to be committed to its approach to climate change which is further explained below.

We are asking shareholders to vote on an advisory “say on climate” resolution approving the Company’s approach to climate change as discussed in this proxy circular. You can read about CP’s advisory resolution in the “say on climate” section of Part II of this proxy circular beginning on page 18.

Climate change

Climate change represents the challenge of our generation and, if left unabated, will increasingly disrupt the environment and our society. CP is already confronting this challenge as we experience more frequent disruptions across our network and CP is committed to rising to this challenge by adapting our business and operations going forward. In recognition of the global nature of the fight against climate change, CP continually aims to align with recognized initiatives that bring governments, industry and supply chains together, such as the Paris Agreement and Pan-Canadian Framework on Clean Growth and Climate Change.

Publication of CP’s climate strategy

CP published its first Climate Strategy in 2021, outlining our approach to managing potential climate-related impacts, reducing our carbon footprint and establishing CP as an industry leader in the transition to a low-carbon future. To inform the development of our Climate Strategy, we conducted climate scenario analysis to evaluate possible impacts to CP under different future climate change scenarios, allowing us to stress-test the business and assess our resilience under a range of possible climate conditions. The outcomes of this analysis have advanced our understanding of how policy, market, technology and physical impacts may manifest as future risks and opportunities for CP across a spectrum of climate scenarios. Informed by these outcomes, CP expanded our sustainability reporting practices in 2021, to align with the recommendations of the Task Force on Climate-related Financial Disclosures.

Strategic pillars

understanding our climate-related risks and opportunities	reducing our carbon footprint	responding to the physical risks from climate change	integrating climate factors across our business units	engaging with our stakeholders

To align CP’s approach to climate action with leading scientific and policy guidance, CP has established ambitious science-based emissions reduction targets to guide emissions reductions across our business by 2030. CP also acknowledges the importance of the 2050 time horizon in response to climate change and will continue our leadership in the pursuit of technology and other means that have the potential to deliver more significant decarbonization beyond our 2030 target.

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Science-based emissions reduction targets

CP has established science-based targets to guide the implementation of the Climate Strategy. These targets address 100 percent of our Scope 1 and Scope 2 emissions, and more than half of our Scope 3 emissions and are based on the most current approach available to the transportation sector through the Science Based Target Initiative (SBTi).

(1)	All targets are calculated with reference to base year emissions for 2019.
(2)	Revenue ton-mile (RTM) refers to the movement of one revenue-producing ton of freight over a distance of one mile. RTMs measure the relative weight and distance of rail freight moved by the Company.

We continue to pursue technology and other means that may deliver more significant decarbonization in the future, and to work with our supply chain to support further reduction of our Scope 3 emissions.

Climate action progress

CP was taking action on climate change long before the release of its Climate Strategy in 2021. With a focus on operational efficiency and performance improvement, CP works diligently to optimize energy consumption and reduce costs. CP has made significant strides to increase fuel efficiency and reduce GHG emissions by:

•	investing in and improving locomotives, rolling stock, components and tracks;
•	optimizing train configuration;
•	using software for route and speed optimization and automation; and
•	improving fuel conservation through operational practices.

CP’s largest source of GHG emissions is associated with the operation of our locomotives. From 2012 through 2021, CP has updated 416 locomotives through the Locomotive Modernization program, having a direct and positive impact on CP’s fuel efficiency and corresponding GHG and air pollutant emissions.

As we continue our focus on these fuel-efficiency efforts in the near term, we are actively supporting the advancement of alternative fuels and emerging technologies for the rail sector. As new carbon reduction solutions become available, we will work closely with our rail sector peers, manufacturers and industry associations to validate performance prior to deploying across our operations.

Hydrogen Locomotive Program

Throughout 2021, CP made substantial progress implementing its innovative Hydrogen Locomotive Program. Through this initiative CP is working to develop North America’s first hydrogen-powered line-haul freight locomotive by retrofitting a diesel-powered locomotive with a combination of hydrogen fuel cells and battery technology to drive the locomotive’s electric traction motors. In November 2021, CP announced plans to expand the scope of its Hydrogen Locomotive Program with a $15 million grant from Emissions Reduction Alberta. The funds enable CP to increase the number of hydrogen locomotive conversions in the project from one to three and add hydrogen production and fueling facilities. CP conducted a successful movement test on the first hydrogen locomotive in December 2021. As locomotives become fully operational, CP will conduct rail service trials and qualification testing to evaluate the technology’s readiness for the freight-rail sector. This program will create critical industry knowledge and support the growth of a global centre of excellence in hydrogen and freight rail systems in Alberta, Canada.

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Solar energy farm	CP also announced the completion of a solar energy farm installation at its Calgary headquarters in 2021. The project is one of the largest private solar farms in Alberta and generates more power than consumed annually by the main headquarters building. The solar energy farm will generate up to five megawatts of electricity while avoiding an estimated 2,600 tonnes of carbon emissions a year, contributing to CP’s 2030 non-locomotive emissions reduction target.

In 2021, CP expanded our sustainability disclosure to include reporting aligned with the recommendations from the Task Force on Climate-related Financial Disclosures (TCFD). Through this framework, CP has reported on the relevant aspects of governance, strategy, risk management, metrics and targets to help stakeholders understand CP’s climate-related risks and opportunities. CP’s focus on climate-related disclosure has resulted in CP being named to the CDP A List for the first time in 2021.

As described in the section on sustainability governance, below, CP has also strengthened roles and responsibilities for climate governance both at the Board and management levels. This includes the establishment of a management Carbon Reduction Task Force to lead our focus on decarbonization by evaluating new potential approaches or technologies that could further reduce CP’s GHG emissions, some of which are described in the CP Climate Strategy.

Sustainably driven - sustainability at CP

Sustainability at CP is rooted in a long-standing legacy of building for the future. We recognize that integrating sustainability into our business processes is imperative to future growth and long-term success as an organization. As one of North America’s top-performing railways, we continue to innovate and advance practices to meet the evolving needs and increasing engagement of all CP’s stakeholders, including employees, customers, shareholders, suppliers, communities and society.

Sustainably Driven, which embodies our current management approach and commitment to sustainability, has evolved from CP’s values and been shaped by the significant growth and change of our business during the past decade. CP is dedicated to integrating sustainability principles into our business and strengthening our ESG goals and commitments through a continuous improvement process built on delivering, monitoring and reporting on results through public disclosure. We have established our sustainability priorities through a stakeholder supported materiality assessment process.

By continuously engaging with stakeholders across and beyond our organization, CP continues to refine a sustainability program driven by our values and based on a shared sense of business, community and vision for the future. As we take strides to deliver on our commitments and goals, we constantly challenge ourselves to improve our practices.

Sustainability governance

Acknowledging the importance of sustainability to our business and to our stakeholders, CP has established a clear governance structure to effectively communicate and respond to emerging ESG topics, while proactively implementing our sustainability commitments and practices into our business.

CP’s Board of Directors, through its standing committees, is responsible for the monitoring, measurement and oversight of CP’s key risks, strategies and sustainability topics. The Risk and Sustainability Committee of the Board of Directors has responsibility for the monitoring, measurement and oversight of CP’s key risks, strategies and sustainability topics. The Risk and Sustainability Committee reviews performance against short-term and long-term sustainability objectives and results of stakeholder engagement to ensure alignment with CP’s strategic planning.

CP’s cross-functional management Sustainability Steering Committee guides decisions on CP’s day-to-day sustainability tasks, programs and priorities, and reports progress and recommendations to CP’s President and CEO and the Risk and Sustainability Committee.

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To support the execution of our Climate Strategy, we are strengthening roles and responsibilities for climate governance. CP’s President and CEO holds the highest level of responsibility for organizational management and performance related to climate change, while the Risk and Sustainability Committee of the Board provides oversight and reviews climate-related risks and opportunities. CP has established the Carbon Reduction Task Force to lead our focus on decarbonization.

Sustainability at CP

Sustainability at CP is rooted in our long-standing legacy of building for the future. CP has established a clear governance structure to effectively communicate and respond to emerging ESG topics while proactively implementing our sustainability commitments and practices.

Employee engagement at all levels of the business is critical to overall success of our sustainability program. Sustainability metrics have been embedded into performance measures for executive and employee short-term compensation to further ensure focus on achieving strong results.

Reporting and disclosure

CP is committed to transparent and consistent communication of our sustainability strategies, programs and performance and has invested in corporate sustainability reporting since 2001. We regularly report on key aspects of our management approach and our progress across sustainability topics most important to CP and our stakeholders. Our sustainability disclosures are prepared in alignment with the Global Reporting Initiative Standards – Core option and the Sustainability Accounting Standards Board Rail Transportation framework. This year, CP introduced reporting aligned with the recommendations from the TCFD and our contributions towards the United Nations Sustainable Development Goals and have identified the goals which are most aligned with our business. CP is an annual reporter to the CDP being named to the CDP A List for the first time in 2021.

A copy of CP’s ESG disclosures including CSR, TCFD, CDP response and ESG metrics are available on our website at sustainability.cpr.ca. CP’s sustainability disclosures and information on our website is not incorporated by reference and is not a part of this Circular.

Sustainability priorities

To develop CP’s sustainability priorities, we completed a materiality assessment engaging multiple stakeholders through an evidence-based evaluation of the ESG topics most significant to our business. The assessment covered a wide variety of topics that impact or are affected by our business, industry, operations and stakeholders.

Through this assessment, we identified the material topics that form the basis for our three core commitments to sustainability: safety, operational excellence, and social impact.

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Safety

Safety is foundational to everything we do, and as such, we prioritize safety as a strategic business objective. Safeguarding our people and communities contributes to long-term sustainable growth and success. We continuously identify and assess safety risks, mitigate risks through training, internal controls, and other preventive safety procedures, and monitor safety outcomes.

Through CP Home Safe®, we empower our employees to take personal responsibility in preventing incidents and do everything in their power to make sure that everyone goes home safe, every day. CP Home Safe strengthens our safety culture by focusing on the human side of safety by encouraging peer-to-peer safety engagement and feedback. Our employees actively engage in the development and evaluation of our safety management system through various channels, including local and executive-level health and safety committees.

Our goal is to be the safest railway in North America as we continue to improve in all areas of safety. In 2021, we remained a leader in the Federal Railroad Administration (FRA)-reportable train accident frequency rate and had the lowest FRA-reportable personal injury frequency rate in our company’s history, demonstrating the effectiveness of our efforts to strengthen safety and protect the environment. FRA-reportable personal injuries were down 17 percent from 2020 with a frequency of 0.92 per 200,000 employee hours

CP’s approach to public safety and emergency preparedness, including investments in systems, equipment, technology, expertise and training, allows us to promptly and effectively respond to any incident that may occur along our right-of-way. As a result of an atmospheric river rainstorm in November 2021, 30 locations across CP’s British Columbia network were damaged from extreme flooding, resulting in significant loss of infrastructure at 20 locations. CP mobilized hundreds of employees and contractors across our network to quickly reopen the railway and support local communities.

COVID-19 response

During the ongoing COVID-19 pandemic, we continue to adjust our practices to prioritize the health and safety of our people, customers, and communities, while maintaining operation of essential freight rail service. Our cross-functional Pandemic Response Team provides health and safety guidance, creates policies and procedures and communicates with employees.

Operational Excellence

Through CP’s focus on operational excellence, we aim to provide efficient and reliable transportation solutions for our customers while reducing emissions, minimizing environmental impact and infusing accountability in our supply chain to manage risks and maintain quality. Our foundations and values guide our day-to-day efforts to foster respect and inspire our journey towards excellence through precision scheduled railroading.

Building on our corporate value of accountability, we pursue operational excellence by regularly challenging the status quo of our business practices. We provide exceptional service to our customers and take responsibility for our actions.

CP strives to provide superior service to our customers while benefiting communities, the economy and managing our environmental impact.

CP builds resiliency into our rail operations by incorporating a risk-based management approach when evaluating and designing infrastructure improvements. In 2021, CP invested $1.55 billion in capital improvements to further enhance network capacity and improve performance and safety. To maintain a safe and reliable network, we conduct visual and technological inspections on the condition of our assets to inform maintenance, repair or replacement schedules. In 2021, we completed more than 100,000 main track inspections across our network.

CP remains focused on reducing operational energy use and emissions across our business. Since 1990 CP has improved the fuel efficiency of our locomotive fleet by 44 percent, avoiding more than 35 million metric tonnes of GHG emissions. While committed to long-term energy conservation, CP recognizes that the urgency surrounding global climate action requires a strategic approach to curtail emissions action in the near term.

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Social Impact

As a responsible corporate citizen, CP believes that we must focus on not only our economic impact but also on the ways in which we contribute to society. We recognize that our success is directly linked to building positive relationships with all our stakeholders. Through our commitment to addressing CP’s social impact, we aim to establish a culture of integrity, inclusion and respect within our workforce; develop our people to become CP leaders; expand and strengthen relationships with Indigenous communities along our network; and continue to advance our community investment initiatives, which are an important part of our corporate strategy.

CP advanced its commitment to diversity and inclusion through three diversity councils focused on racial, gender and 2SLGBTQ+, and Indigenous diversity. For more information, see Part IV, Diversity.

CP is expanding and strengthening relationships with Indigenous communities along our network and advancing our community investment initiatives. Our diversity councils have hosted employee education and awareness sessions related to Indigenous cultural awareness and launched a new Indigenous Liaison-Network Program. This program aims to foster an inclusive work environment for Indigenous employees by offering support from and connection to other Indigenous employees. On the September 30, 2021 Orange Shirt Day and Canada’s first National Day for Truth and Reconciliation, CP proudly placed the “Every Child Matters” orange locomotive into service to commemorate the victims, raise awareness and honour the survivors of residential schools in Canada.

Community investment

CP continues to invest in the communities in which it operates:

•

In response to the wildfires in Lytton, B.C. in 2021, CP pledged $1 million to support recovery efforts and offered to work directly with the local communities to provide resources and logistics support in the development of temporary housing facilities for families that have been displaced.

•	Through the CP Has Heart program, CP has helped raise over $29 million to improve the heart health of adults and children across North America since 2014.
•

CP donated $100,000 and matched employee donations to the Canadian Red Cross to support the flooding recovery efforts in B.C. CP teams helped organize the delivery of food, meals, and portable generators to local communities in need.

•

2021 marked the 23rd consecutive year that CP has operated the CP Holiday Train, this year on a virtual only basis due to the pandemic. CP donated $1.24 million in 2021 to 198 food banks in communities that ordinarily host CP Holiday Train events. Since the Holiday Train’s inception in 1999, CP has helped raise $20.64 million and 4.9 million pounds of food donations for local charities.

Sustainably driven

The evolution of Sustainably Driven is an iterative process, and we look forward to continuing to expand and strengthen all aspects of our sustainability management approach in the coming years. We remain committed to promoting positive change both within CP and beyond. Additional information related to Sustainability at CP, including sustainability reports, ESG metrics, policy statements and related materials, is available on our sustainability website (sustainability.cpr.ca).

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PART VI – DELIVERY OF MEETING MATERIALS AND VOTING INFORMATION

This section provides important information about how to vote your shares.

Notice and access

In our continuing effort to reduce environmental impacts and increase sustainability, we have adopted the “notice and access” procedure permitted under applicable Canadian securities laws and pursuant to exemptions from the sending of financial statements and proxy solicitation requirements granted by the Director of Corporations Canada for distribution of the proxy circular and other related meeting materials to both registered and non-registered (beneficial) shareholders. Under the notice and access procedure, instead of sending paper copies of the proxy circular and meeting materials, shareholders of record as of February 28, 2022, will be able to access and review these materials online.

Shareholders will receive a package in the mail with a notice explaining how to access this proxy circular electronically and how to request a paper copy. A form of proxy for registered shareholders or a voting instruction form for non-registered (beneficial) shareholders will be included with the notice with instructions on how to vote your shares. The principal benefit of the notice and access procedure is that it reduces costs and the environmental impact of producing and distributing large quantities of paper documents that are ultimately discarded.

How to access the proxy circular electronically

• On our website: investor.cpr.ca

• On the website of our registrar and transfer agent, Computershare Trust Company of Canada (Computershare): www.envisionreports.com/CanadianPacific2022

• On SEDAR: www.sedar.com

• On SEC through EDGAR: www.sec.gov/edgar.shtml

How to request a paper copy of this proxy circular and meeting materials

You may request paper copies of this proxy circular and our 2021 annual report at no cost up to one year from the date that this proxy circular was filed on SEDAR. In order to receive a paper copy before the date of the Meeting, your request should be received at least 10 business days prior to the date of the Meeting.

Before the Meeting		Following the Meeting

Registered shareholders	Call Computershare toll-free at 1-866-962-0498 (Canada/U.S.) or 1-514-982-8716 (International) and enter your Control Number as indicated on your form of proxy	Call Broadridge at 1-877-907-7643 (Canada/U.S.) or direct/International at (303) 562-9305 (English) and (303) 562-9306 (French)
Non-Registered (beneficial) shareholders	Visit proxyvote.com or call 1-877-907-7643 (Canada/U.S.) and enter your Control Number located on the voting instruction form provided to you. If calling outside of Canada/U.S. or you do not have a 16-digit control number, call 1-303-562-9305 (English) or 1-303-562-9306 (French)

If you request a paper copy of this proxy circular, you will not receive a new form of proxy or voting instructions form, so you should keep the original form sent to you in order to vote at the Meeting.

Questions?

If you have any questions about notice and access, please call 1-844-916-0609 or from outside North America 1-303-562-9305 for service in English. For service in French, please call 1-844-973-0593 or from outside North America 1-303-562-9306.

Who can vote?

If you held shares of CP as at the close of business on February 28, 2022 (record date), you are entitled to receive notice of and vote your shares at our Meeting on April 27, 2022, or at a reconvened meeting if the Meeting is postponed or adjourned. Each share carries one vote on each item to be voted on at the Meeting. As of the record date, there were 929,722,746 shares issued and outstanding.

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How do I participate in the Meeting?

Out of concern for the safety of our management, employees and shareholders in light of the COVID-19 pandemic, we are holding the Meeting in a virtual only format that will be conducted via live webcast online. Shareholders will not be able to attend the Meeting in person.

Participating in the Meeting online allows registered shareholders and duly appointed proxyholders, including non-registered (beneficial) shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting and ask questions, all in real time. Registered shareholders and duly appointed proxyholders can vote at the appropriate time during the Meeting.

Guests, including non-registered beneficial shareholders who have not duly appointed themselves or another person as a proxyholder, can log in to the Meeting as set out below. Guests will be able to listen to the Meeting but cannot vote or ask questions. To access the Meeting, follow the instructions below, as applicable to you:

•	Log in online at https://web.lumiagm.com/471059918
•	Click “Join” and then enter your Control Number (see below) and Password “CPR2022” (note the password is case sensitive); OR
•	Click “Guest” and then complete the online form.

In order to find the Control Number to access the Meeting:

•	Registered shareholders: The control number located on the form of proxy or in the email notification you received is your Control Number.
•

Proxyholders: Duly appointed proxyholders, including non-registered (beneficial) shareholders that have appointed themselves or another person as a proxyholder, will receive the Control Number from Computershare by email after the proxy voting deadline has passed.

We recommend that you log in at least one hour before the start time of the Meeting. It is important to ensure you are connected to the internet at all times if you participate in the Meeting online in order to vote when balloting commences. You are responsible for ensuring internet connectivity for the duration of the Meeting.

For additional details and instructions on accessing the Meeting online from your tablet, smartphone or computer, see the Virtual AGM User Guide accompanying the meeting materials.

Shareholders with questions regarding the virtual meeting portal or requiring assistance accessing the meeting website may visit the website www.lumiglobal.com/faq for additional information.

How to vote?

You can vote by proxy ahead of the Meeting using all of the voting channels that have been available in the past; this has not changed. Only voting at the Meeting has changed.

You can vote online during the Meeting by following the instructions below. The voting process is different for registered or non-registered (beneficial) shareholders:

•

you are a registered shareholder if your name appears on your share certificate or a DRS statement registered in your name. Registered shareholders may vote at the Meeting by completing a ballot online during the Meeting.

•

you are a non-registered (beneficial) shareholder if your shares are registered in the name of your nominee (trustee, financial institution or securities broker). Non-registered (beneficial) shareholders must appoint themselves as proxyholder in order to vote at the Meeting. This is because CP and its transfer agent do not have a record of the non-registered shareholders, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder. See the instructions on Page 107. If you are a non-registered (beneficial) shareholder and do not appoint yourself as proxyholder, you will still be able to participate as a guest.

Canadian nominees (and their agents or nominees) can only vote your shares if they have received your voting instructions. U.S. brokers and their agents or nominees, however, can vote your shares to appoint the auditor, but are prohibited from voting your shares to elect directors or participate in the advisory vote on executive pay without your voting instructions.

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Voting by proxy

Voting by proxy means you appoint someone to be your proxyholder to attend the Meeting and vote your shares for you. Your proxyholder must vote or withhold your shares according to your instructions.

You can appoint a CP representative to be your proxyholder, or you can appoint someone else. This person does not need to be a shareholder and must be properly appointed to be able to participate as a proxyholder. Simply print the name of the person you would like to appoint in the space provided on the proxy form. Make sure they understand that you have appointed them and that they must participate in the Meeting and vote your shares for you in order for your vote to be counted.

If you are appointing a proxyholder other than the Management nominees, you must go to http://www.computershare.com/CPRail by 9:00 a.m. MDT on April 26, 2022, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log in and vote at the meeting. Without a Control Number, your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

If you appoint a CP representative to act as your proxyholder and you do not provide specific voting instructions, they will vote:

FOR	Appoint the auditor The Board recommends you vote FOR the appointment of Ernst & Young LLP as CP’s new auditors.
FOR

Amendment to Management Stock Option Incentive Plan (MSOIP)

The Board recommends that you vote FOR an amendment to the MSOIP to increase the total number of shares available for issuance under the plan.

FOR	Have a say on executive pay (advisory vote) We continue to engage with investors with respect to our compensation program. The Board recommends you vote FOR our approach to executive compensation.
FOR

Have a say on CP’s approach to climate change (advisory vote)

We continue to engage stakeholders including our shareholders, on our climate objectives and actions. The Board recommends that you vote FOR our approach to climate change.

FOR

Elect nine directors

You will be asked to elect nine directors to serve on our Board this year. Each director nominee is qualified, experienced and committed to serving on the Board. The Board recommends you vote FOR each nominee.

Please register for electronic delivery of shareholder materials

Shareholders who have already signed up for electronic delivery of our annual report will continue to receive it by email. If you have not signed up for electronic delivery, please refer to the instructions below:

Registered shareholders – If your shares are registered directly in your name with our transfer agent Computershare Trust Company of Canada, please register for electronic delivery at www.investorcentre.com/cp using your personalized Holder Account Number which can be found on either the separate election form or the form of proxy.

Non-registered (beneficial) shareholders – If you hold shares in a brokerage account or through another financial intermediary such as a bank or trust company, please register for electronic delivery at www.proxyvote.com (provided your institution participates in the Electronic Delivery program) using your personalized control number which can be found on the right hand side of the mailing sheet or the voting instruction form.

We are not sending notice of the Meeting or meeting materials directly to non-objecting beneficial owners (NOBOs). Instead, we have distributed meeting materials to intermediaries for onward distribution to non-registered shareholders. Intermediaries are required to forward these materials along with a voting instruction form to all NOBOs for whom they hold shares unless the NOBO has waived the right to receive them. We do not pay for intermediaries to deliver meeting materials to objecting beneficial owners (OBOs). OBOs will not receive meeting materials unless their intermediary assumes the costs of delivery.

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The table below provides details about the voting process for registered and beneficial shareholders.

	Registered shareholders	Non-registered (beneficial) shareholders

	Your package includes a proxy form	Your package includes a voting instruction form or a proxy form restricted to the number of shares you own and executed by your nominee

Vote your shares by proxy

You can vote by phone, mobile device or on the internet, 24 hours a day, seven days a week at www.investorvote.com. You will need your Control Number (found on your form of proxy).

Or complete the enclosed proxy form, sign and date it and mail it in the envelope provided.

You or your authorized attorney must sign the proxy for it to be valid. If the shares are held by a corporation, the form must be signed by an authorized officer or representative.

Note:

•  To appoint someone other than the CP representatives to be your proxyholder and vote your shares at the Meeting, you may do so by mail or on the internet only.

Your form explains the methods for voting. Carefully follow the instructions provided by your nominee because each nominee has its own procedures. Make sure you allow enough time for your nominee to receive the voting instructions if you’re mailing the form.

You may also be contacted by Kingsdale if we decide to use the Broadridge QuickVote™ service, which allows non-registered shareholders to give their voting instructions to Kingsdale over the phone. Kingsdale enters the information and Broadridge tabulates the results of all voting instructions and provides them to Computershare in advance of the Meeting.

If you participate in our ESPP, your shares are held in a custodial account until withdrawn according to the terms of the plan. You either received a voting information form or details about how you can access the materials electronically. Make sure you submit your voting instructions by the deadline so Computershare can vote your shares for you.

Vote your shares online during the Meeting	Your Control Number for the Meeting will be located on the proxy form or received via email. Follow the instructions above to access the Meeting and cast your ballot online during the designated time.

If you wish to vote online during the Meeting, you must appoint yourself as your proxyholder.

To appoint yourself as proxyholder, print your name in the space provided on the proxy or voting instruction form sent to you and follow the instructions provided by your intermediary before the deadline provided.

Follow the instructions above to access the Meeting and cast your ballot online during the designated time. You will receive the Control Number for the Meeting from Computershare by email after the proxy voting deadline has passed.

If another matter is properly brought before the Meeting, your proxyholder has discretionary authority to vote on the item as they see fit. As of the date of this proxy circular, management is not aware of an amendment, variation or other matter that may be brought before the Meeting.

Voting deadline

To be effective, your proxy must be received before 9:00 a.m. (Mountain Daylight Time) on Tuesday, April 26, 2022 or not less than 24 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for holding any adjournment of the Meeting. The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice.

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CP reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Tabulating the votes

As our registrar, Computershare will count and tabulate the proxies for us. They will keep the individual shareholder votes confidential, except if there are proxies that have comments that are clearly intended for management or to meet legal requirements.

Changing your vote

You can revoke your proxy at any time, by voting again on the internet or by phone, by submitting a new completed proxy form or voting information form not less than 24 hours prior to the time fixed for holding the Meeting, or in accordance with the following instructions:

If you are a beneficial shareholder and you are submitting a new voting instruction form, make sure you allow enough time for the new form to be delivered to your nominee and for them to act on your instructions. If you have any questions, please contact your nominee directly.

Registered holders can also revoke their previous instructions by sending a notice in writing from themselves or their authorized attorney (or a duly authorized officer or attorney if the shareholder is a corporation) to the Office of the Corporate Secretary, Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9 at any time before 9:00 a.m. (Mountain Daylight Time) on Tuesday, April 26, 2022 or 24 hours (excluding Saturdays, Sundays, and holidays) prior to the time fixed for the holding of any adjournment of the Meeting. If you have followed the process for participating in and voting at the Meeting online, casting your vote online during the Meeting will revoke your previous proxy.

Registrar and transfer agent

You can contact Computershare, our registrar and transfer agent, by telephone, on the internet or by mail:

Call	1.877.4CP-RAIL / 1.877.427.7245 (within Canada and the United States) from 8:30 a.m. to 8:00 p.m. Eastern, or 1.514.982.7555 (international direct dial)
Go to www.investorcentre.com/cp
Send your letter to Computershare, 100 University Ave., 8th Floor, Toronto, Ontario M5J 2Y1

Questions on how to vote?

Contact Kingsdale Advisors, our strategic shareholder advisor and proxy solicitation agent:

Call	1.866.879.7649 (call toll free in North America) 416.867.2272 (collect calls outside North America and for banks, brokers)
Email	contactus@kingsdaleadvisors.com

Or you can write to them at:

Kingsdale Advisors

The Exchange Tower

130 King Street West, Suite 2950

P.O. Box 361

Toronto, Ontario M5X 1E2

Need additional information or assistance?

For additional information regarding voting by proxy before the meeting, voting online, attending the virtual meeting (including technical and logistical issues related to accessing the virtual meeting) or other general proxy matters, please contact Computershare at 1.877.427.7245 (Canada/U.S.) or 1.514.982.7555 (international/direct dial).

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PART VII – OTHER INFORMATION

Internal controls and certification

The Board and Audit and Finance Committee oversee the integrity of our internal control and management information systems and those of our subsidiaries.

The systems have been designed by the CEO, CFO and Vice-President, Financial Planning and Accounting, and are reviewed regularly by them as well as the internal audit department and our external auditor.

Each senior officer is required to review the operation of the key internal controls in their area of responsibility every quarter, report any changes to the Office of the Controller, and confirm the effectiveness of the controls in writing.

In accordance with the requirements of Section 404 of the Sarbanes-Oxley Act, management has assessed the effectiveness of the internal controls over financial reporting in accordance with the criteria set out by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Management has determined that we have maintained effective control over financial reporting as of December 31, 2021 and reported its findings to the Audit and Finance Committee.

The CEO and CFO certify annually and quarterly that they are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for CP and CPRC. We have filed the certifications with the SEC as an exhibit to our 2021 annual report on Form 10-K and file them as an exhibit to our quarterly reports on Form 10-Q. We are an issuer listed in Canada and the United States, and we meet the Canadian requirements by filing these certifications annually and quarterly.

Senior management and our Disclosure Policy Committee review the financial statements and other financial disclosure prior to the review and approval by the Audit and Finance Committee and the Board and prior to filings with applicable regulators. The CEO and CFO also certify that the information filed does not contain any untrue statements of material fact, or omit to state a material fact, and that the financial statements and other financial information included in the annual and quarterly filings fairly present, in all material respects, our financial condition, results of our operations and cash flows.

Pre-approval of audit services and fees

The Audit and Finance Committee has a written policy for pre-approving audit and non-audit services by the external auditor and their fees, in accordance with the applicable laws and requirements of stock exchanges and securities regulatory authorities.

The policy sets out the following governance procedures:

•	The Audit and Finance Committee pre-approves the terms of the annual engagement of the external auditor.
•	The Audit and Finance Committee is responsible for pre-approving annual audit and non-audit services, as well as pre-approving the external auditor’s compensation for audit and non-audit services.
•

The Vice-President, Financial Planning and Accounting submits reports at least quarterly to the Audit and Finance Committee listing the services that were performed or planned to be performed by the external auditor.

•

Any additional services to be provided by the external auditor that were not included in the list of pre-approved services or exceed the budgeted amount by more than 10 percent must each be pre-approved by the Audit and Finance Committee or the committee chair. The committee chair must report any additional pre-approvals at the next committee meeting.

•	The Audit and Finance Committee reviews the policy as necessary to make sure it continues to reflect our needs.
•	Our chief internal auditor monitors compliance with the policy.

The Audit and Finance Committee or committee chair must be satisfied that any services it pre-approves will not compromise the independence of the external auditor. The committee pre-approved all services performed by the external auditor in 2021, in accordance with the policy.

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Loans to directors and officers

As at the date of this proxy statement, there were no loans outstanding to any directors or executive officers or any of their associates. This includes guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by CP or any of our subsidiaries.

Directors’ and officers’ insurance

CP has liability insurance to protect its directors, officers (and employees in certain circumstances) and subsidiaries, from losses they may incur as a result of wrongful acts actually, or allegedly committed or attempted in, the course of their acting for CP. The insurance coverage has a limit of US$300,000,000.

About non-GAAP measures

CP presents non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and therefore may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

CP uses Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items. Adjusted diluted earnings per share is calculated using Adjusted income, divided by the weighted-average diluted number of the Company’s shares outstanding during the period as determined in accordance with GAAP. Adjusted operating income is calculated as Operating income reported on a GAAP basis adjusted for significant items. Adjusted operating ratio also excludes those significant items that are reported within Operating income. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs (including legal, consulting, and financing fees, fair value gain or loss on foreign exchange (“FX”) forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, and transaction costs (net of tax) incurred by KCS which were recognized within the Equity loss of KCS), the merger termination payment received, the FX impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CP’s equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company’s consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company’s consolidated financial information.

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders’ equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company’s Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company’s Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a

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performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company’s long-term incentive plan.

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, cash settlement of hedges settled upon issuance of debt, the operating cash flow impacts of acquisition-related costs associated with the KCS transaction including settlement of cash flow hedges upon debt issuance and FX gain on U.S. dollar-denominated cash held to fund the KCS acquisition, the merger termination payment received related to KCS’s termination of the Agreement and Plan of Merger, dated March 21, 2021 (the “Original Merger Agreement”), and the acquisitions of KCS, Central Maine & Québec Railway (“CMQ”), and DRTP. Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company’s Consolidated Financial Statements as it assists with the evaluation of the Company’s ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The cash settlement of forward starting swaps that occurred in conjunction with the issuance of long-term debt, the acquisition-related costs associated with the KCS acquisition, and the merger termination payment received related to KCS’s termination of the Original Merger Agreement are not indicative of operating trends and have been excluded from Free cash. Similarly, the acquisitions of KCS, CMQ, and DRTP are not indicative of investment trends and have also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company’s Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA. Earnings before interest and tax (“EBIT”) is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

For more information about financial measures that are not defined by GAAP, including reconciliations to the closest comparable GAAP measure, see Non-GAAP Measures at pages 94-96 in our Management Discussion & Analysis (MD&A) for the year ended December 31, 2021. You can find our MD&A in our 2021 annual report on our website (investor.cpr.ca/financials), on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC and the securities commissions or similar regulatory authorities in Canada, and the exhibits filed with the report, are available on the Company’s website at investor.cpr.ca/financials, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information relating to the Company is included in the Company’s Audited Consolidated Financial Statements for the fiscal year ended December 31, 2021, and the related Management’s Discussion and Analysis is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Information on or connected to our website, even if referred to in this proxy circular, is not part of this proxy circular.

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PART VIII – BOARD TERMS OF REFERENCE

Canadian Pacific Railway Limited and Canadian Pacific Railway Company

Board of Directors Terms of Reference

The Term “Corporation” herein shall refer to each of Canadian Pacific Railway Limited (“CPRL”) and Canadian Pacific Railway Company (“CPRC”), and the terms “Board”, “Directors” and “Board of Directors” shall refer to the Board, Directors or Board of Directors of CPRL or CPRC, as applicable.

A.	Board of Directors and Procedures

1.	Purpose

The Canada Business Corporations Act (“CBCA”) provides that the Board of Directors (“Board”) shall manage, or supervise the management of, the business and affairs of the Corporation subject to any unanimous shareholder agreement, and further that every Director and officer shall: act honestly and in good faith with a view to the best interests of the Corporation; and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

As the Board has overall plenary power, these Terms of Reference are intended not to limit the powers of the Board but to assist the Board in the exercise of its powers and the fulfillment of its duties.

2.	Composition of the Board of Directors

The members of the Boards of both CPRL and CPRC shall be identical. The election of Directors is by the shareholders; however, it is a policy of the Board that a substantial majority of the Directors shall meet all applicable standards with respect to being independent and unrelated to the Corporation, set forth in applicable securities laws, Canadian Securities Administrators’ policies and the rules of any stock exchange on which the Corporation’s securities are listed for trading (the “Independent Directors”). Determinations as to whether a particular Director satisfies the requirements for Board membership shall be affirmatively made by the full Board based on a broad consideration of all relevant facts and circumstances required or permitted to be considered under applicable laws, policies or rules.

3.	Election of Directors

The Board shall propose, upon recommendation by its Corporate Governance, Nominating and Social Responsibility Committee (the “CGNSRC”), nominees to the Board for election by shareholders at the Corporation’s annual meeting of shareholders.

4.	Appointment of Board Chair

The Board shall appoint a Chair, who shall meet the independence requirements set forth in paragraph 2 of these Terms of Reference and shall not be an officer of the Corporation or any of its affiliates.

5.	Meetings of Independent Directors

The independent Directors on the Board shall have an in camera session at each regularly scheduled meeting of the Board without management participation. The independent Directors shall designate, and the Corporation shall disclose in the Corporation’s management proxy circular the name of, the Director who will preside at such executive sessions.

6.	Attendance of Others at Board Meetings

At the invitation of the Chair of the Board, individuals who are not Directors may attend any meeting of the Board.

7.	Directors’ Duties

Each Director is expected to attend each meeting of the Board and the Board committees of which he or she is a member. Information relevant to the Board’s or a committee’s consideration of matters to be discussed at a meeting will, whenever possible, be distributed to Directors sufficiently in advance of the meeting date to permit Directors to prepare for a discussion of such matters. Sensitive subject matters may be discussed at meetings of the Board or relevant committee without written materials being distributed to Directors. Directors may consider the interests of constituencies such as employees, customers, suppliers and the public at large in determining the long and short-term interests of the Corporation and its shareholders.

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Each Director is expected to maintain or enhance his or her skills and abilities as a director, including skills and abilities related to his or her duties on Board committees.

8.	Remuneration of Directors

Except for Directors who are also officers of the Corporation, no Director shall receive from the Corporation any compensation other than the fees to which he or she is entitled as a Director of the Corporation or a member of a committee of the Board. Directors who are also officers of the Corporation shall not be entitled to receive any Directors’ fees or other compensation in respect of their duties as Directors of the Corporation.

9.	Use of Outside Legal, Accounting or Other Advisers

Individual members of the Board may engage outside, legal, accounting or other advisers, at the expense of the Corporation, to obtain advice and assistance in respect of matters relating to their duties, responsibilities and powers as Directors, provided such engagement is first approved by the CGNSRC.

B.	Mandate

10.  Management is responsible for the management of the Corporation. The Board is responsible for the stewardship of the Corporation and for monitoring the actions of, and providing overall supervision of, and guidance and direction to, management.

In fulfilling its mandate, the Board shall, among other things:

Committees and Committee Terms of Reference

(a)

establish an Audit and Finance Committee, a Management Resources and Compensation Committee (the “MRCC”), a Risk and Sustainability Committee (the “RSC”) and the CGNSRC, each comprised entirely of independent Directors, and may establish such other committees as it deems necessary or desirable, to assist it in the fulfillment of its duties and responsibilities, with such terms of reference as the Board may determine, and may delegate from time to time to such committees or other persons any of the Board’s responsibilities that lawfully may be delegated. The Board shall determine whether Directors satisfy the requirements for membership on each such committee;

(b)	consider recommendations of the CGNSRC from time to time regarding the composition and terms of reference of the committees of the Board;

Corporate Governance

(c)

consider recommendations of the CGNSRC regarding the Corporation’s approach to governance issues and the adoption of corporate governance principles and guidelines for the Corporation, as well as the disclosure thereof in the Corporation’s annual report or management proxy circular;

(d)	consider recommendations of the CGNSRC regarding the adoption or amendment of:

•

a code of business ethics applicable to Directors, officers and employees of the Corporation prescribing standards that are reasonably designed to promote integrity and honest and ethical conduct and deter wrongdoing, and

•

a code of ethics applicable to the chief executive officer and senior financial officers of the Corporation prescribing standards that are reasonably designed, in addition to deterring wrongdoing and promoting integrity and honest and ethical conduct, to promote full, fair, accurate, timely and understandable disclosure in accordance with applicable legal requirements, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of such code, and accountability for adherence to such code, and monitor any waivers granted by the CGNSRC from the aforementioned codes;

(e)

develop and annually review a disclosure and insider trading and reporting policy for the Corporation that, inter alia: addresses how the Corporation shall interact with analysts and the public; and contains measures for the Corporation to avoid selective disclosure;

(f)	develop and periodically review policies with respect to decisions and other matters requiring Board approval;

(g)	develop and periodically review policies and procedures for receiving feedback from shareholders with respect to the affairs of the Corporation;

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Strategy, Operations and Sustainability

(h)

adopt a strategic planning process and annually approve the Corporation’s strategic plan, which takes into account, among other things, the opportunities, risks and sustainability of the Corporation’s business;

(i)	with the input from the RSC, oversee management in its execution of the Corporation’s operational activities/plans;

Audit and Finance

(j)	authorize and direct the Audit and Finance Committee to assist the Board in overseeing:

(i)	the review of the annual and interim financial statements of the Corporation;

(ii)	the integrity and quality of the Corporation’s financial reporting and systems of internal control and risk management;

(iii)	the Corporation’s compliance with applicable legal and regulatory requirements;

(iv)	the qualifications, independence, engagement, compensation and performance of the Corporation’s external auditors, including pre-approval of all audit and non-audit services and fees;

(v)	the performance of the Corporation’s internal audit function;

(vi)	the Corporation’s financial plans and programs relating to treasury operations, credit facilities and credit ratings, and financial risks and contingent exposures; and

(vii)	the pension plans sponsored by the Corporation and/or some of its subsidiaries from time to time;

(k)	monitor the integrity of the Corporation’s internal control over financial reporting, disclosure controls and procedures and management information systems;

Finance Matters

(l)	provide oversight of the Corporation’s capital structure and capital allocation;

(m)	provide oversight of the Corporation’s dividend policy and actions related thereto;

(n)	annually review and approve the Corporation’s budget, including planned capital and operating expenditures, financing plans and strategies;

(o)	review and monitor throughout the year the Corporation’s actual expenditures in relation to the approved budget;

(p)	consider and approve, in accordance with the CBCA, any repurchase of shares of CPRL; and

(q)	with the input from the RSC, oversee strategic options and opportunities for the Corporation, including acquisitions and divestitures.

Environmental and Safety Matters

(r)

consider reports and recommendations of management and the RSC with respect to the Corporation’s environmental and safety policies and procedures and any issues relating to environmental and safety matters and management’s response thereto;

Succession Planning

(s)	develop, upon recommendation of the MRCC, and monitor a succession plan for senior officers of the Corporation, including appointing, training and monitoring overall performance of senior management;

Oversight and Compensation of Management

(t)	consider recommendations of the MRCC with respect to:

(i)

the appointment of officers of the Corporation and the compensation of Senior Vice Presidents and above, other than the Chief Executive Officer (whose compensation must be approved by the independent Directors);

(ii)	the compensation philosophy and programs of the Corporation generally;

(iii)	the adoption of any incentive compensation and equity-based plans, including stock option, stock purchase or other similar plans, in which officers are or may be eligible to participate;

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(iv)	the establishment of performance objectives and the conduct of performance evaluations for the senior officers referenced in clause (i) of this paragraph (t); and

(v)	the amendment of the Corporation’s retirement plans;

(u)

to the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

(v)	communicate to management and periodically review the Board’s expectations regarding management’s performance and conduct of the affairs of the Corporation;

Risks

(w)

with the assistance of the RSC and other Board committees, review the principal risks of the Corporation’s business and ensure the implementation of appropriate risk assessment and risk management policies and processes to manage these risks, and review and, with the assistance and upon recommendation of the RSC, provide guidance to management on any outcomes, findings and issues arising in connection with the risk assessment and risk management policies and processes;

Directors Qualifications, Compensation, Education and Orientation

(x)	consider the advice and input of the CGNSRC regarding:

(i)	the competencies and skills that the Board, as a whole, should possess;

(ii)	the competencies, skills and personal and other qualities that the existing Directors possess;

(iii)

a process to determine, in light of the opportunities and risks facing the Corporation, what competencies, skills and personal qualities are required for new Directors in order to add value to the Corporation; and

(iv)	a policy respecting the size and composition of the Board, with a view to facilitating effective decision-making;

and	propose nominees for election as Directors;

(y)	consider recommendations of the CGNSRC with respect to the level and forms of compensation for Directors, which compensation shall reflect the responsibilities and risks involved in being a Director;

(z)

develop a program for the orientation and education of new Directors, and to ensure that prospective candidates for Board membership understand the role of the Board and its committees and the contributions that individual Directors are expected to make, and develop a program of continuing education for all Directors, so that they may maintain or enhance their skills and abilities as directors and ensure that their knowledge and understanding of the Corporation’s business remains current;

Position Descriptions

(aa)

develop clear position descriptions for the Chair of the Board and the Chairs of each of the Board committees and, together with the Chief Executive Officer, develop a clear position description for the Chief Executive Officer which delineates management’s responsibilities; and

Assessment of Board and Committee Effectiveness

(bb)

consider recommendations of the CGNSRC for the development and monitoring of processes for assessing the effectiveness of the Board, the committees of the Board and the contribution of individual Directors, which assessments shall be made annually.

October 18, 2021

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APPENDIX A – AUDITOR CHANGE NOTIFICATIONS

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 10, 2021 (November 4, 2021)

Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited

(Exact name of registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Ogden Dale Road S.E.
Calgary AB	T2C 4X9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 319-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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APPENDIX A

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Shares, without par value, of Canadian Pacific Railway Limited	CP	New York Stock Exchange
Toronto Stock Exchange
Perpetual 4% Consolidated Debenture Stock of Canadian Pacific Railway Company	CP/40	New York Stock Exchange
	BC87	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CANADIAN PACIFIC  A-2

ITEM 4.01 Changes in Registrant’s Certifying Accountant.

The Audit and Finance Committee (the “Committee”) of the Board of Directors of Canadian Pacific Railway Limited (the “Corporation”) conducted a review process to consider the selection of the Corporation’s independent registered public accounting firm. The Committee considered, among other factors, the Corporation’s previously disclosed entry into an Agreement and Plan of Merger with Kansas City Southern (“KCS”), pursuant to which the Corporation has agreed to acquire KCS in a stock and cash transaction (the “KCS Acquisition”). The closing of the KCS Acquisition remains subject to the satisfaction or waiver of customary closing conditions.

(a) Resignation / Dismissal of independent registered public accounting firm

On November 4, 2021, as a result of the review process, the Corporation requested, upon the recommendation and approval of the Committee, that Deloitte LLP (“Deloitte”) resign as its independent registered public accounting firm. Following such request, Deloitte resigned as the independent registered public accounting firm of the Corporation. This resignation is a dismissal within the meaning ascribed to such term in Item 304 of Regulation S-K. Deloitte’s resignation will be effective upon the completion of its audit of the Corporation’s financial statements for fiscal year ending December 31, 2021.

The audit report of Deloitte on the Corporation’s financial statements as of and for the fiscal years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019, and through November 4, 2021, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements, and no reportable events occurred as set forth in Item 304(a)(1)(v) of Regulation S-K.

The Corporation has requested Deloitte to respond fully to the inquiries of the Corporation’s successor independent registered public accounting firm as described below.

The Corporation has provided Deloitte with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in this Current Report on Form 8-K (this “Form 8-K”), and has requested that Deloitte furnish the Corporation with a letter addressed to the U.S. Securities and Exchange Commission stating whether Deloitte agrees with the statements made by the Corporation in this Form 8-K and, if not, stating the respects in which it does not agree. A copy of Deloitte’s letter, dated November 10, 2021, is filed as Exhibit 16.1 to this Form 8-K.

(b) Engagement of new independent registered public accounting firm

On November 4, 2021, the Committee approved the engagement of Ernst & Young LLP (“EY”) as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to completion of EY’s standard client acceptance process, including independence procedures and execution of an engagement letter.

During the fiscal years ended December 31, 2020 and 2019, and through November 4, 2021, the Corporation has not consulted with EY on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, in each case where a written report was provided or oral advice was provided that EY concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

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APPENDIX A

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1	Letter, dated November 10, 2021 from Deloitte LLP addressed to the U.S. Securities and Exchange Commission

EXHIBIT INDEX

Number	Description

16.1	Letter, dated November 10, 2021 from Deloitte LLP addressed to the U.S. Securities and Exchange Commission.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2021

CANADIAN PACIFIC RAILWAY LIMITED

	By:	/s/ Nizam Hasham
		Name:	Nizam Hasham
		Title:	Assistant Corporate Secretary

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APPENDIX A

Exhibit 16.1

November 10, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Canadian Pacific Railway Limited Form 8-K dated November 10, 2021, and have the following comments:

1.	We agree with the statements made in the paragraphs contained in Item 4.01 a).

2.	We have no basis on which to agree or disagree with the statements in the first or second paragraph in Item 4.01 b). Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

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APPENDIX B

CANADIAN PACIFIC RAILWAY LIMITED

AMENDED AND RESTATED MANAGEMENT

STOCK OPTION INCENTIVE PLAN

Effective October 1, 2001; amended February 19, 2002; May 5, 2006, May 9, 2008, February 18, 2009,

May 12, 2011, February 28, 2012, February 22, 2013, December 16, 2014, November 19, 2015, and April 27, 2022

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APPENDIX B

ARTICLE 1

PURPOSE OF THE PLAN

1.1	Purpose

The purpose of the Canadian Pacific Railway Limited Management Stock Option Incentive Plan is to assist and encourage key officers, employees and Consultants of the Corporation and its Subsidiaries to work towards and participate in the growth and development of the Corporation and its Subsidiaries by granting Options to such persons.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1	Definitions

For the purposes of this Plan, the following terms will have the following meanings:

(a)

“Administrator” means the Board, the Compensation Committee, the Chief Executive Officer of the Corporation, the Chairman of the Board of Directors or the Chairman of the Compensation Committee, as the case may be, as administrator of the Plan as determined from time to time in accordance with section 3.1(a);

(b)

“Blackout Period” means a period during which the Corporation self imposes a prohibition on directors and certain employees trading in the Corporation’s securities, including, without limitation, Options or SARs;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Cause” means:

(i)

the continued failure by the Optionholder to substantially perform his or her duties in connection with his or her employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or any Subsidiary has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation or its reputation, financially or otherwise;

(iii)	the engaging by the Optionholder in any act resulting or intended to result, directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation;

(iv)

the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Optionholder in connection with the business of the Corporation; or

(v)	any other conduct that constitutes cause at common law;

(e)	“Change of Control” means:

(i)

the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

a sale, disposition, lease or exchange to or with another person or persons (other than a Subsidiary) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv)

a change in the composition of the Board over any twelve month period commencing after the applicable Grant Date such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition;

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(f)	“Common Shares” means common shares of the Corporation;

(g)	“Compensation Committee” means a compensation committee of the Board consisting of not less than three directors;

(h)	“Consultant” means a person engaged to provide ongoing management or consulting services for the Corporation or any Subsidiary;

(i)	“Corporation” means Canadian Pacific Railway Limited, and any successor corporation thereto;

(j)

“Date of Termination” means the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, and excludes any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(k)	“Eligible Person” means any officer, employee or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation and Retirement Trust;

(l)	“Exercise Price” means the price per Common Share at which Common Shares may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(m)	“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option;

(n)

“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(o)

“Grant Date” means the date on which an Option is granted, being the date that the Administrator grants or resolves to grant the Option, unless the Administrator ratifies or resolves to ratify Options granted on an earlier date or to delay the grant of Options to a later date, in which case the Grant Date will be such earlier or later date;

(p)	“Insider” means:

(i)	an insider as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any person who is an insider by virtue of (i) above;

(q)

“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule B to this Plan, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder;

(r)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan, and includes any related SARs;

(s)

“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A to this Plan, between the Corporation and an Eligible Person setting out the terms of an Option granted to the Eligible Person;

(t)	“Optioned Shares” means the Common Shares that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(u)	“Optionholder” means an Eligible Person to whom an Option has been granted;

(v)

“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(w)	“Plan” means this Management Stock Option Incentive Plan of the Corporation, as amended from time to time;

(x)	“person” has the meaning ascribed to such term in the Securities Act (Alberta);

(y)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person;

(z)	“SAR” means a share appreciation right granted to an Eligible Person pursuant to the terms of the Plan;

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APPENDIX B

(aa)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise; and

(bb)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta).

2.2	Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of Alberta and the federal laws of Canada applicable therein.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1	Administration

(a)	The Plan will be administered by:

(i)	the Board;

(ii)	if determined by the Board, by the Compensation Committee; or

(iii)

if determined by the Board, by the Chief Executive Officer of the Corporation, the Chairman of the Board of Directors or the Chairman of the Compensation Committee with respect to Options granted to Eligible Persons from time to time within the parameters set by the Board.

(b)	Subject to the limitations of the Plan and the parameters set by the Board, the Administrator has the authority to:

(i)	determine which Eligible Persons are to be granted Options and grant Options to those Eligible Persons;

(ii)	determine the terms of such Options;

(iii)	prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan; and

(iv)

interpret the Plan and determine all questions arising out of the Plan and any Option granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, Eligible Persons, Optionholders and all other affected persons.

3.2	Shares Reserved

(a)

The maximum number of Common Shares that may be reserved for issuance pursuant to Options granted under the Plan is 11,000,000. The maximum number of Common Shares will be reduced as Options are exercised and the Common Shares so reserved are issued.

(a.1)

The maximum number of Common Shares reserved for issuance under the Plan shall be increased on February 20, 2007 by a number of Common Shares equal to (i) the lesser of 7% of the outstanding Common Shares on February 20, 2007 and 11,400,000 Common Shares, less (ii) the sum of the number of Common Shares subject to outstanding Options on February 20, 2007 and the remaining number of Common Shares available for issuance under the Plan on February 20, 2007 (prior to giving effect to such increase) that are not subject to granted Options.

(a.2)	The maximum number of Common Shares reserved for issuance under the Plan shall be increased at and after May 12, 2011 by 3,000,000 shares.

(a.3)

The maximum number of Common Shares reserved for issuance under the Plan shall be increased at and after April 27, 2022 by 20,000,000 shares. Effective at and after April 27, 2022, the maximum number of Common Shares reserved for issuance under the Plan shall be 110,393,210 shares.

(b)

The maximum number of Common Shares that may be reserved for issuance to any one Eligible Person pursuant to Options granted under the Plan is 5% of the number of Common Shares outstanding at the time of reservation.

(c)

Any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option. No fractional Common Shares may be issued under the Plan.

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3.3	Eligibility

Options may be granted by the Administrator to any Eligible Person, subject to the limitations set forth in sections

3.2 and 3.4 and any parameters set by the Board.

3.4	Limits with respect to Insiders

(a)

The maximum number of Common Shares that may be reserved for issuance to Insiders pursuant to Options granted under the Plan and any other Share Compensation Arrangement is 10% of the number of Common Shares outstanding.

(b)

The maximum number of Common Shares that may be issued to Insiders under the Plan and any other Share Compensation Arrangement within a one-year period is 10% of the number of Common Shares outstanding.

(c)

The maximum number of Common Shares that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Alberta)), under the Plan and any other Share Compensation Arrangement within a one-year period is 5% of the number of Common Shares outstanding.

(d)

For the purposes of (a), (b) and (c) above, any entitlement to acquire Common Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Common Shares outstanding is to be determined on the basis of the number of Common Shares outstanding at the time of the reservation or issuance, as the case may be, excluding Common Shares issued under the Plan or under any other Share Compensation Arrangement over the preceding one-year period.

3.5	Non-Exclusivity

Nothing in this Plan will prevent the Board from adopting other or additional Share Compensation Arrangements,

subject to obtaining any required regulatory or shareholder approvals.

3.6	Amendment of Plan and Options

(a)	The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)

be made without obtaining any required regulatory approval or consent by applicable regulatory bodies, including the Toronto Stock Exchange and the New York Stock Exchange, or shareholder approvals as provided for in section 3.7; or

(ii)	prejudice the rights of any Optionholder under any Option previously granted to the Optionholder, without the consent or deemed consent of the Optionholder.

(b)

Subject to sections 3.6(a) and 3.7 the Board shall have the power and authority to approve amendments relating to the Plan or to Options, without further approval of the shareholders, including, without limitation, to the extent that such amendment:

(i)	is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	is necessary to comply with applicable law or the requirements of any stock exchange on which the Optioned Shares are listed;

(iii)	is an amendment to the Plan respecting administration and eligibility for participation under the Plan;

(iv)	is an amendment to the Plan of a “housekeeping nature”, or

(v)

is an amendment to the terms of any outstanding Option (including, without limitation, to cancel an Option or amend the date or dates on which an Option or a portion thereof vests and so becomes exercisable), provided that:

A.	the Board would have had the authority to initially grant the Option under terms as so amended; and

B.	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Option.

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APPENDIX B

3.7	Amendments for which Shareholder Approval is Required

Shareholder approval is not required for amendments to the Plan or Options except as may be required by applicable regulatory bodies, including the Toronto Stock Exchange and New York Stock Exchange and except for any amendment that:

(a)	increases the maximum number of Common Shares reserved for issuance pursuant to Options granted under the Plan;

(b)

reduces the Exercise Price of an Option to a price below the Exercise Price applicable to such Option determined at the Grant Date; except for the purpose of maintaining Option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of Common Shares (or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation);

(c)	permits the grant of an Option in exchange for, or in connection with, the cancellation or surrender of an Option;

(d)

extends the term of an Option beyond the Expiry Date determined at the time of the grant of the Option, except for the extension of the term of an Option beyond the Expiry Date in accordance with section 4.6.1 when the Expiry Date falls within a Trading Blackout;

(e)	amends the Plan to permit the granting of an Option with a term in excess of ten years;

(f)	amends the Plan to permit non-employee directors of the Corporation or its subsidiaries to participate in the Plan;

(g)	amends the Plan to permit Options to be assigned other than to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder),

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder, or

(iii)	otherwise for normal purposes of the settlement of estates of Optionholders;

(h)	amends the Plan to permit the grant of instruments other than Options or SARs, including without limitation deferred shares, restricted shares or performance shares; or

(i)	amends the amendment provisions contained in section 3.7 for which shareholder approval is required.

3.8	Compliance with Laws and Stock Exchange Rules

The Plan, the grant and exercise of Options under the Plan and the Corporation’s obligation to issue Common Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Common Shares are listed for trading. No Option will be granted and no Common Shares will be issued under the Plan where such grant or issue would require registration of the Plan or such Common Shares under the securities laws of any foreign jurisdiction except the securities laws of the United States. Common Shares issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

ARTICLE 4

GRANT OF OPTIONS

4.1	Grants of Options

Options may be granted to Eligible Persons from time to time (prior to the Date of Termination in respect of a particular Eligible Person) in accordance with this Plan.

4.2	Option Agreement

(a)

Upon the grant of an Option, the Corporation will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Corporation. Upon return to the Corporation of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and in the Plan.

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(b)

An Optionholder may elect at the time of grant to have all or a portion of the Option granted to the Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (if permitted by applicable securities laws). In that case, an Option Agreement will be entered into between the Corporation and the Family Trust, Personal Holding Corporation or Retirement Trust, which will be the Optionholder for the purposes of this Plan.

4.3	Exercise Price

The Exercise Price of Common Shares subject to an Option will be determined or ratified by the Administrator and will not be less than the market price of the Common Shares at the Grant Date, calculated as:

(a)

the closing price of a board lot of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or on the New York Stock Exchange, if the Option is granted in United States dollars, on:

(i)	the last trading day preceding the Grant Date, if the Option is granted before the close of trading on the Grant Date; or

(ii)	the Grant Date, if the Option is granted after the close of trading on the Grant Date;

provided that if the Common Shares did not trade on that trading day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used;

(b)	such other Exercise Price as may be permitted or required by the Toronto Stock Exchange or the New York Stock Exchange, as applicable.

4.4	Time of Exercise

(a)	An Option may be exercised by an Optionholder from time to time as follows:

(i)	on and after the second anniversary of the Grant Date, as to 50% of the Optioned Shares or any part thereof; and

(ii)	on and after the third anniversary of the Grant Date, as to the remaining 50% of the Optioned Shares or any part thereof.

(b)	Notwithstanding section 4.4(a):

(i)

the Administrator may determine on the Grant Date that a particular Option will be exercisable in whole or in part on different dates or for reasons other than the passage of time (including the achievement by the Corporation or the Optionholder of specified performance or other criteria);

(ii)	the Board may determine after the Grant Date that a particular Option will be exercisable in whole or in part on earlier dates for any reason; and

(iii)	an Option will be exercisable on an earlier date pursuant to section 4.11, with respect to a Change of Control.

4.5	Expiry Date

The Expiry Date of an Option will be ten years after the Grant Date, subject to:

(a)	the right of the Administrator to determine at the time of grant that a particular Option will have a shorter term;

(b)	the provisions of section 4.6.1 relating to Blackout Period extensions of the Expiry Date; and

(c)	the provisions of section 4.7 relating to early expiry.

4.6	Grants of SARs

(a)	SARs may be granted to Eligible Persons at the same time as the grant of an Option.

(b)	SARs, if granted, will have the following terms (or such other terms as are consistent with the related Options):

(i)	the number of SARS to be granted shall, in the sole discretion of the Administrator, be:

A.	one SAR for every two Optioned Shares, or

B.	one SAR for each Optioned Share;

(ii)	the reference price for an SAR will be the same as the Exercise Price of the related Option;

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APPENDIX B

(iii)	SARs may be exercised from time to time by an Optionholder as follows:

A.	on and after the second anniversary of the Grant Date, as to 50% of the SARs or any part thereof;

B.	on and after the third anniversary of the Grant Date, as to the remaining 50% of the SARs or any part thereof;

(iv)	exercise of SARs will result in a reduction in the number of Optioned Shares on the basis of one Optioned Share for each exercised SAR;

(v)	exercise of an Option will result in a reduction in the number of SARs on the basis of:

A.	one SAR for each Optioned Share purchased in excess of 50% of the number of Optioned Shares, where one SAR was granted for every two Optioned Shares, and

B.	one SAR for each Optioned Share purchased, where one SAR was granted for each Optioned Share; and

(vi)	the Expiry Date of an SAR will be ten years after the Grant Date.

(c)	An Optionholder who wishes to exercise an SAR may do so by delivering a completed Notice of Exercise to the Corporation on or before the Expiry Date of the SAR.

(d)

Not later than five business days after receipt by the Corporation pursuant to section 4.6(c) of the Notice of Exercise, the Corporation will pay to the Optionholder, for each exercised SAR, an amount equal to:

(i)

the closing price of a board lot of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or on the New York Stock Exchange, if the Option is granted in United States dollars on:

A.	the last trading day preceding the day of receipt by the Corporation of the Notice of Exercise, if received by the Corporation before the close of trading; or

B.	the day of receipt by the Corporation of the Notice of Exercise, if received by the Corporation after the close of trading;

provided that if the Common Shares did not trade on the relevant day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used; less

(ii)	the Exercise Price.

(e)	The provisions of this Plan with respect to Options apply to SARs, where appropriate and with the necessary changes.

4.6.1 Blackout Period Extension of Expiry Date

If the Expiry Date of an Option falls within a Blackout Period, the Expiry Date of that Option shall be extended to the date ten business days after the date on which Blackout Period ends, provided that if within ten business days of the end of a Blackout Period an additional Blackout Period commences the Expiry Date of that Option shall be further extended at the end of the additional Blackout Period so that the number of days during which the Optionholders are able to exercise the Option is extended for a total of ten business days.

4.7	Early Expiry

An Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)

if an Optionholder resigns from his or her employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then only the portion of the Option that is exercisable at the date of resignation or termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) 30 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Option will expire;

(b)

if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then the Option will continue to become exercisable by the Optionholder pursuant to section 4.4(a) after the Date of Termination and any exercise of the Option must be during

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the period ending on the earlier of (i) six months after the Date of Termination and (ii) the Expiry Date, after which period the Option will expire;

(c)

if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his or her employment or terminates his or her contract as a Consultant after being requested to do so by the Corporation or a Subsidiary as an alternative to being terminated for Cause, then the Option will expire on the Date of Termination;

(d)

if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then only the portion of the Option that is exercisable at the date of frustration may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date;

(f)

if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time (“Retires”) and gives notice of retirement ( the “Retirement Notice”) to the Corporation or a Subsidiary in accordance with policy established by the Corporation or a Subsidiary from time to time, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the earlier of

(i)	the date five (5) years after the Optionholder Retires, and

(ii)	the Expiry Date, after which period the Option will expire.

If an Optionholder Retires without giving the Retirement Notice the provisions of section 4.7(a) shall apply to such Optionholder; and

(g)

if an Optionholder dies, the Option will vest immediately after the death of the Optionholder, any exercise of the Options must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance, and any such exercise must be during the period ending on the earlier of:

(i)	12 months after the death of the Optionholder and

(ii)	the Expiry Date, after which period the Option will expire,

notwithstanding the foregoing, if an Option may vest, or vests, for reasons other than the passage of time (including the achievement by the Corporation or the Optionholder of specified performance or other criteria) then, if an Optionholder dies, such Option will continue to become exercisable pursuant to section 4.4(a) after the death of the Optionholder, any exercise of such Option must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and any such exercise must be during the period ending on the earlier of

(iii)	12 months after the death of the Optionholder and

(iv)	the Expiry Date, after which period the Option will expire,

subject	to the right of:

A.	the Administrator to, on the Grant Date, set shorter or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder; and

B.

the Board to, after the Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders.

4.8	Limited Assignment

(a)	An Option may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder.

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APPENDIX B

(b)

If a Personal Holding Corporation to which an Option has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of the grant or assignment, then the Option cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.8(a).

4.9	No Rights as Shareholder or to Remain an Eligible Person; Status of Consultants

(a)

An Optionholder will only have rights as a shareholder of the Corporation with respect to those of the Optioned Shares that the Optionholder has acquired through exercise of an Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee or Consultant of the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Corporation or any Subsidiary.

4.10	Adjustments

Adjustments will be made to (i) the Exercise Price of an Option, (ii) the number of Common Shares delivered to an Optionholder upon exercise of an Option and/or (iii) the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan in the following events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments, or to make no adjustments at all, as the Board considers to be appropriate in the circumstances:

(a)

upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares or (iii) the issue of a stock dividend to holders of the Common Shares (excluding a stock dividend paid in lieu of a cash dividend in the ordinary course), the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend;

(b)

upon (i) a capital reorganization, reclassification or change of the Common Shares, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another person or corporation or (iii) a sale, lease or exchange of all or substantially all of the property of the Corporation, the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as results from such event;

(c)

upon the distribution by the Corporation to holders of the Common Shares of (i) shares of any class (whether of the Corporation or another corporation) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash dividend paid in the ordinary course), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Shares to be delivered upon exercise of an Option;

(d)

upon the occurrence of an event described in (a) or (b) above, the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be adjusted accordingly;

(e)

adjustments to the Exercise Price of an Option will be rounded up to the nearest one cent and adjustments to the number of Common Shares delivered to an Optionholder upon exercise of an Option and the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be rounded down to the nearest whole Common Share; and

(f)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

CANADIAN PACIFIC  B-10

4.11	Change of Control

(a)

If after the occurrence of a Change of Control an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, the Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised. Notwithstanding the foregoing, for Options granted prior to February 28, 2012, on the occurrence of a Change of Control, an Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised.

(b)

If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation would, if successful, result in a Change of Control, then:

(i)	the Corporation will promptly notify the Optionholder of the take-over bid and the rights of the Optionholder under this section;

(ii)

the Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised, during the period ending on the earlier of the expiration of the take-over bid and the Expiry Date;

(iii)	exercise of the Option shall only be for the purpose of depositing the Optioned Shares pursuant to the take-over bid;

(iv)	the Optionholder may elect cashless exercise pursuant to section 5.3, which will apply with the necessary changes; and

(v)

if the Optioned Shares are not deposited by the Optionholder pursuant to the take-over bid or, if deposited, are subsequently withdrawn by the Optionholder or not all taken up and paid for by the offeror, then the Optionholder shall promptly return the Optioned Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation, the Option respecting such Optioned Shares shall be deemed not to have been exercised, the Optioned Shares shall be deemed not to have been issued and the Corporation shall refund to the Optionholder the aggregate Exercise Price for the Optioned Shares (unless the Optionholder elected cashless exercise).

ARTICLE 5

EXERCISE OF OPTIONS

5.1	Manner of Exercise

An Optionholder who wishes to exercise an Option may do so by delivering the following to the Corporation on or before the Expiry Date of the Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price of the Optioned Shares being acquired.

If the Optionholder is deceased or mentally disabled, the Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and who, in addition to delivering to the Corporation the Notice of Exercise and (if applicable) cheque or bank draft described above, must also deliver to the Corporation evidence of their status.

5.2	Delivery of Share Certificate

Not later than five business days after receipt by the Corporation pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder (or, if deceased, his or her legal representative or beneficiary) for the number of Optioned Shares purchased by the Optionholder (or his or her legal representative or beneficiary), which will be issued as fully paid and non-assessable Common Shares.

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APPENDIX B

5.3 Cashless Exercise

An Optionholder may elect “cashless” exercise in a Notice of Exercise if the Common Shares issuable on exercise of an Option are to be immediately sold. In such case, the Optionholder will not be required to deliver to the Corporation the cheque or bank draft referred to in section 5.1. Instead, the following procedure will be followed, as detailed in a Cashless Exercise Instruction Form to be provided by the Corporation and completed by the Optionholder:

(a)

the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or through the New York Stock Exchange, if the Option is granted in United States dollars, the Common Shares issuable on exercise of an Option, as soon as possible and at the then applicable bid price for the Common Shares of the Corporation;

(b)

on the settlement date for the trade, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on exercise of the Option, against payment by the broker to the Corporation of the Exercise Price for such Common Shares; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission.

5.4	Net Stock Settlement

(a)

Unless otherwise determined by the Administrator at the Grant Date for an Option, an Optionholder shall be entitled to settle an Option in Common Shares, or a combination of Common Shares and cash, on a net basis calculated and in such form as provided in (c) and (d) below.

(b)

Settlement of Options in such form may occur only if and to the extent the Option related thereto is then exercisable and if the Optionholder exercises such entitlement in accordance with such procedures as may be established by the Administrator.

(c)

Upon exercise thereof and subject to payment or other satisfaction of all related withholding obligations in accordance with section 5.5 hereof, Options may be settled under this section by delivery of the greatest number of Common Shares having an aggregate Market Value on the date of exercise equal to the following amount:

the product of

(A)	the excess of the Market Value of a Common Share on the date of exercise over the Exercise Price for a Common Share under the applicable Option,

multiplied by

(B)	the number of Common Shares covered by the Option so settled.

For this purpose, Market Value means the closing price per Common Share of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian Dollars, or on the New York Stock Exchange if the Option is granted in United States dollars, on the trading day preceding the date of exercise.

(d)

In addition, unless otherwise determined by the Administrator at the Grant Date, the Optionholder may elect to receive a combination of cash and Common Shares where the aggregate Market Value of the Common Shares and the amount of cash is equal in total to the aggregate amount determined as set forth in (c) above, the amount of cash being that which is determined by the Corporation to satisfy withholding obligations under section 5.5. In the event of such an election, such cash amount shall be used to satisfy the Optionholder’s obligations under section 5.5.

(e)	On settlement of an Option in accordance with this section, the Option shall be cancelled and the Optionholder shall have no further rights thereunder.

CANADIAN PACIFIC  B-12

5.5	Withholding

If the Corporation determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Corporation. The Corporation may require an Optionholder to pay to the Corporation, in addition to the Exercise Price for the Optioned Shares, any amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be included in the gross income of the Optionholder for tax purposes.

April 27, 2022

Chad Rolstad

Vice-President, Human Resources and Chief Culture Officer

Canadian Pacific Railway Company

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APPENDIX B

SCHEDULE A – FORM OF OPTION AGREEMENT

CANADIAN PACIFIC RAILWAY LIMITED

MANAGEMENT STOCK OPTION INCENTIVE PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Canadian Pacific Railway Limited (the “Corporation”) and the Optionholder named below pursuant to the Canadian Pacific Railway Limited Management Stock Option Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on ●, 20· (the “Grant Date”);

2.	● (the “Optionholder”);

3.	was granted an option (the “Option”) to purchase ● Common Shares (the “Optioned Shares”) of the Corporation, exercisable from time to time as to:

(a)	50% on and after the second anniversary of the Grant Date; and

(b)	the remaining 50% on and after the third anniversary of the Grant Date; [NOTE: or other exercise criteria, as appropriate.]

4.	at a price (the “Exercise Price”) of [CDN/US] $● per Common Share; and [NOTE: Either Canadian or US dollars, being in the same currency as the Optionholder’s salary.]

5.	for a term expiring at 5:00 p.m., Calgary time, on ·, 20· (the “Expiry Date”);

on the terms and subject to the conditions set out in the Plan. [The Optionholder was also granted on the Grant Date · share appreciation rights (the “SARs”) of the Corporation exercisable from time to time on the terms and subject to the conditions set out in the Plan.]

By signing this agreement, the Optionholder acknowledges that he or she has read and understands the terms of the Plan and accepts the Option in accordance with the terms of the Plan.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed this Option Agreement as of ●, 20●.

Canadian Pacific Railway Limited

By:

By:

Name of Optionholder

Signature of Optionholder

CANADIAN PACIFIC  B-14

SCHEDULE B – FORM OF NOTICE OF EXERCISE

Canadian Pacific Railway Limited

MANAGEMENT STOCK OPTION INCENTIVE PLAN

NOTICE OF EXERCISE

TO:	Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

Attention: ●

Reference is made to the Option Agreement made as of ●, 20●, between Canadian Pacific Railway Limited (the “Corporation”) and the Optionholder named below. The Optionholder hereby exercises the Option to purchase Common Shares of the Corporation as follows:

Number of Optioned Shares (or SARs) for which Option being exercised:

Exercise Price per Common Share[1]:	$

Total Exercise Price:	$

Check here for exercise of the Option if a cheque	●

Check here for cashless exercise of the Option (in which case the shares will be sold and no cheque or bank draft needs to be tendered with this Notice of Exercise):[2]	●

Check here for exercise of SARs:	●

Check here for Net Stock Settlement (in which case the necessary withholdings will be paid through option gains)	●

Check here for Net Stock Settlement (in which case the optionholder will issue cheque or bank draft for necessary withholdings)	●

Name of Optionholder as it is to appear on share certificate (except for cashless exercise or exercise of SARs):

Address of Optionholder as it is to appear on the register of Common Shares of the Corporation and to which a certificate representing the Common Shares being purchased is to be delivered or, in the case of cashless exercise or exercise of SARs, to which a cheque is to be delivered:

Dated ●, 20●.
Name of Optionholder

Signature of Optionholder

[1]	Either Canadian dollars or United States dollars, being in the same currency as the Exercise Price indicated in the Optionholder’s Option Agreement.
[2]

An Optionholder electing cashless exercise will be required to submit a completed Cashless Exercise Instruction Form at the same time as this Notice of Exercise. The Form may be obtained from the Corporation’s human resources department.

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